EXHIBIT 10.1

.

CREDIT AGREEMENT

Dated as of December 16, 2011

among

TRINITY ACQUISITION PLC,

as Borrower,

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY,

as Parent,

BARCLAYS BANK PLC,

as Administrative Agent, Swing Line Lender and as an L/C Issuer

and

The Other Lenders Party Hereto

SUNTRUST BANK

as Syndication Agent

BARCLAYS CAPITAL, SUNTRUST ROBINSON HUMPHREY, INC., J.P. MORGAN SECURITIES LLC, LLOYDS SECURITIES INC. and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

and

J.P. MORGAN SECURITIES LLC, LLOYDS SECURITIES INC.
and WELLS FARGO BANK, N.A.
as Documentation Agents

TABLE OF CONTENTS
Page

Article I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions	28
1.03	Accounting Terms.	29
1.04	Rounding.	30
1.05	Exchange Rates; Currency Equivalents.	30
1.06	Additional Alternative Currencies.	30
1.07	Change of Currency.	31
1.08	Times of Day.	31
1.09	Letter of Credit Amounts.	31

Article II. THE COMMITMENTS AND BORROWINGS		31

2.01	The Loans.	31
2.02	Borrowings, Conversions and Continuations of Loans.	32
2.03	Letters of Credit.	34
2.04	Swing Line Loans.	43
2.05	Prepayments.	45
2.06	Termination or Reduction of Revolving Credit Commitments.	46
2.07	Repayment of Loans.	47
2.08	Interest.	48
2.09	Fees.	48
2.10	Computation of Interest and Fees.	49
2.11	Evidence of Debt.	49
2.12	Payments Generally; Administrative Agent’s Clawback.	50
2.13	Sharing of Payments by Lenders.	51
2.14	Increase in Commitments.	52
2.15	Cash Collateral	54
2.16	Defaulting Lenders	55
2.17	Extensions of Term Loans and Revolving Credit Commitments	57

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		60

3.01	Taxes	60
3.02	Illegality	65
3.03	Inability to Determine Rates	66
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	66
3.05	Compensation for Losses	68
3.06	Mitigation Obligations; Replacement of Lenders	69
3.07	Survival	69

Article IV. CONDITIONS PRECEDENT TO BORROWINGS		69

4.01	Conditions of Initial Credit Extension.	69
4.02	Conditions to all Borrowings.	71

i

Page
Article V. REPRESENTATIONS AND WARRANTIES		72

5.01	Organization; Powers.	72
5.02	Authorization; Enforceability.	72
5.03	Governmental Approvals; No Conflicts.	72
5.04	Financial Condition; No Material Adverse Change.	73
5.05	Properties.	73
5.06	Litigation and Environmental Matters.	73
5.07	Compliance with Laws; Absence of Default.	73
5.08	Investment Company Status.	73
5.09	Taxes.	74
5.10	ERISA.	74
5.11	Disclosure.	74
5.12	Subsidiaries.	75
5.13	Solvency.	75
5.14	Use of Proceeds.	75
5.15	Pari Passu.	75
5.16	Deduction of Tax	75

Article VI. AFFIRMATIVE COVENANTS		75

6.01	Financial Statements; Ratings Change and Other Information.	75
6.02	Notices of Material Events.	78
6.03	Existence; Conduct of Business.	78
6.04	Payment of Taxes.	78
6.05	Maintenance of Properties; Insurance.	78
6.06	Books and Records; Inspection Rights.	79
6.07	Compliance with Laws.	79
6.08	Use of Proceeds.	79
6.09	Cash Collateralization of Extended Letters of Credit.	79

Article VII. NEGATIVE COVENANTS		79

7.01	Subsidiary Indebtedness.	79
7.02	Liens.	80
7.03	Investments.	81
7.04	Fundamental Changes.	81
7.05	Asset Sales.	82
7.06	Sale and Leaseback Transactions.	83
7.07	Restricted Payments.	83
7.08	Financial Covenants.	84

Article VIII. EVENTS OF DEFAULT AND REMEDIES		84

8.01	Events of Default.	84
8.02	Remedies Upon Event of Default.	86
8.03	Application of Funds.	86

Article IX. ADMINISTRATIVE AGENT		87

9.01	Appointment and Authorization of Agents.	87

Page
9.02	Rights as a Lender.	87
9.03	Exculpatory Provisions.	87
9.04	Reliance by Administrative Agent.	88
9.05	Delegation of Duties.	88
9.06	Resignation of Administrative Agent.	89
9.07	Non-Reliance on Administrative Agent and Other Lenders.	90
9.08	Duties of Other Agents.	90
9.09	Administrative Agent May File Proofs of Claim.	90
9.10	Withholding.	90
9.11	Guaranty Matters.	91

Article X. MISCELLANEOUS		91

10.01	Amendments, Etc.	91
10.02	Notices; Effectiveness; Electronic Communications.	93
10.03	No Waiver; Cumulative Remedies; Enforcement.	95
10.04	Expenses; Indemnity; Damage Waiver.	95
10.05	Payments Set Aside.	97
10.06	Successors and Assigns.	98
10.07	Treatment of Certain Information; Confidentiality.	103
10.08	Right of Setoff.	103
10.09	Interest Rate Limitation.	104
10.10	Counterparts; Integration; Effectiveness.	104
10.11	Survival of Representations and Warranties.	104
10.12	Severability.	105
10.13	Replacement of Lenders.	105
10.14	Governing Law; Jurisdiction; Etc.	106
10.15	Waiver of Jury Trial.	107
10.16	No Advisory or Fiduciary Responsibility.	107
10.17	Electronic Execution of Assignments and Certain Other Documents.	107
10.18	USA PATRIOT Act.	107
10.19	Judgment Currency.	108

SIGNATURES		S-1

SCHEDULES

1.01(a)	Mandatory Cost Formulae
1.01(b)	Guarantors
2.01	Revolving Credit Commitments, L/C Commitments, Swing Line Commitments and Applicable Percentages
3.01	Status of Lenders
3.01(i)	HMRC DT Treaty Passport Scheme Lenders
3.01(j)	UK Non-Bank Lenders
5.06	Disclosed Matters
5.12	Subsidiaries
7.02	Existing Liens
7.06	Specified Properties
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Borrowing Request
A-2	Swing Line Loan Borrowing Request
A-3	Term Loan Borrowing Request
B-1	Revolving Credit Note
B-2	Term Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty Agreement
F	Prepayment Notice
G	Joinder Agreement
H-1	Opinion of Weil, Gotshal & Manges LLP
H-2	Opinion of Matheson Ormsby Prentice
H-3	Opinion of Weil, Gotshal & Manges
H-4	Opinion of Baker & McKenzie Amsterdam N.V.

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 16, 2011, among TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BARCLAYS BANK PLC, as Administrative Agent, Swing Line Lender and as an L/C Issuer.

PRELIMINARY STATEMENTS:

The Parent and the Borrower have requested that the Lenders extend credit to the Borrower in the form of (a) Term Loans to be made on the Closing Date in an aggregate principal amount not in excess of $300,000,000 and (b) Committed Loans to be made at any time on or after the Closing Date and from time to time prior to the latest Applicable Maturity Date in an aggregate principal amount at any time outstanding not in excess of $500,000,000.  The Parent and the Borrower have requested that (a) the L/C Issuers issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $100,000,000 for all L/C Issuers collectively to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries and (b) the Swing Line Lender make Swing Line Loans in an aggregate principal amount at any time outstanding not in excess of $100,000,000. The proceeds of the Facilities are to be used solely (i) to repay all Indebtedness and other amounts due under the Existing Credit Agreements, (ii) to pay the costs and expenses incurred by the Borrower in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Borrower and its Subsidiaries.

In furtherance of the foregoing, the Lenders are willing to make available the Facilities on the terms and subject to the conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

 “Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the portion of Consolidated Net Income for such period attributable to such Pro Forma Entity plus (a) without duplication and to the extent deducted in determining such portion of Consolidated Net Income for such Pro Forma Entity, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and non-recurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (ix) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (ix) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest

Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent), and minus (b) without duplication and to the extent included in determining such portion of Consolidated Net Income (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

 “Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

 “Administrative Agent” means Barclays Bank in its capacity as administrative agent under any of the Loan Documents, or any successor thereof in such capacity.

 “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

 “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

 “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

 “Agency Fee Letter” means the agency fee letter agreement dated as of November 8, 2011, among the Parent, the Borrower and Barclays Bank.

 “Agent-Related Persons” means each Agent together with its Related Persons.

 “Agents” means, collectively, the Administrative Agent, each Arranger, each Bookrunner, the Syndication Agent and the Documentation Agents.

 “Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders.

 “Aggregate Revolving Credit Commitment” means the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at any given time.  The Aggregate Revolving Credit Commitment on the Closing Date is $500,000,000.

 “Agreement” means this Credit Agreement.

 “Agreement Currency” has the meaning specified in Section 10.19.

 “Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

 “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

 “Applicable Maturity Date” means (a) at any time, in the case of the Revolving Credit Commitments (including with respect to Committed Loans, Swing Line Loans and Letters of Credit made or issued thereunder), (i) if no Extended Commitments have been made in accordance with Section 2.17, the Original Revolving Credit Maturity Date or (ii) if Extended Commitments have been made in accordance with Section 2.17, (A) the Original Revolving Credit Maturity Date with respect to the Non-Extended Commitments and (B) the Extended Revolving Credit Maturity Date with respect to the Extended Commitments and (b) at any time, in the case of the Term Loans, (i) if no Extended Term Loans have been made in accordance with Section 2.17, the Original Term Loan Maturity Date or (ii) if Extended Term Loans have been made in accordance with Section 2.17, (A) the Original Term Loan Maturity Date with respect to the Non-Extended Term Loans and (B) the Extended Term Loan Maturity Date with respect to the Extended Term Loans; provided that with respect to (I) any Letter of Credit outstanding on the Original Revolving Credit Maturity Date, “Applicable Maturity Date” shall mean the Original Revolving Credit Maturity Date unless (1) Extended Commitments have been made in accordance with Section 2.17 and (2) as of such date, (w) the Total Revolving Credit Outstandings would not exceed the Aggregate Revolving Credit Commitment, (x) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender with Extended Commitments plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by any L/C Issuer with Extended L/C Commitments would not exceed the Extended L/C Commitment of such L/C Issuer and (z) the Outstanding Amount of the L/C Obligations would not exceed the Letter of Credit Sublimit, in which case “Applicable Maturity Date” with respect to such Letter of Credit shall mean the Extended Revolving Credit Maturity Date, (II) any Letter of Credit issued after the Original Revolving Credit Maturity Date, “Applicable Maturity Date” shall mean the Extended Revolving Credit Maturity Date and (III) each L/C Commitment, “Applicable Maturity Date” shall mean the Original Revolving Credit Maturity Date unless such L/C Commitment has been extended by the applicable L/C Issuer in accordance with Section 2.17, in which case “Applicable Maturity Date” with respect to such L/C Commitment shall mean the Extended Revolving Credit Maturity Date.

 “Applicable Percentage” means (a) with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) at any time prior to the initial Borrowing of the Term Loans on the Closing Date, such Term Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of Term Loans held by such Term Lender at such time (or, with respect to a Class of Term Loans, such percentage of such Class) and (b) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by the Aggregate Revolving Credit Commitment held by such Lender at such time, in each case, subject to adjustment as provided in Section 2.16.  If the commitment of each Lender to make Committed Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Credit Commitment has expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender for each Class of Loans is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

 “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurocurrency Rate+ / Letters of Credit	Base Rate+
1	BBB+/Baa1 or better	0.200%	1.250%	0.250%
2	BBB/Baa2	0.225%	1.375%	0.375%
3	BBB-/Baa3	0.250%	1.500%	0.500%
4	BBB-/Ba1 or BB+/Baa3	0.300%	1.750%	0.750%
5	BB+/Ba1 or worse	0.350%	2.000%	1.000%

 “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”), as applicable, of the Parent’s guaranteed, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, other than as expressly provided in Pricing Level 4 above, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; (d) if the Parent does not have any Debt Rating (other than as a result of both S&P and Moody’s ceasing to be engaged in the business of rating debt, in which case the provisions of the next sentence shall apply), then Pricing Level 5 will apply.  If either the rating system of S&P or Moody’s shall change in a manner that directly and materially impacts the pricing grid set forth above, or if both S&P and Moody’s shall cease to be engaged in the business of rating debt, then in either such case the Parent, the Borrower and the Lenders shall negotiate in good faith to amend the references to Debt Ratings in the table above to reflect such changed rating system or to replace such rating system with an alternative measurement scheme, as applicable, and pending the effectiveness of any such amendment, the ratings of such rating agency (or both rating agencies, if applicable) most recently in effect prior to such change or cessation shall be employed in determining the Applicable Rate.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in Borrowing Notice delivered in connection with the Initial Credit Extension pursuant to Section 4.01.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating (other than as a result of a change in the rating system of S&P or Moody’s) shall be effective during the period commencing on the date of the public announcement thereof, irrespective of when notice of such change shall have been furnished by the Parent or Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01(f) or otherwise, and ending on the date immediately preceding the effective date of the next such change.

 “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

 “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Arranger Fee Letter” means the arranger fee letter agreement dated as of November 8, 2011, among the Parent, the Borrower, Barclays Bank, STRH and SunTrust.

 “Arrangers” means Barclays Capital, STRH, JPM, WFS and Lloyds, each in its capacity as a joint lead arranger of the Facilities.

 “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

 “Attributable Indebtedness” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the implicit interest rate for such sale and leaseback transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

 “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

 “Availability Period” means, with respect to the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Applicable Maturity Date; (b) the date of termination of the Aggregate Revolving Credit Commitment pursuant to Section 2.06; and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

 “Barclays Bank” means Barclays Bank PLC and its successors.

 “Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC, and its successors.

 “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Barclays Bank as its “prime rate”; and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%.   The “prime rate” is a rate set by Barclays Bank based upon various factors including Barclays Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Barclays Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

 “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

 “Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

 “Bookrunners” means Barclays Capital, STRH, JPM, WFS and Lloyds, each in its capacity as a joint bookrunner.

 “Borrower” has the meaning specified in the introductory paragraph hereto.

 “Borrowing” means, as the context may require, a Committed Borrowing, a Term Loan Borrowing or a Swing Line Borrowing.

 “Borrowing Request” means, as the context may require, a Term Loan Borrowing Request, a Swing Line Loan Borrowing Request, a Committed Loan Borrowing Request or a Letter of Credit Application.

“Business Day” means (i) any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans denominated in Dollars, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (iii) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans denominated in Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a TARGET Day and (iv) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans denominated in a currency other than Dollars or Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

 “Capital Lease Obligations” of any Person means, subject to Section 1.03(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

 “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or an L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

 “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Borrower or the Parent nor (ii) appointed by directors so nominated; (c) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WNA; (d) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of the

Borrower; or (e) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WGL.

 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

 “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Committed Loans, Term Loans or, following the occurrence of an Increase Effective Date, New Term Loans; provided that upon the occurrence of the Extension Date, Non-Extended Term Loans and Extended Term Loans shall constitute separate Classes of Loans.  For the avoidance of doubt, all New Committed Loans, Non-Extended Committed Loans and Extended Committed Loans shall be a single Class of Committed Loans.

 “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

 “Code” means the Internal Revenue Code of 1986.

 “Commitment” means, as to each Lender at any given time, its obligation hereunder to make Loans to the Borrower and, in the case of each Revolving Credit Lender, its obligation hereunder to purchase participations in Letters of Credit and Swing Line Loans.

 “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

 “Committed Loan” has the meaning specified in Section 2.01(b) and also includes, to the extent applicable, any New Committed Loans, Non-Extended Committed Loans and Extended Committed Loans.

 “Committed Loan Borrowing Request” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Committed Loans that are Eurocurrency Rate Loans pursuant to Section 2.02(a) which, if in writing, shall be substantially in the form of Exhibit A-1.

 “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

 “Consolidated Cash Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date to (b) Consolidated Cash Interest Expense for such period.

 “Consolidated Cash Interest Expense” means, for any period, for the Parent and its Subsidiaries, on a consolidated basis, all cash interest, premium payments, debt discount, fees, charges and related cash expenses of the Parent and its Subsidiaries in connection with  borrowed money or in connection with the deferred purchase price of assets and net cash costs under Swap Contracts in respect of interest rates to the extent that such net cash costs are allocable to such period, in each case to the extent treated as interest in accordance with GAAP, minus cash interest income of the Parent and its Subsidiaries on a consolidated basis for such period (including all net cash gains under Swap Contracts in respect of interest rates to the extent that such net cash gains are allocable to such period).

 “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and nonrecurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (x) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (x) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Consolidated Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or a Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by the Parent or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

 “Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date, in the amount that would be reflected on the balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of obligations for borrowed money that are outstanding as of such date of Persons other than the Parent and its Subsidiaries, to the extent Guaranteed by the Parent or any of its Subsidiaries.

  “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

 “Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income or loss the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

 “Cost of Funds Rate” means, as of any day, the rate of interest determined by the Administrative Agent to be representative of its or the applicable Lenders’ cost of funds, as applicable, to extend or maintain credit under this Agreement on such day.

 “Credit Extension” means any of the following: (a) the Term Loan Borrowing on the Closing Date; (b) a Committed Borrowing; (c) an L/C Credit Extension; or (d) a Swing Line Borrowing.

 “CTA” means the United Kingdom Corporation Tax Act 2009.

 “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

 “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

 “Declining Lender” has the meaning specified in Section 2.17(c).

 “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

 “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurocurrency Rate Loan (or a Loan bearing interest at the Cost of Funds Rate), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

 “Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

 “Direction” has the meaning specified in Section 3.01(h).

 “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

 “Documentation Agents” means, collectively, JPM, Wells and Lloyds, each in its capacity as co-documentation agent.

 “Dollar” and “$” mean lawful money of the United States.

 “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

 “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

 “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

 “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, substances or wastes, air emissions and discharges to waste or public systems.

 “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

 “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

 “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

 “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

 “Eurocurrency Rate” means, for any Interest Period as to any Eurocurrency Rate Loan, (i) the offered rate per annum which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (the “BBA Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Loan of Barclays Bank, in its capacity as a Lender (or, if it is not a Lender of such Loan, in such amount determined by the Administrative Agent) for which the Eurocurrency Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period.

 “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

 “Event of Default” has the meaning specified in Section 8.01.

 “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or, if different, the jurisdiction(s) in which that recipient is treated as resident for tax purposes or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e)(iv), (d) any United States federal Taxes imposed under FATCA and (e) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(iv), except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01.  Notwithstanding anything to the contrary contained in this definition,

“Excluded Taxes” shall not include any Tax Deduction on account of Taxes imposed by the United Kingdom.

 “Existing Credit Agreements” means (a) that certain Credit Agreement dated as of October 1, 2008 among the Parent, WNA, Bank of America, N.A., as administrative agent, and a syndicate of lenders, as amended, supplemented or otherwise modified prior to the Closing Date and (b) that certain Credit Agreement dated as of August 9, 2010 among the Parent, WNA, Bank of America, N.A., as administrative agent, and a syndicate of lenders, as amended, supplemented or otherwise modified prior to the Closing Date.

 “Extended Commitments” has the meaning specified in Section 2.17(d).

 “Extended Committed Loans” has the meaning specified in Section 2.17(d).

 “Extended L/C Commitments” has the meaning specified in Section 2.17(d).

“Extended Lender Obligations” has the meaning specified in Section 2.17(d).

 “Extended Letter of Credit” means any Letter of Credit that for any reason at any time, whether on the date of issuance, amendment, extension or renewal thereof or otherwise, has an expiry date later than the date that is five Business Days prior to the Applicable Maturity Date in respect thereof.

 “Extended Revolving Credit Maturity Date” means the earliest of (i) the sixth anniversary of the Closing Date, (ii) the date of termination of all of the Revolving Credit Commitments pursuant to the terms hereof and (iii) the date on which the Extended Committed Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Extended Revolving Credit Maturity Date shall be the next preceding Business Day.

 “Extended Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date and (ii)  the date on which the Extended Term Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Extended Term Loan Maturity Date shall be the next preceding Business Day.

 “Extended Term Loans” has the meaning specified in Section 2.17(d).

 “Extending Lender” has the meaning specified in Section 2.17(c) and includes, to the extent applicable, any New Extending Lender.

 “Extension Amendment” has the meaning specified in Section 2.17(e).

 “Extension Date” has the meaning specified in Section 2.17(f).

 “Extension Election” has the meaning specified in Section 2.17(c).

 “Extension Request” has the meaning specified in Section 2.17(a).

 “Facility” means, individually or collectively as the context may indicate, the Term Loan Facility or the Revolving Credit Facility.

 “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

 “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

 “Fee Letters” means (a) the Arranger Fee Letter, (b) the Agency Fee Letter and (c) the Joint Lead Arranger Fee Letters.

 “Finance Party” has the meaning specified in Section 3.01(k).

 “Financial Officer” means, with respect to the Parent or the Borrower, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller thereof or any director thereof with similar responsibilities, as applicable.

 “Financial Services Authority” means the Financial Services Authority in the United Kingdom.

 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

 “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

 “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

 “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be in general use by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

 “Governmental Authority” means the government of the United Kingdom, United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, organization, instrumentality, regulatory body, department, court, central bank, governmental, intergovernmental or supranational body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

 “Granting Lender” has the meaning specified in Section 10.06(h).

 “Gras Savoye” means Gras Savoye & Cie, a French entity in which the Parent has an indirect minority interest.

 “Gras Savoye Transactions” means the series of related transactions relating to the Disposition by the Parent and any of its Subsidiaries of all of the Equity Interests in Gras Savoye to Topco for consideration consisting of cash and notes issued by Topco or an affiliate thereof, Equity Interests in Topco, or any combination of the foregoing.

 “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

 “Guarantors” means (a) the Parent, WNA and each other Subsidiary of the Parent identified on Schedule 1.01(b) and (b) each other Person that, whether at the option of the Parent, pursuant to Section 4.13 of the Guaranty Agreement or otherwise, at any time becomes a party to the Guaranty Agreement as a Guarantor thereunder.

 “Guaranty Agreement” means the Guaranty Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Administrative Agent, and any other agreement entered into from time to time pursuant to which any Person guarantees any of the Obligations.

 “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

 “HMRC” means United Kingdom H.M. Revenue & Customs.

 “Increase Effective Date” has the meaning specified in Section 2.14(a).

 “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Lien is granted or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person who granted such Lien in good faith), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract, to the extent otherwise constituting Indebtedness, on any date shall be deemed to be the Swap Termination Value thereof as of such date.

 “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

 “Indemnitees” has the meaning specified in Section 10.04(b).

 “Information” has the meaning specified in Section 10.07.

 “Initial Credit Extension” means the Credit Extension occurring following the satisfaction of the conditions set forth in Section 4.01.

 “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Applicable Maturity Date of such Loan; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including any Swing Line Loan), the last Business Day of each March, June, September and December and the Applicable Maturity Date of any such Base Rate Loan; provided that, notwithstanding anything to the contrary contained herein, the first Interest Payment Date shall be March 31, 2012.

 “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or, if available to all of the Lenders under the applicable Facility, nine or twelve months or, subject to the consent of the Administrative Agent, and if available to all Lenders, any other longer or shorter period that may be requested by the Borrower), as selected by the Borrower in its Committed Loan Borrowing Request; provided that:

(i)
any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Applicable Maturity Date.

 “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Indebtedness of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

 “IRS” means the United States Internal Revenue Service.

 “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

 “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

 “ITA” means the United Kingdom Income Tax Act 2007.

 “Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.14(b) pursuant to which such Person shall provide New Loans or a New Loan Commitment, as applicable, hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

 “Joint Lead Arranger Fee Letters” means (a) the joint lead arranger fee letter dated November 21, 2011, among the Parent, the Borrower and JPM, (b) the joint lead arranger fee letter dated November 22, 2011, among the Parent, the Borrower and Lloyds and (c) the joint lead arranger fee letter dated December 13, 2011, among the Parent, the Borrower and WFS.

 “JPM” means J.P. Morgan Securities LLC and its successors.

 “Judgment Currency” has the meaning specified in Section 10.19.

 “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

 “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

 “L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “L/C Commitments” and (b) in the case of any Revolving Credit Lender that becomes an L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become an L/C Issuer, in each case as the maximum Outstanding Amount of Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Credit Lender, the Borrower and the Administrative Agent.  The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

 “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

 “L/C Issuer” means either Barclays Bank or SunTrust, each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

 “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

 “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

 “Lender” means the Persons listed on Schedule 2.01 and any other person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or a Joinder Agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) and, as the context may require, includes the L/C Issuers and the Swing Line Lender.

 “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

 “Letter of Credit” means any standby letter of credit issued hereunder.  Letters of Credit may only be issued in Dollars.

 “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

 “Letter of Credit Expiration Date” means, with respect to any Letter of Credit, the day that is one year after the Applicable Maturity Date with respect to such Letter of Credit.

 “Letter of Credit Fee” has the meaning specified in Section 2.03(h).

 “Letter of Credit Sublimit” means an amount equal to the least of (a) the aggregate amount of the L/C Commitments of the L/C Issuers, (b) the Aggregate Revolving Credit Commitment and (c) $100,000,000; provided that the Letter of Credit Sublimit is subject to adjustment in accordance with Section 2.06.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitment.

 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

 “Lloyds” means Lloyds Securities Inc. and its successors.

 “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Committed Loan, a Swing Line Loan or a New Loan.

 “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters and the Guaranty Agreement.

 “Loan Parties” means, collectively, the Borrower and the Guarantors.

 “Majority Class Lenders” means, with respect to any Class, the holders of more than 50% of the aggregate unpaid principal amount of the outstanding Loans of such Class (or in the case of the Revolving Credit Facility, (i) prior to the termination of all of the Revolving Credit Commitments, the holders of more than 50% of the Revolving Credit Commitments and (ii) after any termination of all of the Revolving Credit Commitments, the holders of more than 50% of all Committed Loans, Swing Line Loans and L/C Obligations (with the aggregate amount of each Revolving Credit Lender’s participations (including funded participations) in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the portion of the Revolving Credit Commitments, Committed Loans, Swing Line Loans and L/C Obligations, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Majority Class Lenders at any time).

 “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).

 “Marketing Information” means (a) the form 10-K of the Parent filed with the SEC for the fiscal year ended December 31, 2010, (b) the form 10-Q of the Parent filed with the SEC for the period ended September 30, 2011, and (c) the Confidential Information Memorandum of the Borrower and the Parent dated November 2011 and provided to the Lenders in connection with the syndication of the Facilities.

 “Material Acquisition” means an acquisition by the Parent or any of its Subsidiaries of any Person, property, business or asset outside the ordinary course of business for total consideration in excess of $50,000,000.

 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

 “Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

 “Material Swap Obligations” means obligations in respect of one or more Swap Contracts with an aggregate Swap Termination Value exceeding $50,000,000.

 “Minimum Extension Condition” means (i) with respect to the Revolving Credit Facility, the holders of more than 50% of the Aggregate Revolving Credit Commitments then in effect shall have delivered Extension Elections with respect thereto on or prior to the date described in Section 2.17(c) and (ii) with respect to the Term Loan Facility, the holders of more than 50% of the principal amount of the Term Loans then outstanding shall have delivered Extension Elections with respect thereto on or prior to the date described in Section 2.17(c).

 “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

 “Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions (excluding any foreign plans of Parent or any of its ERISA Affiliates).

 “Net Worth” means, as of any date, (a) the amount of total assets of the Parent and its Subsidiaries minus (b) the amount of total liabilities of the Parent and its Subsidiaries, in each case, that would be reflected on a balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP.

 “New Committed Loan” has the meaning specified in Section 2.14(b).

 “New Extending Lender” has the meaning specified in Section 2.17(c).

 “New Lender” has the meaning specified in Section 2.14(b).

 “New Loan” has the meaning specified in Section 2.14(b).

 “New Loan Commitment” has the meaning specified in Section 2.14(a).

 “New Term Loan” has the meaning specified in Section 2.14(b).

 “Non-Extended Commitments” has the meaning specified in Section 2.17(b).

“Non-Extended Committed Loans” has the meaning specified in Section 2.17(b).

“Non-Extended L/C Commitments” has the meaning specified in Section 2.17(b).

“Non-Extended Lender Obligations” has the meaning specified in Section 2.17(b).

“Non-Extended Term Loans” has the meaning specified in Section 2.17(b).

 “Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.

 “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

 “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

 “Original Revolving Credit Maturity Date” means the earliest of (i) the fifth anniversary of the Closing Date, (ii) the date of termination of all of the Revolving Credit Commitments pursuant to the terms hereof and (iii) the date on which the Non-Extended Committed Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Original Revolving Credit Maturity Date shall be the next preceding Business Day.

 “Original Term Loan Maturity Date” means the earlier of (i)  the fifth anniversary of the Closing Date and (ii) the date on which the Term Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Original Term Loan Maturity Date shall be the next preceding Business Day.

 “Other Taxes” means all present or future stamp, registration or documentary Taxes or duties or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but excluding any such Tax in respect of the assignment or transfer (other than pursuant to a written request by or notice from a Loan Party or any request or notice delivered pursuant to Section 3.01(e)(ii) or Section 3.06(a)) by any Lender of any of its rights and obligations under this Agreement or any other Loan Document).

 “Outstanding Amount” means (a) with respect to Term Loans, Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Committed Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

 “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Barclays Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

 “Parent” has the meaning specified in the introductory paragraph hereto.

 “Parent and Borrower Materials” has the meaning specified in Section 6.01.

 “Participant” has the meaning specified in Section 10.06(e).

 “Participant Register” has the meaning specified in Section 10.06(e).

 “Participating Member State” means each state so described in any EMU Legislation.

 “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

 “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years (excluding any foreign pension plans of Parent or any of its ERISA Affiliates).

 “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits and other Liens (limited solely to Liens on consideration owing under the contracts and other like obligations the performance of which is secured thereby) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Platform” has the meaning specified in Section 6.01.

 “Public Lender” has the meaning specified in Section 6.01.

 “Recipient” has the meaning specified in Section 3.01(k).

 “Register” has the meaning specified in Section 10.06(d).

 “Reimbursement Date” has the meaning specified in Section 2.03(c)(i).

 “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

 “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice requirement has been waived under the applicable regulations.

 “Required Lenders” means, as of any date of determination, but subject to Section 2.16(a)(i), the holders of more than 50% of (a) until the Closing Date, the Aggregate Commitments then in effect and (b) thereafter, (y) if the Revolving Credit Commitments have not been terminated, the sum of (i) the aggregate Outstanding Amount of all Term Loans and (ii) the Aggregate Revolving Credit Commitment then in effect or (z) if the Revolving Credit Commitments have been terminated, the Outstanding Amounts of all Committed Loans, Swing Line Loans and L/C Obligations (with the aggregate amount of each Revolving Credit Lender’s participations (including funded participations) in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the portion of the Revolving Credit Commitments, Committed Loans, Swing Line Loans and L/C Obligations, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

 “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or (to the extent such Person is permitted to take any applicable action pursuant to the Organization Documents of such Loan Party) director or other authorized signatory of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

 “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s or the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

 “Revaluation Date” means, with respect to any Loan, each of the following:  (a) each date of a Committed Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such other dates on which an Alternative Currency Equivalent is required to be determined hereunder.

 “Revolving Credit Commitment” means, as to each Revolving Credit Lender at any given time, its obligation to (a) make Committed Loans to the Borrower and (b) purchase participations in L/C Obligations and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

 “Revolving Credit Facility” means, at any time, the Aggregate Revolving Credit Commitment at such time and the provisions herein related to the Revolving Credit Commitments.

 “Revolving Credit Lender” means, at any time, any Lender that either (a) has a Revolving Credit Commitment or (b) holds a Committed Loan or a participation in a Swing Line Loan or an L/C Obligation at such time.

 “Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing Committed Loans made by such Revolving Credit Lender to such Borrower, substantially in the form of Exhibit B-1.

 “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

 “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

 “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

 “Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

 “SPC” has the meaning specified in Section 10.06(h).

 “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

 “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

 “Sterling” and “£” mean the lawful currency of the United Kingdom.

 “STRH” means SunTrust Robinson Humphrey, Inc. and its successors.

 “Subject Party” has the meaning specified in Section 3.01(k).

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

 “SunTrust” means SunTrust Bank and its successors.

 “Supplier” has the meaning specified in Section 3.01(k).

 “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent of the Subsidiaries shall be a Swap Contract.

 “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the termination value(s) for such Swap Contract, as determined in accordance therewith as if such Swap Contract had been closed out on such date and each counterparty thereto were an “Affected Party” (or similar term) thereunder.

 “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means, as to the Swing Line Lender, its commitment to make Swing Line Loans pursuant to Section 2.04 in an aggregate principal amount at any time outstanding not to exceed (a) in the case of the Swing Line Lender party hereto as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swing Line Commitment” and (b) in the case of any Revolving Credit Lender that becomes the Swing Line Lender hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become the Swing Line Lender, in each case as the maximum outstanding principal amount of Swing

Line Loans to be made by such Revolving Credit Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Credit Lender, the Borrower and the Administrative Agent.  The Swing Line Commitment of the Swing Line Lender shall be less than or equal to the Swing Line Sublimit at all times.

  “Swing Line Lender” means Barclays Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

 “Swing Line Loan” has the meaning specified in Section 2.04(a).

 “Swing Line Loan Borrowing Request” means a request for a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

 “Swing Line Sublimit” means an amount equal to the least of (a) the aggregate amount of the Swing Line Commitment of the Swing Line Lender, (b) the Aggregate Revolving Credit Commitment and (c) $100,000,000; provided that the Swing Line Sublimit is subject to adjustment in accordance with Section 2.06.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitment.

 “Syndication Agent” means SunTrust in its capacity as syndication agent.

 “TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

 “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

 “Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment hereunder or under any other Loan Document.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term Lender” means any Lender that holds Term Loans.

 “Term Loan” has the meaning specified in Section 2.01(a) and also includes, to the extent applicable, any New Term Loans, Non-Extended Term Loans and Extended Term Loans.

 “Term Loan Borrowing” means a borrowing consisting of Term Loans.

 “Term Loan Borrowing Request” means a request with respect to (a) the Term Loan Borrowing to be made on the Closing Date, (b) a conversion of Term Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-3.

 “Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower in an aggregate principal amount not to exceed the Dollar amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite the caption describing the applicable Class of Term Loan Commitments in the Assignment and Assumption

pursuant to which such Term Loan Lender becomes a party hereto or, with respect to New Term Loans, in the applicable Joinder Agreement.  The aggregate principal amount of the Term Loan Commitments on the Closing Date is $300,000,000.

 “Term Loan Facility” means the Outstanding Amount of the Term Loans of all Term Lenders and the provisions herein related to the Term Loans.

 “Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B-2.

 “Topco” means the entity that, as of the Closing Date, is owned in part by the Parent or any Subsidiary and holds, directly or indirectly, Equity Interests in Gras Savoye.

 “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations.

 “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

 “UK Non-Bank Lender” means (a) where a Lender becomes a party hereto on the day on which this Agreement is entered into, a Lender listed in Schedule 3.01(j), and (b) where a Lender becomes a party hereto after the day on which this Agreement is entered into, a Lender which gives a UK Tax  Confirmation in the Assignment and Assumption and/or Joinder Agreement which it executes on becoming a party hereto.

 “UK Pension Plan” means the Willis Pension Scheme.

 “UK Qualifying Lender” means (a) a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance hereunder or under any other Loan Document or (B) in respect of an advance made hereunder or under any other Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and in each case which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance, (ii) a Lender which is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership each member of which is (1) a company so resident in the United Kingdom, or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or (iii) a UK Treaty Lender, or (b) a building society (as defined for the purposes of section 880 of the ITA) making an advance hereunder or under any other Loan Document.

 “UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

 “UK Treaty” has the meaning given to it in the definition of “UK Treaty State” below.

 “UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the relevant Loan is effectively connected and (c) fulfills any other condition that must be fulfilled under the relevant UK Treaty by residents of the relevant UK Treaty State for such residents to be entitled to obtain exemption from tax imposed by the United Kingdom on interest (subject to the completion of procedural formalities and/or the granting of exemption by any relevant taxing authority).

 “UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

 “Underwritten Securities” means debt, equity and/or equity-linked securities that are underwritten and/or initially purchased for the purpose of placement with or distribution to third parties.

 “United States” and “U.S.” mean the United States of America.

 “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

 “VAT” means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 and any other Tax of a similar nature (whether in the United Kingdom or otherwise).

 “Wells” means Wells Fargo Bank, N.A. and its successors.

 “WFS” means Wells Fargo Securities, LLC and its successors.

 “WGL” means Willis Group Limited, a company formed under the laws of England and Wales having company number 00621757.

 “WNA” means Willis North America, Inc., a Delaware corporation and an indirect Subsidiary of the Parent.

 “WSI” means Willis Securities, Inc., a Delaware corporation and an indirect Subsidiary of the Parent that is a licensed broker-dealer.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Article and Section headings and the Table of Contents used herein and in the other Loan Documents are included for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction or interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  For the purposes of the definition of Capital Lease Obligations, operating leases that are required to be reclassified as capital leases as a result of any change in GAAP shall remain classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003) - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.  Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a)  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Committed Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Loan Parties hereunder and calculating financial covenants hereunder, and, except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06 Additional Alternative Currencies. (a)  The Borrower may from time to time request that Committed Borrowings of Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Any such request shall be subject to the approval of the Administrative Agent and each Revolving Credit Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Committed Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion).  In the case of any such request, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender to permit Eurocurrency Rate Loans to be made in such requested currency.  If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07 Change of Currency.  (a)  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND BORROWINGS

2.01 The Loans.

(a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan (the “Term Loan”) to the Borrower on the Closing Date in an aggregate amount not to exceed such Term Lender’s Term Loan Commitment.  Term Loans may only be made and maintained in

Dollars.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  The Borrower may specify that Term Loans may be Eurocurrency Rate Loans or Base Rate Loans pursuant to a Term Loan Borrowing Request delivered in accordance with Section 2.02.  To the extent not utilized, the Term Loan Commitments shall automatically terminate at 5:00 p.m. (New York City time) on the Closing Date and no Term Lender shall have any further obligation to make Term Loans thereafter.

(b) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Committed Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) The Term Loan Borrowing, each Committed Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which, other than the Initial Credit Extension, may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of (A) any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or (B) any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Committed Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) one Business Day prior to the requested date of any Committed Borrowing of Base Rate Committed Loans in Dollars.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Borrowing Request requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Borrowing Request or if the Borrower fails to give a timely notice requesting a conversion or continuation, then (A) the applicable Loans denominated in an Alternative Currency shall be made or continued, as applicable, as Eurocurrency Rate Loans with an Interest Period of one month, and (B) the applicable Committed Loans denominated in Dollars shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans or continuation as Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable

Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.  A Swing Line Loan may not be borrowed as or converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans (in the case of Loans denominated in Dollars) or continuation as Eurocurrency Rate Loans with an Interest Period of one month (in the case of Loans denominated in a currency other than Dollars), in each case as described in the preceding subsection.  Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Barclays Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Borrowing Request with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans, other than Eurocurrency Rate Loans denominated in Dollars (which shall be automatically converted to Base Rate Loans at the conclusion of the then-applicable Interest Period), be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof and converted to Base Rate Loans, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Barclays Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect at any time.

(f) Notwithstanding anything in this Section 2.02 to the contrary, in the event the Borrower desires to obtain a Borrowing of Eurocurrency Rate Loans on the Closing Date, the Borrower shall have delivered to the Administrative Agent for the benefit of the Lenders at least three Business Days prior to the Closing Date (or four Business Days in the event any portion of such initial Borrowing to be made on the Closing Date is to be Loans denominated in an Alternative Currency) a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent addressing matters substantially the same as those set forth in Section 3.05.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the date that is five Business Days prior to the Applicable Maturity Date with respect to the L/C Commitment of such L/C Issuer (or, if such date is not a Business Day, the next preceding Business Day), to issue Letters of Credit denominated in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it in accordance with subsection (b) below and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment, (x) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by any L/C Issuer shall not exceed the L/C Commitment of such L/C Issuer and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.   The issuance of a Letter of Credit shall constitute utilization of the Revolving Credit Commitments.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months  after the date of issuance or last extension, unless all the Revolving Credit Lenders who would have a participation in such requested Letter of Credit have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders who would have a participation in such requested Letter of Credit have approved such expiry date, provided that any Letter of Credit that is or at any time becomes an Extended Letter of Credit shall be Cash Collateralized in accordance with Section 6.09.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender who would have a participation in such Letter of Credit is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements reasonably satisfactory to such L/C Issuer, including reallocation of such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations pursuant to Section 2.16 or the delivery of Cash Collateral satisfactory to such L/C Issuer, with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the Person (Borrower or Subsidiary) for whom such Letter of Credit is to be issued; and (I) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Revolving Credit Lender who would have a participation in such requested Letter of Credit, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied on such date, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (A) any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a specific day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (B) no Auto-Extension Letter of Credit shall permit the extension thereof to occur on any date that is after the Applicable Maturity Date.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that if any such extension results in any such Letter of Credit being or becoming an Extended Letter of Credit, the Borrower shall provide Cash Collateral therefor in accordance with Section 6.09; provided further that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Class Lenders of the Revolving Credit Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender who has a participation in such Letter of Credit or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof or an advising bank with respect thereto, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  If such L/C Issuer notifies the Borrower of any payment by such L/C Issuer under a Letter of Credit prior to 11:00 a.m. on the date of such payment, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on such day; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. on such payment date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit (each such date, a “Reimbursement Date”).  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender who has a participation in such Letter of Credit of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the applicable Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Borrowing Request).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Revolving Credit Lender acting as an L/C Issuer) who has a participation in such Letter of Credit shall, upon receipt of any notice pursuant to Section 2.03(c)(i), make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 have not been satisfied or for any other reason (including the prior occurrence of the Applicable Maturity Date or any other prior termination of all or any portion of the Commitments of the Lenders to make Committed Loans), the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest thereon) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Borrowing Request).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment in respect of any drawing under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Person may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any release or amendment or waiver of or consent to departure from any Guarantee for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Person.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly, but no later than two Business Days following receipt of such copy, notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of L/C Issuer.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Class Lenders with respect to the Revolving Credit Facility; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each outstanding Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 or Section 2.15(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Applicable Maturity Date, on the date of expiry of any Extended Letter of Credit occurring after the Applicable Maturity Date, and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  For the avoidance of doubt, Letter of Credit Fees shall accrue, and be due and payable, on any Extended Letter of Credit notwithstanding its expiry being after the Applicable Maturity Date (and the Applicable Rate shall continue to be computed for such purpose during such period).  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Majority Class Lenders with respect to the Revolving Credit Facility, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Arranger Fee Letter (or, with respect to any L/C Issuer other than Barclays Bank or SunTrust, as shall be separately agreed by the Borrower and such L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Applicable Maturity Date, on the date of expiry of any Extended Letter of Credit occurring after the Applicable Maturity Date and thereafter on demand.  For the avoidance of doubt, the fronting fee shall accrue, and be due and payable, on any Extended Letter of Credit notwithstanding its expiry being after the Applicable Maturity Date.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Extended Letters of Credit.  If on the Applicable Maturity Date with respect to any Letter of Credit such Letter of Credit remains outstanding, then notwithstanding anything to the contrary herein, and notwithstanding the occurrence of the Applicable Maturity Date with respect to such Letter of Credit or the termination of the Commitments of the Lenders to make Committed Loans hereunder for any other reason, the Administrative Agent, L/C Issuers, the Borrower and the Revolving Credit Lenders agree that:

(i) the obligation of the L/C Issuers contained herein with respect to honoring draws under such Letter of Credit shall continue with respect to such Letter of Credit (in accordance with its terms) until the expiry of such Letter of Credit;

(ii) the obligations of the Borrower contained herein to reimburse the Administrative Agent, the L/C Issuers or the Revolving Credit Lenders who have participations in such Letter of Credit, with respect to any drawings or any other L/C Obligations with respect to such Letter of Credit shall continue with respect to such Letter of Credit (in accordance with its terms) until the expiry of all Letters of Credit and the payment of all L/C Obligations;

(iii) if it has not done so already, the Borrower shall provide Cash Collateral with respect to such Letter of Credit in accordance with Section 6.09;

(iv) the obligations of the Revolving Credit Lenders contained herein to make available their respective Applicable Percentages of any Unreimbursed Amount, or to otherwise purchase participations in or reimburse the applicable L/C Issuer for any Unreimbursed Amounts, shall terminate with respect to such Letter of Credit upon the Applicable Maturity Date with respect to such Letter of Credit if and to the extent the Borrower has provided Cash Collateral with respect to such Letter of Credit in accordance with Section 6.09; and

(v) except as otherwise provided in Section 2.03(l)(iv), all provisions contained herein as are related to any Letter of Credit and any L/C Obligations (including provisions related to Cash Collateral and Defaulting Lenders, the occurrence of any Default, and the availability of all remedies and rights of the Administrative Agent, the L/C Issuers and/or the Revolving Credit Lenders with respect thereto) shall continue in full force and effect until the expiry of all Letters of Credit and the repayment in full of all Obligations, without regard to the occurrence of the Applicable Maturity Date with respect to such Letter of Credit.

Notwithstanding the foregoing provisions of this Section 2.03(l), no L/C Issuer shall, and no L/C Issuer shall have any obligation to, issue, amend, renew or extend any Letter of Credit after the day that is five Business Days prior to the Applicable Maturity Date with respect to such Letter of Credit, and no Letter of Credit may have an expiry date that is later than the applicable Letter of Credit Expiration Date.

(m) Reporting.  Not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.

2.04 Swing Line Loans.

(a) Swing Line Loans.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04,  to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan made and maintained in Dollars.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility times the amount of such Swing Line Loan.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a larger multiple of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Borrowing Request, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Borrowing Request and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender who would have a participation in such Swing Line Loan) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Borrowing Request, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender who has a participation in a Swing Line Loan make a Base Rate Loan in Dollars under the Revolving Credit Facility in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Facility of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitment and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Borrowing Request promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Borrowing Request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the Borrower under the Revolving Credit Facility in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans under the Revolving Credit Facility submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders who have participations in such Swing Line Loan fund its risk participation in the relevant Swing Line Loan and such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of the Revolving Credit Facility thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage of the Revolving Credit Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans; provided that the failure of the Swing Line Lender to so invoice the Borrower shall not affect the Borrower’s obligations with respect to Swing Line Loans to pay such interest.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent substantially in the form of Exhibit F hereto, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must specify the Class or Classes thereof to be prepaid and the respective principal amounts thereof and must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five Business Days, in the case of prepayment of Committed Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) one Business Day prior to the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of the relevant Class).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower in the notice of repayment delivered to the Administrative Agent, and in the absence of such direction from the Borrower, in the direct order of maturity thereof.  Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be paid to the Term Lenders in accordance with the Term Lenders’ respective Applicable Percentages of the relevant Classes.

(c) Mandatory Prepayments.  If the Administrative Agent notifies the Borrower at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitment then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Committed Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Total Revolving Credit Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitment then in effect; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed 100% of the Aggregate Revolving Credit Commitment then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, (i) request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations and (ii) release all or a portion of such Cash Collateral so long as after giving effect to such release the Total Revolving Credit Outstandings shall not exceed 100% of the Aggregate Revolving Credit Commitment then in effect.

2.06 Termination or Reduction of Revolving Credit Commitments.

 The Borrower may, at its option and upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce in part the Aggregate Revolving Credit Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitment, (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitment, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitment, such Swing Line Sublimit shall be automatically reduced by the amount of such excess, (v) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitment, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Credit Commitment, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess and (vi) if (A) the Aggregate Revolving Credit Commitment is reduced at any time pursuant to this Section 2.06, (B) the amount thereof after giving effect to such reduction is less than $200,000,000 and (C) at such time Extended Commitments are outstanding, the aggregate amount of the Letter of Credit Sublimit and the Swing Line Sublimit shall be concurrently decreased by an amount equal to the difference between $200,000,000 and the Aggregate Revolving Credit Commitment as so reduced; provided that such reduction shall be allocated to the Letter of Credit Sublimit and the Swing Line Sublimit at the direction of the Borrower or, in the absence of such direction, pro rata between the Letter of Credit Sublimit and the Swing Line Sublimit; provided, further, that, upon any such partial reduction of the Letter of Credit Sublimit or the Swing Line Sublimit, unless the Borrower, the Administrative Agent and the applicable L/C Issuers or the Swing Line Lender, as the case may be, otherwise agree, the amount of the L/C Commitments of the L/C Issuers and the Swing Line Commitment of the Swing Line Lender will be reduced proportionately by the amount of such reduction.  The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitment.  Any reduction of the Aggregate Revolving Credit Commitment shall be applied to the Commitments of each Revolving Credit Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitment shall be paid on the effective date of such termination, notwithstanding any later payment date provided for herein.  In addition, all Non-Extended Commitments shall terminate automatically and without any further action on the Original Revolving Credit Maturity Date and all Extended Commitments shall terminate automatically and without any further action on the Extended Revolving Credit Maturity Date

2.07 Repayment of Loans.

(a) Committed Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Applicable Maturity Date the aggregate principal amount of any Committed Loans outstanding on such date that mature on such date.

(b) Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding in consecutive installments on each date set forth below in the aggregate principal amount set forth opposite such date (subject to adjustment pursuant to the next sentence and pursuant to Section 2.17 in the case of Extended Term Loans):

Date	Principal Installment Amount ($)
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$3,750,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$3,750,000
December 31, 2013	$3,750,000
March 31, 2014	$3,750,000
June 30, 2014	$3,750,000
September 30, 2014	$3,750,000
December 31, 2014	$3,750,000
March 31, 2015	$3,750,000
June 30, 2015	$3,750,000
September 30, 2015	$3,750,000
December 31, 2015	$5,625,000

March 31, 2016	$5,625,000
June 30, 2016	$5,625,000
September 30, 2016	$5,625,000
Original Term Loan Maturity Date	All Remaining Amounts

Such principal installments will, to the extent applicable, be reduced as a result of any prepayment of any Class of Term Loans pursuant to Section 2.05(a) in accordance with the order of application specified therein or may be increased as may be specified in the applicable Joinder Agreement in the case of New Term Loans.  To the extent not previously paid, all Term Loans shall be due and payable on the Original Term Loan Maturity Date; provided that, notwithstanding the foregoing, all Extended Term Loans shall, to the extent not previously paid, be due and payable on the Extended Term Loan Maturity Date.

2.08 Interest.  (a)  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the Aggregate Revolving Credit Commitment, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitment exceeds the sum of (i) the Outstanding Amount of Committed Loans (which for the purpose of this provision shall not include Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The commitment fees set forth above shall accrue at all times during the

Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fees set forth above shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.  The Borrower shall pay (A) to the Arrangers for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Arranger Fee Letter and the Joint Lead Arranger Fee Letters and (B) to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except, with respect to the Agency Fee Letter, as specified therein.

(c) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.  All computations of interest for Base Rate Loans based on the “prime rate” pursuant to clause (b) of the definition of “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Swing

Line Loans and/or Letters of Credit, as applicable.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Committed Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Committed Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of the relevant Class (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans (in the case of Loans denominated in Dollars) or the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in all other cases).  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly

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remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the  Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each Lender and each L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or any L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  A notice of the Administrative Agent to the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Committed Loans, to fund participations in Swing Line Loans and Letters of Credit, and to make payments pursuant to Section 10.04(c), are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations with respect to any Class due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders holding Loans of such Class hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders under the applicable Class hereunder and under the other Loan Documents at such time obtained by all the Lenders under the applicable Class at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations with respect to any Class owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders holding Loans of such Class hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders of the applicable Class hereunder and under the other Loan Documents at such time obtained by all of the Lenders of the applicable Class at such time, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the applicable Class of Loans and subparticipations in Swing Line Loans and L/C Obligations of the other Lenders of such Class, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders of such Class or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and including pursuant to any amendment permitted pursuant to Section 2.14 or Section 2.17), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swing Line Loans or L/C Obligations to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the applicable Lenders), the Borrower may from time to time request the establishment of one or more new term loan or revolving commitments (a “New Loan Commitment”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of $500,000,000; provided that any New Loan Commitment shall be in a minimum principal amount of  $50,000,000 or a whole increment of $5,000,000 in excess thereof. The Borrower (in consultation with the Administrative Agent) shall specify in such notice (i) the principal amount of the requested New Loan Commitment, (ii) the date (the “Increase Effective Date”) on which the Borrower proposes that such New Loan Commitment shall be effective (which shall in no event be less than fifteen Business Days from the date of delivery of such notice to the Lenders) and (iii) whether such New Loan Commitment is to be for Term Loans or Committed Loans.  Each Lender shall notify the Administrative Agent at least five Business Days prior to the Increase Effective Date whether or not it agrees to provide a portion of the requested New Loan Commitment (and, if so, the principal amount it proposes to provide). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to provide any portion of the requested New Loan Commitment and any election to do so shall be in the sole discretion of such Lender.  Any Lender not responding by 5:00 p.m. (New York City time) on the date five Business Days prior to the Increase Effective Date shall be deemed to have declined to provide any portion of the requested New Loan Commitment. The Administrative Agent shall notify the Borrower of the Lenders’ responses to the requested New Loan Commitment.  To achieve the full amount of a requested New Loan Commitment and subject to the consent of the Administrative Agent (and in the case of a New Loan Commitment for

Committed Loans, each L/C Issuer and the Swing Line Lender) pursuant to Section 10.06, the Borrower may also invite additional Eligible Assignees to become Lenders.  The Administrative Agent and the Borrower shall determine the final allocation of the requested New Loan Commitment; provided that the Borrower shall not be required to allocate any portion of such New Loan Commitment to existing Lenders.  The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of the requested New Loan Commitment.

(c) Each New Loan Commitment shall become effective as of the related Increase Effective Date; provided that (i) no Default shall exist on such Increase Effective Date before or after giving effect to such New Loan Commitment and to the making of any loans (in the case of new loans under the Revolving Credit Facility, the “New Committed Loans” or in the case of new loans under the Term Loan Facility, “New Term Loans” as applicable, and collectively, the “New Loans”) pursuant thereto; (ii) the conditions of Section 4.02 shall be met as of such Increase Effective Date and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower to such effect; (iii) the Administrative Agent shall have received such opinions, resolutions, certificates and other documents and instruments related to such New Loan Commitment as it shall reasonably request; (iv) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.08 on the Increase Effective Date after giving effect to all Loans to be made on the Increase Effective Date and for the most recently ended fiscal quarter; (v) the proceeds of all New Loans shall be used for purposes permitted under Section 6.08; (vi) the maturity date of a New Loan Commitment for the Revolving Credit Commitments shall not be earlier than the Original Revolving Credit Maturity Date and the maturity date of New Loans that are Term Loans shall not be earlier than the Original Term Loan Maturity Date; (vii) if the New Loans are Term Loans, the weighted average life to maturity of such New Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans maturing on the latest Applicable Maturity Date; (viii) such New Loan Commitment shall be effected pursuant to a Joinder Agreement substantially in the form of Exhibit G hereto executed by the Borrower, the Administrative Agent and the lenders providing the New Loans (the “New Lenders”); (ix) the New Loans shall rank pari passu in right of payment with all other Loans and no New Loans shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the existing Loans; (x) each New Loan Commitment relating to Committed Loans shall be a Revolving Credit Commitment and part of the Revolving Credit Facility (and not a separate facility or Class hereunder), each New Lender thereunder shall be, and shall have all the rights of, a Revolving Credit Lender and the New Committed Loans made by it shall be Committed Loans for all purposes of this Agreement and the terms and provisions of such New Loan Commitment and the related New Loans that are Committed Loans shall be identical to those of the existing Revolving Credit Commitments and existing Committed Loans; (xi) each New Loan Commitment relating to Term Loans shall be a Term Loan Commitment and part of the Term Loan Facility (and not a separate facility hereunder), each New Lender thereunder shall be, and shall have all the rights of, a Term Lender and the New Term Loans made by it shall be Term Loans for all purposes of this Agreement; provided that New Term Loans shall be a separate Class of Loans; (xii) the interest rate, fees and related economic terms of the New Loans that are Term Loans shall be as agreed between the Borrower and the New Lenders and shall be set forth in the applicable Joinder Agreement but, except as permitted pursuant to clauses (vi) and (xi) above, the terms and provisions of any New Loan Commitment relating to Term Loans shall be otherwise identical to those of the existing Term Loans and the New Lenders thereunder shall share ratably in any prepayments of the Term Loans (unless the Borrower and such New Lenders agree in the applicable Joinder Agreement that such New Lenders shall receive lesser amounts of such prepayments); (xiii) all fees and expenses then due to the Administrative Agent and the Lenders (other than any Defaulting Lender) shall have been paid; and (xiv) the other terms and documentation in respect of any New Loan Commitment, to the extent not consistent with this Agreement as in effect prior to the Increase Effective Date, shall otherwise be reasonably satisfactory to the Administrative Agent.

(c) On each Increase Effective Date, subject to the foregoing terms and conditions, each New Lender participating in the related New Loan Commitment shall become a Lender hereunder.  To the extent not utilized, any New Loan Commitment relating to Term Loans shall automatically terminate at 5:00 p.m. (New York City time) on the applicable Increase Effective Date and each New Lender providing such commitment shall have no further obligation to make New Loans thereunder.  Any New Term Loans that have terms and provisions that differ from those of the Term Loans outstanding on such date shall be designated as a separate Class of Term Loans for all purposes of this Agreement.

(d) In the case of New Committed Loans, the Borrower shall prepay any Committed Loans outstanding on the applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) and borrow Committed Loans from the New Lenders to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section and if there are Swing Line Loans or Letters of Credit then outstanding, the participations of the Revolving Credit Lenders in such Swing Line Loans or Letters of Credit will be automatically adjusted to reflect the Applicable Percentages of all the Revolving Credit Lenders after giving effect to the related New Loan Commitment.

(e) Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended or amended and restated to effect such changes as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14 (including, as to any New Term Loans, with respect to the final maturity and amortization schedule thereof and the treatment thereof for purposes of prepayments), which amendment (which may be incorporated in the applicable Joinder Agreement) shall be executed by the Borrower, the Administrative Agent and the New Lenders (but shall not be required to be executed by any other Lenders and, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than Lenders providing any New Loan Commitments established thereby).  Such amendment may provide for the inclusion, as appropriate, of additional Lenders in any required vote or action of the Required Lenders or Majority Class Lenders, as appropriate, and may provide Class protection for any additional Classes of Loans in a manner consistent with those provided for Classes of Loans pursuant to the provisions of Section 10.01 as originally in effect.  This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.15 Cash Collateral.

(a) Certain Credit Support Events.  Upon the written request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the date five Business Days prior to the Applicable Maturity Date with respect to a Letter of Credit, any L/C Obligation with respect to such Letter of Credit for any reason remains outstanding, the Borrower shall, in each case, promptly (and in any event within three Business Days from its receipt of such request) Cash Collateralize the then Outstanding Amount of all L/C Obligations.  In addition, (x) Letters of Credit shall be Cash Collateralized to the extent provided in Section 2.17, (y) Extended Letters of Credit shall be Cash Collateralized in accordance with Section 6.09 and (z) at any time that there shall exist a Defaulting Lender, promptly following receipt of a written request from the Administrative Agent or any L/C Issuer (and in any event within three Business Days from its receipt of such request), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Barclays Bank.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent (and in any event within three Business Days from its receipt of such demand), pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16, 6.09 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations with respect thereto (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent with respect to this Agreement for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable L/C Issuer(s) or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable L/C Issuers or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and, eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all the non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  (x)  No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitments) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the Applicable Percentage of the Outstanding Amount of Committed Loans of any non-Defaulting Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, each Swing Line Lender and each L/C Issuer, each in its sole discretion, agree in writing that a Lender is no longer a

Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of any Class and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Commitments with respect to such Class (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans and Letters of Credit.  So long as any Revolving Credit Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, the Borrower may, on a single occasion during the term of this Agreement, (i) request that the Revolving Credit Lenders extend the maturity of their Revolving Credit Commitments and Committed Loans (and the related participations in Swing Line Loans and Letters of Credit) and that the L/C Issuers extend the maturity of their respective L/C Commitments, by one year and/or (ii) request that the Term Lenders extend the maturity of their Term Loans by one year. In order to exercise such right,  the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Revolving Credit Lenders or Term Lenders, as applicable) (the “Extension Request”).

(b) The Borrower may provide an Extension Request to the Administrative Agent no more than 120 and no fewer than forty-five (45) days prior to any anniversary of the Closing Date.  The Extension Request shall set forth the proposed terms of any Extended Lender Obligations to be established, which terms shall be identical to those applicable to the Class from which they are to be extended (such non-extended Revolving Credit Commitments, the “Non-Extended Commitments”, such non-extended Committed Loans, the “Non-Extended Committed Loans”, such non-extended L/C Commitments, the “Non-Extended L/C Commitments”, and such non-extended Term Loans, the “Non-Extended Term Loans”, and collectively, the “Non-Extended Lender Obligations”) except (x) the Applicable Maturity Date of any Extended Lender Obligation shall be one year later than the Applicable Maturity Date of the applicable Non-Extended Lender Obligations, (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Non-Extended Term Loans (provided that the interest margins with respect to the Extended Commitments and Extended Committed Loans shall be the same as the interest margins with respect to the Non-Extended Commitments and Non-Extended Committed Loans) and (B) additional fees may be payable to the Lenders providing any Extended Lender Obligations and (z) Extended Lender Obligations may be subject to covenants or other provisions applicable only to periods after the Applicable Maturity Date of the Non-Extended Lender Obligations; provided, that, notwithstanding anything to the contrary in this Section 2.17 or otherwise in this Agreement, (1) no Extended Lender Obligations may be established unless the Minimum Extension Condition with respect thereto has been met; (2) no Extended Lender Obligations shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the applicable Non-Extended Lender Obligations; (3) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments), the mandatory prepayment and the commitment reduction of any Loans, Commitments or L/C Commitments applicable to any Extended Lender Obligation of any Class shall be made on a pro rata basis with all other outstanding Loans, Commitments or L/C Commitments (including all Extended Lender Obligations) of such Class (provided that Extended Lender Obligations may, if the Extending Lenders making or committing to any such Extended Lender Obligations so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reduction hereunder); (4) no Extended Term Loans or Extended Committed Loans may be optionally prepaid prior to the date on which the related Non-Extended Term Loans or Non-Extended Committed Loans, as applicable, are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the related Non-Extended Term Loans or Non-Extended Committed Loans, as applicable; (5) each Lender holding Loans and/or Commitments of any Class shall be permitted to participate in the related Class of Extended Lender Obligations in accordance with its pro rata share of the Loans and/or Commitments of such Class; (6) no Default shall exist on the Extension Date before or after giving effect to any Extended Lender Obligations; (7) Extended Term Loans shall be treated as a separate Class from Non-Extended Term Loans (provided that Extended Commitments, Extended Committed Loans, Non-Extended Commitments and Non-Extended Committed Loans shall be treated as a single Class).  No Lender shall have any obligation to convert any Non-Extended Lender Obligations held by it into Extended Lender Obligations pursuant to the Extension Request.

(c) The Borrower shall provide the Extension Request at least ten Business Days prior to the date on which Lenders under the applicable Class of Loans are requested to respond.  Any Lender or L/C Issuer (an “Extending Lender”) wishing to have all or a portion of its Term Loans and/or Revolving Credit Commitments and/or L/C Commitments converted into Extended Lender Obligations pursuant thereto shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its applicable Term Loans and/or Revolving Credit Commitments and/or L/C Commitments that it has elected to convert into Extended Lender Obligations.  In the event that the aggregate amount of Term Loans and/or Revolving Credit Commitments and/or L/C Commitments subject to Extension Elections exceeds the amount of Extended Lender Obligations requested pursuant to the Extension Request, Term Loans and/or Revolving Credit Commitments and/or L/C Commitments shall be converted to Extended Lender Obligations on a pro rata basis. The Borrower shall have the right to seek and accept Extended Lender Obligations from (i) Lenders and/or (ii) third party financial institutions that are not then Lenders (each a “New Extending Lender”), in each case in an amount equal to the amount of the Term Loans and/or Revolving Credit Commitments and/or L/C Commitments of any Lender or L/C Issuer that declines to become an Extending Lender (a “Declining Lender”); provided that each Lender shall have the right to increase its Term Loans and/or Revolving Credit Commitments and/or L/C Commitments up to the amount of the Declining Lenders’ Term Loans and/or Revolving Credit Commitments and/or L/C Commitments before the Borrower will be permitted to replace a New Extending Lender for any Declining Lender. Each replacement of a New Extending Lender for a Declining Lender shall be effected in accordance with Section 10.13.  Each New Extending Lender under the Term Loan Facility shall be subject to the prior written approval of the Administrative Agent.  Each Extending Lender under the Revolving Credit Facility shall be subject to the prior written approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to extend any of its Commitments and any election to do so shall be in the sole discretion of such Lender.  Any Lender not responding by 5:00 p.m. (New York City time) on the date five Business Days prior to the Increase Effective Date shall be deemed to have declined to extend its Commitments.

(d) Term Loans, Revolving Credit Commitments, Committed Loans and L/C Commitments whose maturity is extended pursuant to this Section are referred to as, in the case of Term Loans, “Extended Term Loans”, in the case of Revolving Credit Commitments, “Extended Commitments”, in the

case of Committed Loans, “Extended Committed Loans”, and in the case of L/C Commitments, “Extended L/C Commitments”, respectively, and collectively are referred to as “Extended Lender Obligations”.

(e) Extended Lender Obligations shall be established pursuant to an amendment (the “Extension Amendment”) to this Agreement (which may include the amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 2.17(b) and which, in the case of Extended Commitments and Extended L/C Commitments, shall contain provisions for the pro rata treatment of borrowings, payments, voting and other matters between the Non-Extended Commitments, on the one hand, and the Extended Commitments, on the other hand, for such period of time as Non-Extended Commitments and Non-Extended L/C Commitments shall be in effect) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Notwithstanding anything to the contrary set forth in Section 10.01, no Extension Amendment shall require the consent of any Lender other than the Extending Lenders with respect to the Extended Lender Obligations established thereby.  In connection with the Extension Amendment, the Guarantors shall reaffirm their respective obligations under the Guaranty Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent and the Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Extension Amendment, this Agreement as amended thereby, the reaffirmation of the Guaranty Agreement and such of the other Loan Documents (if any) as may be amended thereby.  In addition, the Extension Amendment shall contain a representation and warranty by the Parent and the Borrower that the representations and warranties of (i) the Parent and the Borrower contained in Article V (other than the representation and warranty contained in Section 5.04(b)) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Extension Amendment, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.  This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.  Following the execution of the Extension Amendment, the Administrative Agent shall notify the Lenders of the percentage of the Revolving Credit Facility or Term Loan Facility that has been extended pursuant to this Section 2.17.  Until the Original Revolving Credit Maturity Date, all Committed Loans, Swing Line Loans and Letters of Credit shall be made or participated in ratably by all Revolving Credit Lenders and thereafter, all Committed Loans, Swing Line Loans and Letters of Credit shall be made or participated in ratably by all Extending Lenders with Extended Commitments and all other Revolving Credit Lenders to the extent required by Section 2.03(l)(iv).

(f) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Class of Term Loans and/or the Revolving Credit Commitments are converted to extend the scheduled maturity date in accordance with this Section (the “Extension Date”), the aggregate principal amount of Non-Extended Term Loans and/or Non-Extended Commitments of such Class of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Lender Obligations relating to such Class so converted by such Lender on such date and (B) if, on the Extension Date, any Extending Lender has elected to extend the maturity date of some, but not all, of its portion of the Revolving Credit Commitments, such Revolving Credit Commitments (and such Lender’s respective Committed Loans, Swing Line Loans and L/C Obligations thereunder) shall each be allocated in the same proportion between the Non-Extended Commitments and the Extended Commitments.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction, withholding or deduction for or on account of any Taxes.  If, however, any amount for or on account of Taxes is required to be withheld or deducted under any applicable Law, such amount for or on account of Taxes shall be withheld or deducted in accordance with such Laws.

(ii) If any amount for or on account of Taxes is required to be withheld or deducted from any such payment under any applicable Law, then (A) the Borrower, the Guarantor or the Administrative Agent, as required by such Laws, shall withhold or make such deductions in the minimum amount required by such Laws, (B) the Borrower, the Guarantor or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made for or on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or the Guarantor, as applicable, shall (subject to Section 3.01(h)) be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.  (i)  Without limiting the provisions of subsection (a) or (b) above, but subject to subsection (c)(ii) below, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 9.10.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii) Subsection (c)(i) above shall not apply to the extent that the amount of such Indemnified Taxes or Other Taxes (A) is compensated for by an increased payment under subsection (a)(ii)(C) above or (B) would have been compensated for by an increased payment under subsection (a)(ii)(C) above, but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(d) Evidence of Payments.  Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Administrative Agent for the Lender or L/C Issuer entitled to the relevant payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to such Lender or such L/C Issuer that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(e) Status of Lenders; Tax Documentation.  (i)  Each Lender shall indicate, in the case of a Lender party hereto as of the date of this Agreement, on Schedule 3.01 hereto, or in the case of any Lender which becomes a party hereto after the date of this Agreement, in the Assignment and Assumption and/or Joinder Agreement which it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (A) not a UK Qualifying Lender, (B) a UK Qualifying Lender (other than a UK Treaty Lender), or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this clause (e)(i) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the Borrower).  For the avoidance of doubt, this Agreement, an Assignment and Assumption and/or a Joinder Agreement shall not be invalidated by any failure of a Lender to comply with this clause (e)(i).

(ii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which does, or is reasonably likely to, modify or render invalid any claimed exemption from or reduction of Tax (including any exemption from Taxes required to be withheld or deducted from any payments hereunder or under any other Loan Document), and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower, any Guarantor or the Administrative Agent make any withholding or deduction for or on account of Taxes imposed by the United Kingdom from amounts payable to such Lender hereunder or under any other Loan Document.

(iii) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(iv) In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) executed originals of Internal Revenue Service Form W-8ECI;

(C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of WNA within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN; or

(E) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(v) If a payment made to a Lender hereunder or under any other Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subsection (e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion acting in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund or credit (in lieu of such refund) (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit (in lieu of such refund); provided that such payment to the relevant Loan Party shall not leave the Administrative Agent, any Lender or any L/C Issuer, as the case may be, in a worse after-Tax position than it would have been in had the indemnity payment, or additional amount, not been required to be paid), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the relevant Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) Notification by Borrower. The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent.

(h) UK Qualifying Lenders. A payment shall not be increased under subsection (a) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower a certified copy of that Direction, and (B) the payment could have been made to the Lender without such a Tax Deduction if that Direction had not been made, (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the Borrower, and (B) the payment could have been made to the Lender without such a Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA or (iv) the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such a Tax Deduction had that Lender complied with its obligations under subsection (i)(i) below.

(i) UK Treaty Lenders.  (i) Subject to clause (ii) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make any payment to which such UK Treaty Lender is entitled without a Tax Deduction on account of Tax imposed by the United Kingdom.

(ii) Nothing in clause (i) above shall require a UK Treaty Lender to (A) register under the HMRC DT Treaty Passport scheme, (B) apply the HMRC DT Treaty Passport scheme to any Commitment or Loan if it has so registered, or (C) file UK Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (iii) or (v) below and the Borrower has not complied with its obligations under clause (iii) or (v) below.

(iii) (A) A UK Treaty Lender which becomes a party hereto on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 3.01(i).

(B) Where a Lender includes the indication described in clause (A) above in Schedule 3.01(i), the Borrower shall, to the extent that that Lender is a Lender under a Commitment or Loan made available to the Borrower pursuant to this Agreement, file a duly completed form DTTP2 in respect of such Lender with HMRC (1) within 30 days of the date of this Agreement or (2) in the case of any Borrower which becomes a party hereto after the date of this Agreement, within 30 days of it becoming a Borrower, and, in each case, shall promptly provide the Lender with a copy of such filing.

(iv) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (iii) above or clause (v) below, no Loan Party shall file any form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loans.

(v) (A) A Lender which becomes a party hereto after the date of this Agreement that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and that wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) in the Assignment and Assumption and/or Joinder Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption and/or Joinder Agreement.

(B) Where a Lender which becomes a party hereto after the date of this Agreement includes the indication described in clause (A) above in the relevant Assignment and Assumption and/or Joinder Agreement, the Borrower shall, to the extent that that Lender becomes a Lender under a Commitment or Loan which is made available to the Borrower pursuant to this Agreement, file a duly completed form DTTP2 in respect of such Lender with HMRC (1) within 30 days of the date on which that Lender becomes a party hereto or (2) in the case of any Borrower which becomes a party hereto after the date on which the Lender becomes a party hereto, within 30 days of it becoming a Borrower, and shall, in each case, promptly provide the Lender with a copy of such filing.

(j)  UK Non-Bank Lenders.  A UK Non-Bank Lender which becomes a party hereto on the day on which this Agreement is entered into gives a UK Tax Confirmation to each Loan Party by entering

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into this Agreement. A UK Non-Bank Lender shall notify the Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(k) VAT.  (i)  All amounts set out or expressed in a Loan Document to be payable by any party to the Administrative Agent, any L/C Issuer or any  Lender (each, a “Finance Party” for the purposes of this subsection (k)) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party hereto under this Agreement or any other Loan Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under this Agreement or any other Loan Document, and any party hereto other than the Recipient (the “Subject Party”) is required by the terms of this Agreement or any other Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii) Where this Agreement or any other Loan Document requires any party hereto to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this subsection (k) to any person shall, at any time when such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group (the term "representative member" to have the same meaning as in the United Kingdom Value Added Tax Act 1994), or any substantially similar concept in the case of a group for non-United Kingdom VAT purposes, at such time.

(l) Solely for United States income tax purposes, all parties to this Agreement agree that payments by or on account of any obligation of the Borrower or any Guarantor hereunder shall be treated as payments from sources within the United States.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (in the case of Loans denominated in Dollars) or to Loans bearing interest at the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in the case of any other Loan), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If prior to the commencement of the Interest Period for any proposed Borrowing of Eurocurrency Rate Loans (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for determining the Eurocurrency Rate for the requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (y) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Majority Class Lenders with respect to such Class that the Eurocurrency Rate for the requested Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent (in the case of clause (y), upon the instruction of the Majority Class Lenders of the affected Class of Loans) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request (a) for a Borrowing of (or conversion to) Base Rate Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (b) for a Borrowing of (or conversion to) a Loan bearing interest at the Cost of Funds Rate plus the Applicable Rate with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(b) If any event described in the first sentence of Section 3.03(a) occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent, the Parent or the Borrower, the Administrative Agent, the Parent and the Borrower shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Borrowing (and, to the extent required, any future Borrowings).Any substitute basis agreed upon shall be, with the consent of all Lenders, binding on all of the parties to this Agreement.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the

Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;

(ii) except as specifically provided in the last sentence of this Section 3.04(a), subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of Taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.  For the avoidance of doubt, subsections (i) through (iv) above shall not apply to the extent any increased costs are (A) attributable to a Tax Deduction required by law to be made by any Loan Party or (B)(1) compensated for by Section 3.01(c) or (2) would have been compensated for by Section 3.01(c) but were not so compensated solely because (a) the relevant Tax is an Excluded Tax, (b) the loss, liability or cost is compensated for by an increased payment under Section 3.01(a) or (c) the loss, liability or cost would have been compensated for by an increased payment under Section 3.01(a) but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(d) Certificates for Reimbursement.  A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(e) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or any L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

3.05 Compensation for Losses

.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrower the right to replace a Lender as a party hereto, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Credit Extension.

The obligation of each L/C Issuer and each Lender to make its Initial Credit Extension available to the Borrower hereunder is subject to satisfaction of the following conditions precedent in addition to those specified in Section 4.02:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer (or, with respect to any Loan Party other than the Borrower, by a Secretary or other Person duly appointed as an attorney-in-fact by a power of attorney granted by, or pursuant to an authorization of, the board of directors or similar body of such Loan Party) of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty Agreement, sufficient in number for distribution to each Agent and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender that requested Notes at least two Business Days prior to the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent or its counsel may reasonably request to evidence that each Loan Party is duly organized or formed, validly existing and in good standing in its jurisdiction of organization;

(v) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (A) Weil, Gotshal & Manges LLP, New York counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit H-1, (B) Matheson Ormsby Prentice, local counsel to the Parent, substantially in the form of Exhibit H-2, (C) Weil, Gotshal & Manges, local counsel to the Loan Parties organized or existing under the laws of England and Wales, substantially in the form of Exhibit H-3, and (D) Baker & McKenzie Amsterdam N.V., local counsel to Willis Netherlands Holdings B.V., substantially in the form of Exhibit H-4, and, in the case of each such opinion required by this clause (v), covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as the Required Lenders shall reasonably request, and the Parent and the Borrower hereby request such counsel to deliver such opinions;

(vi) if applicable, the funding indemnity letter referenced in Section 2.02(f), which shall have been received within the time prior to the Closing Date as required in such section; and

(vii) a certificate signed by a Responsible Officer of the Parent certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that since December 31, 2010 there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(b) (i) All fees required to be paid to any Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel, if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) All indebtedness under the Existing Credit Agreements shall have been repaid (or shall be repaid out of the initial Borrowing on the Closing Date), all commitments thereunder shall have been terminated and all security interests or guarantees in connection therewith shall have been terminated and released simultaneously with the Closing Date and the Administrative Agent has received reasonably satisfactory evidence of all of the foregoing.

(e) Upon the reasonable request of any Lender made at least five Business Days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date.

(f) The Borrower shall have delivered to the Lenders the annual and quarterly financial statements of the Parent and its Subsidiaries on a consolidated basis referred to in Section 5.04(a).

(g) All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required and all such approvals and consents shall be in full force and effect.

(h) The Administrative Agent and, if applicable, the Swing Line Lender and/or each L/C Issuer shall have received a written Term Loan Borrowing Request and, if applicable, any additional Borrowing Requests in accordance with the requirements hereof.  Each Borrowing Request delivered pursuant to this clause (h) shall be deemed to be a representation and warranty that each of the conditions specified in Sections 4.01(b) through (g) have been or will be satisfied on and as of the Closing Date.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings.

The obligation of each Lender to honor any Borrowing Request (other than a Committed Loan Borrowing Request requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Parent and the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Credit Extension, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (B) the making of the representation and warranty contained in Section 5.04(b) shall only be required as a condition precedent to the Closing Date and the effectiveness of the Commitments on the Closing Date.

(b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, Swing Line Lender and/or each L/C Issuer shall have received a Borrowing Request in accordance with the requirements hereof.

(d) In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing Request (other than a Committed Loan Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Organization; Powers.  Each of the Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.02 Authorization; Enforceability.  The transactions contemplated hereby to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 Governmental Approvals; No Conflicts.  The transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable Law or the charter, by-laws or other Organization Documents of the Parent or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon the Parent or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Subsidiary pursuant to the terms of such material indenture, agreement or other material instrument.

5.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by Deloitte LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, there has not occurred any event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.05 Properties.

(a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Subsidiary, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect,neither the Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

5.07 Compliance with Laws; Absence of Default.  Each of the Parent and its  Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

5.08 Investment Company Status.  Neither the Parent nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.09 Taxes.  Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) The present value of all accumulated benefit obligations under the UK Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of the UK Pension Plan, except where any underfunding of the UK Pension Plan (based on the assumptions used for the purposes of Statement of Financial Accounting Standards No. 87) as of the date of the most recent financial statements would not reasonably be expected to have a Material Adverse Effect.

(c) Except for the UK Pension Plan, as of the Closing Date neither Parent nor any of its Subsidiaries is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK occupational pension scheme which is not a money purchase scheme (both such terms as defined in the Pension Schemes Act 1993) or is "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, save where being an employer or being connected with or an associate of such an employer would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any written communication from the UK Pensions Regulator that on its face is preparatory to the issue of a contribution notice or financial support direction.

5.11 Disclosure.  Neither the Marketing Information nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered on or prior to the Closing Date hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.12 Subsidiaries.  Schedule 5.12 sets forth the name and jurisdiction of organization of, and the direct or indirect ownership interest of the Parent in, each Subsidiary, and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.

5.13 Solvency.  Immediately after the consummation of the transactions to occur on the Closing Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; (e) no Loan Party, by reason of actual or anticipated financial difficulties, has commenced or intends to commence negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; and (f) no moratorium has been declared and, in the opinion of the Parent and the Borrower, no moratorium is reasonably likely to be declared in the foreseeable future, in each case, in respect of any Indebtedness of any Loan Party.

5.14 Use of Proceeds.  No Loan Party is engaged, and none of them will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock or to refinance indebtedness originally incurred for such purpose.

5.15 Pari Passu.  The Obligations rank at least pari passu with all other senior unsecured Indebtedness of the Loan Parties.

5.16 Deduction of Tax.  The Borrower is not required to make any Tax Deduction from any payment to a Lender which is (a) a UK Qualifying Lender (i) falling within clause (a)(i) of the definition of UK Qualifying Lender, (ii) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within clause (a)(ii) of the definition of UK Qualifying Lender, or (iii) falling within clause (b) of the definition of UK Qualifying Lender, or (b) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent and the Borrower covenant and agree with the Lenders that:

6.01 Financial Statements; Ratings Change and Other Information.  The Parent will furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 120 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 60 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Parent (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred or exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed quarterly calculations of the financial covenants set forth in, and demonstrating compliance with, Sections 7.08(a) and (b), (iii) stating whether any Material Acquisition has occurred during the period covered by such financial statements and, if so, setting forth the changes to the amounts referred to in Section 7.05(d) as a result of each such Material Acquisition, together with a reasonably detailed explanation of the calculation of such changes and (iv) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the Audited Financial Statements referred to in Section 5.04 that would be relevant in the calculation of any of the financial covenants set forth in Sections 7.08(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a report from the accounting firm that reported on such financial statements, stating that (i) the financial information in the certificate prepared by a Financial Officer of the Parent pursuant to clause (c) above has been accurately extracted from the sources identified therein and, where applicable, agrees with the underlying accounting records, (ii) the calculations of the financial covenants in Sections 7.08(a) and (b) set forth in such certificate are arithmetically correct and (iii) the financial information set forth in such certificate is, as to elements and composition, presented in accordance with the relevant accounting definitions set forth in Section 1.01;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f) promptly after S&P or Moody’s shall have announced a change in the Debt Rating, written notice of such change;

(g) promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (iii) on which such documents are posted on the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent or the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon the written request of such Person and until a written request to cease delivering paper copies is given by such Person and (ii) the Parent or the Borrower, as applicable, shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Agents will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Parent or the Borrower, as applicable, hereunder and under the other Loan Documents (collectively, the “Parent and Borrower Materials”) by posting the Parent and Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each of the Parent and the Borrower hereby agrees that (w) all Parent and Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent and Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Agents, each L/C Issuer and the Lenders to treat such Parent and Borrower Materials as not containing any material non-public information with respect to the Parent, the Borrower or their respective securities for purposes of United States Federal and state securities Laws (provided that to the extent such Parent and Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent and Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the

Platform designated “Public Side Information”; and (z) the Agents shall be entitled to treat any Parent and Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Parent and Borrower Materials “PUBLIC”.

6.02 Notices of Material Events.

The Parent or the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or imposition of a contribution notice or financial support direction on the parent or any of its Subsidiaries by the UK Pensions Regulator that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business.

(a) The Parent and the Borrower will, and will cause each of the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.

(b) The Parent and the Borrower will, and will cause each of the other Subsidiaries to, continue to engage (including after giving effect to any acquisition) only in a business of the type that does not represent a fundamental change in the character of the business of the Parent and its Subsidiaries, taken as a whole, conducted by the Parent and its Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

6.04 Payment of Taxes.  The Parent and the Borrower will, and will cause each of the other Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such other Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

6.05 Maintenance of Properties; Insurance.  The Parent and the Borrower will, and will cause each of the other Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain in full force and effect, with insurance companies that the Parent and the Borrower believe (in the good faith judgment of the management of the Parent and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06 Books and Records; Inspection Rights.  The Parent and the Borrower will, and will cause each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities.  The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.07 Compliance with Laws.  The Parent and the Borrower will, and will cause each of the other Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.08 Use of Proceeds.  The proceeds of the Loans and any other Credit Extension will be used solely (i) to repay all Indebtedness and other amounts due under the Existing Credit Agreements, (ii) to pay the costs and expenses incurred by the Borrower in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Borrower.  Notwithstanding anything to the contrary in this Section or in any other Loan Document, the Parent and the Borrower agree that they will ensure, and will cause their Subsidiaries to ensure, that no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.09 Cash Collateralization of Extended Letters of Credit.  The Borrower shall provide Cash Collateral (in an amount equal to 105% of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.09) to the applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by a date that is no later than the earlier to occur of the date any Letter of Credit constitutes an Extended Letter of Credit or the date that is five Business Days prior to the Applicable Maturity Date with respect to each Extended Letter of Credit; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to 105% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.09), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Extended Letter of Credit.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent and the Borrower covenant and agree with the Lenders that:

7.01 Subsidiary Indebtedness.  The Parent will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary), except:

(a) Indebtedness owing to the Parent or another Subsidiary;

(b) Guarantees of Indebtedness of another Subsidiary that is not a Loan Party, to the extent such Indebtedness is permitted by this Section 7.01;

(c) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Indebtedness shall not be Guaranteed by the Parent or any other Subsidiary, except Indebtedness that, in the aggregate, but without duplication, does not exceed $25,000,000 may be Guaranteed;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;

(e) Indebtedness incurred in relation to arrangements made in the ordinary course of business to facilitate the operation of bank accounts on a net balance basis;

(f) short term Indebtedness from banks incurred in the ordinary course of business pursuant to a facility required in order to comply with rules and regulations issued from time to time by regulatory authorities; provided that such compliance is required for the applicable Subsidiary to remain licensed to conduct its business;

(g) other Indebtedness in an aggregate principal amount (for all such Subsidiaries combined, but without duplication) not exceeding $200,000,000 at any time outstanding; and

(h) Indebtedness outstanding on the date hereof with respect to the Gras Savoye Transactions.

7.02 Liens.  The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary after the date hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a

Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of such assets) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(e) charges or Liens in favor of a regulatory authority or a third party, in each case, as contemplated by the rules or regulations issued by a regulatory authority and with which the applicable Subsidiary is required to comply in order to remain licensed to conduct its business;

(f) Liens over credit balances created in favor of any bank in order to facilitate the operation of bank accounts on a net balance basis or in connection with any Bankers Automated Clearing Services facility used in the ordinary course of business;

(g) Liens comprised by escrow arrangements entered into in connection with asset sales, transfers or other dispositions permitted by Section 7.04; and

(h) other Liens; provided that the sum of the aggregate principal amount of obligations secured by such Liens plus the aggregate amount of Attributable Indebtedness in respect of sale and leaseback transactions permitted by Section 7.05(c) shall not, at any time, exceed 10% of Net Worth.

7.03 Investments.  The Parent and the Borrower will not permit WSI or any other Subsidiary that is a licensed broker-dealer to make Investments in any Underwritten Securities in the ordinary course of WSI’s or such Subsidiary’s business in an aggregate amount exceeding $400,000,000 at any one time outstanding.

7.04 Fundamental Changes.  The Parent and the Borrower will not, and will not permit any other Loan Party to, either (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (y) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary may merge with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is the surviving entity; provided that (i) the Parent and the Borrower will not merge with or into each other and (ii) if the Parent or the Borrower merges with any other Loan Party, the Parent or the Borrower, as the case may be, must be the surviving entity; and

(b) any Person may merge or consolidate with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is not the surviving entity; provided that (i)(A) in the case of a Person merging or consolidating with or into the Borrower, the Person formed by or surviving any such merger or consolidation shall be a corporation organized or existing under the laws of the jurisdiction in which the Borrower is organized and (B) in the case of a Person merging or consolidating with or into the Parent or any other Loan Party other than the Borrower, the Person formed by or surviving any merger or consolidation shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or, in the case of a merger or consolidation involving the Parent, the laws of the jurisdiction in which the Parent is organized (such Person being herein referred to as the “Successor Entity”), (ii) the Successor Entity shall expressly assume all the obligations of the Parent, the Borrower or the applicable Loan Party, as the case may be, under the Loan Documents to which the Parent, the Borrower or such Loan Party, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger or consolidation involves the Borrower, then each Guarantor, unless it is the other party to such merger or consolidation, shall have (by a supplement to the Guaranty Agreement) confirmed that its Guarantee shall apply to all of the Successor Entity’s obligations under this Agreement, (iv) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the applicable Loan Documents are legal, valid, binding and enforceable obligations of the Successor Entity and (v) this clause (b) shall not be construed to permit the Borrower to merge with or into the Parent.

In the case of any such merger of the Parent or the Borrower in accordance with clause (b) above, the Successor Entity shall be deemed to be the Parent or the Borrower, as applicable, for all purposes of the Loan Documents.  Notwithstanding anything to the contrary herein, the Parent will not engage, and will not permit the Borrower to engage, in any transaction that would reduce the percentage of Equity Interests owned by the Parent in the Borrower, except for (x) sales, transfers and other disposals of such Equity Interests to directors, officers or employees of the Borrower pursuant to any employee stock ownership plan or similar plan for the benefit of directors, officers or employees of the Borrower and (y) the issuance of such Equity Interests as consideration for any acquisition from a third party; provided that following any such issuance of Equity Interests to a third party, no Change in Control shall have occurred and the majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons nominated by the board of directors of the Borrower or the Parent or appointed by directors so nominated.

7.05 Asset Sales.  The Parent and the Borrower will not, and will not permit any other Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, except:

(a) Dispositions in the ordinary course of business;

(b) Dispositions to the Parent or a Subsidiary; provided that in the case of a Disposition by a Loan Party to a Subsidiary that is not a Loan Party, such Disposition shall be on fair and reasonable terms substantially as favorable to the Loan Party and such Subsidiary as would be obtainable by the Loan Party and such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) Dispositions pursuant to sale and leaseback transactions permitted by Section 7.06(a);

(d) Dispositions of assets that are not permitted by any other clause of this Section 7.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed in reliance upon this clause (d) shall not exceed $1,100,000,000 during any fiscal year and shall not exceed $2,750,000,000 during the period from and including the Closing Date to but excluding the latest Applicable Maturity Date; provided, further that in the event, and on each occasion, that any Material Acquisition is consummated after the Closing Date, each of the two amounts set forth in the immediately preceding proviso shall be increased by an amount equal to 25% of the value of the assets acquired pursuant to such Material Acquisition (valued based upon the amount at which such assets would be reflected on a balance sheet of the Parent and its  Subsidiaries prepared on a consolidated basis in accordance with GAAP after giving effect to such Material Acquisition); and

(e) Dispositions of Equity Interests or other interests in Topco to members of management of Topco under contractual arrangements existing on the Closing Date;

provided that all Dispositions permitted hereby (other than those permitted by clause (a) or (b) above) shall be made for full fair value and on an arm’s length basis, as reasonably determined in good faith by the Parent or the Borrower, taking into account all relevant considerations.  Any merger or consolidation of a Subsidiary with or into any other Person that results in such Subsidiary ceasing to be a Subsidiary or the Parent owning a reduced percentage of the Equity Interests in such Subsidiary shall, in each case, be treated as a Disposition of such Subsidiary (or the relevant portion thereof) for purposes of this Section 7.05.

7.06 Sale and Leaseback Transactions.  The Parent and the Borrower will not, and will not permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except:

(a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset;

(b) any such sale of the property listed on Schedule 7.06; and

(c) any other such sale if, after giving effect thereto, the Attributable Indebtedness in respect of the applicable sale and leaseback transaction is within the limits set forth in Section 7.02(h) (after giving effect to all such sale and leaseback transactions and applicable Liens).

7.07 Restricted Payments.  The Parent and the Borrower will not, and will not permit any other Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Parent or another Subsidiary, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Parent may declare or pay ordinary (as opposed to special) cash dividends to its stockholders in the ordinary course of business; and

(e) the Parent and its Subsidiaries may make other Restricted Payments that are not otherwise permitted by any other clause of this Section 7.07 in an unlimited amount so long as, both before and after giving effect to any such Restricted Payment (and any Indebtedness incurred or repaid in connection therewith) (a) the pro forma Consolidated Leverage Ratio is no greater than 3.00 to 1.00 and (b) the unused portion of the Aggregate Revolving Credit Commitment is $100,000,000 or more.

7.08 Financial Covenants.

(a) Consolidated Cash Interest Coverage Ratio.  The Parent and the Borrower will not permit the Consolidated Cash Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 4.00 to 1.00.

(b) Consolidated Leverage Ratio.  The Parent and the Borrower will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 3.25 to 1.00.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  Either (i) the Borrower shall fail to pay any principal of any Loan or any L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including with respect to Extended Letters of Credit after the Applicable Maturity Date) or (ii) the Borrower shall fail to pay any interest on any Loan or on any L/C Obligation, or any fee or any other amount (other than an amount referred to in subclause (i) of this clause (a)) payable under this Agreement, when and as the same shall become due and payable (including with respect to Extended Letters of Credit after the Applicable Maturity Date), and such failure shall continue unremedied for a period of three Business Days; or

(b) Specific Covenants.  The Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of the Parent or the Borrower), 6.08 or 6.09 or in Article VII; or

(c) Other Defaults.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (b) of this Article), and, if such failure is capable of remedy, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(d) Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, with respect to any representation or warranty modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(e) Cross-Default.  Either (i) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Material Swap Obligations, when and as the same shall become due and payable or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) Involuntary Insolvency Proceedings, Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief (including the suspension of payments or a moratorium of any indebtedness) in respect of the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, if such proceeding or petition has been commenced under Federal or state bankruptcy, insolvency, receivership or similar law, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) Voluntary Insolvency Proceedings, Etc.  The Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) Inability to Pay Debts.  The Parent or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i) Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance provided by a carrier that is not disputing coverage) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged, in each case for a period of 60 consecutive days during which period execution shall not be effectively stayed; or any formal legal process has been commenced by a judgment creditor to attach or levy upon any material assets of the Parent or any Subsidiary to enforce any such judgment; or

(j) ERISA.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary (including any Loan Party) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change in Control.  There occurs any Change in Control.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case  without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuers to Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03, 2.15 and/or 6.09; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Agents.

Each of the Lenders and each L/C Issuer hereby irrevocably appoints Barclays Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Swing Line Lender) and each L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to each Letter of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to such L/C Issuer.

9.02 Rights as a Lender.  The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  (a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the duties of the Administrative Agent hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or, with respect to any matter that affects only one Class, the Majority Class Lenders of that Class (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or, with respect to any matter that affects only one Class, the Majority Class Lenders of that Class (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Sections 10.01 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, any L/C Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

9.04 Reliance by Administrative Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to any such Credit Extension.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-

agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint, in consultation with the Borrower, a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).   The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Barclays Bank as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as Swing Line Lender and as an L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and/or L/C Issuer, (b) the retiring Swing Line Lender and/or L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (c) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by Barclays Bank or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit; provided that Barclays Bank shall retain all the rights, powers, privileges and duties with respect to all Letters of Credit and all Swing Line Loans outstanding as of the effective date of its resignation pursuant to Section 10.06(i).

9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Duties of Other Agents.  None of the Agents (other than the Administrative Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender, the Swing Line Lender or an L/C Issuer hereunder (as applicable).

9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Withholding.  To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.11 Guaranty Matters.

The Lenders and L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc.  Except or otherwise provided in Section 2.14 and Section 2.17,  no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, with respect to any matter that affects only one Class, the Majority Class Lenders of that Class) (or the Administrative Agent with the consent of the Required Lenders (or, with respect to any matter that affects only one Class, the Majority Class Lenders of that Class)) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c), which may be waived solely by the Person to whom any such amounts are due) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (other than as contemplated by Section 2.17);

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; provided further that only the consent of the Majority Class Lenders with respect to the Class encompassing Committed Loans shall be necessary to waive any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Majority Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(h) release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(i) increase the Letter of Credit Sublimit or the Swing Line Sublimit without the consent of each Lender directly affected thereby;

(j) allow the issuance of any Letter of Credit to have an expiry date more than one year after the date of issuance without the consent of each Lender directly affected thereby;

(k) impose any greater restriction on the ability of any Lender under a Class to assign any of its rights or obligations hereunder without the written consent of the Majority Class Lenders of such Class; or

(l) waive any condition set forth in Section 4.02 as to any Credit Extension after the Initial Credit Extension without the written consent of the Majority Class Lenders with respect to the Revolving Credit Facility;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) each Issuer Document (to the extent otherwise permitted by the terms of this Agreement) and the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each similarly situated Lender or such Lender and that has been approved by the Required Lenders or the Majority Class Lenders, as applicable, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or (subject to subsection (b) below) email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent, the Borrower, the Administrative Agent, the Swing Line Lender or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II, if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT AND BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT AND BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE PARENT AND BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Parent and Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Parent, the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent and Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or the Borrower or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic

Committed Loan Borrowing Requests and Swing Line Loan Borrowing Requests) purportedly given by or on behalf of the Parent or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Parent and the Borrower shall each indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all L/C Issuers; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (c) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and each of their respective Affiliates (including the actual, reasonable and documented fees, charges and disbursements of one counsel for the Agents, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel for each group of similarly affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise for all such similarly affected Persons taken as a whole)), in connection with the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower.  Each of the Parent and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the actual, reasonable and documented fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent or as an Arranger) not arising out of any act or omission of the Parent, the Borrower, or any Subsidiary; provided further that this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Parent and the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer  or the Swing Line Lender in connection with such capacity.  To the extent any L/C Issuer or the Swing Line Lender is entitled to indemnification under this Section solely in its capacity and role as L/C Issuer or as the Swing Line Lender, as applicable, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer or the Swing Line Lender, as the case may be, in accordance with this Section 10.04(c) (determined as of the time that the applicable payment is sought based on each Revolving Credit Lender’s Revolving Credit Commitment at such time).  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, neither the Parent, the Borrower, the Administrative Agent, any Lender nor any L/C Issuer shall assert, and each of them hereby waives, any claim against any Person party to this Agreement or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Swing Line Lender and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; provided that a merger or consolidation that complies with Section 7.04 shall not be construed as an assignment or transfer for purposes of this clause (x) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans and L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Class and the Loans at the time owing to it under any Class, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B)

prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower will be deemed to have consented to such assignment if its response is not received by the Administrative Agent within five days of its receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under any Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Swing Line Lender and each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Revolving Credit Facility that increases the obligation of the assignee to participate in (i) Swing Line Loans and/or (ii) exposure under one or more Letters of Credit, as applicable (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Following receipt by it of an Assignment and Assumption, the Administrative Agent shall promptly, and in any event within 10 days of receipt, deliver to the Borrower a fully executed copy of such Assignment and Assumption.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in

Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Limitations on Rights of Eligible Assignees.  If (i) a Lender assigns or transfers any of its rights or obligations under this Agreement or under any other Loan Document or changes its applicable Lending Office and (ii) as a result of circumstances existing at the date of the assignment, transfer or change, the Borrower would be obliged to make a payment to the relevant assignee, transferee or Lender acting through its new Lending Office pursuant to Section 3.01 or Section 3.04, then the relevant assignee, transferee or Lender acting through its new Lending Office is only entitled to receive payment under those Sections as a result of those circumstances to the same extent as the assignor, transferor or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.  For the avoidance of doubt, this subsection (c) shall not limit the Borrower’s obligations to make payments pursuant to Section 3.01 or 3.04 in respect of Taxes or a Tax Deduction arising as a result of a Change in Law after the date of the relevant assignment, transfer or change in applicable Lending Office.

(d) Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and other amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Parent, the Borrower and any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations.  Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries, or a person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans and L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations.  The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, consent or waiver in respect of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, consent, waiver or other modification requiring the consent of each Lender or the consent of each Lender affected thereby that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) and, if applicable, Section 3.01(i) as though it were a Lender.

(g) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall  release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Special Purpose Funding Vehicles.   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as Swing Line Lender or L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or the Swing Line Lender assigns all of its Revolving Credit Commitments (and all Committed Loans outstanding thereunder) pursuant to subsection (b) above, such L/C Issuer or the Swing Line Lender may, upon 30 days’ notice to the Borrower, resign as the Swing Line Lender or as L/C Issuer.  In the event of any such resignation as the Swing Line Lender or as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor Swing Line Lender or L/C Issuer; provided that (a) no failure by the Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender or such L/C Issuer and (b) no Lender shall become the Swing Line Lender or L/C Issuer without such Lender’s consent thereto.  If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as the Swing Line Lender, it shall retain all the rights, powers, privileges and duties of the Swing Line Lender provided for hereunder with respect to the Swing Line Loans made by it and outstanding as of the effective date of its resignation as the Swing Line Lender (including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c)).  Upon the appointment of a successor Swing Line Lender and/or L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and/or L/C Issuer, as the case may be, (b) the retiring Swing Line Lender and/or L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (c) the successor L/C Issuer shall issue

Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by the retiring L/C Issuer or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or tax authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Facilities, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (iii) any credit insurance provider, (h) with the consent of the Borrower or the Parent or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the Parent.

For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) the Borrower or such Eligible Assignee shall have received all consents required in accordance with Section 10.06; provided that such consents will not be required in the case of any assignment resulting from a Lender declining to become an Extending Lender pursuant to Section 2.17;

(e) if applicable, the replacement Eligible Assignee or Eligible Assignees shall consent to such amendment or waiver, and such amendment or waiver shall, after giving effect to such consent(s), be consummated; and

(f) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (i) no Revolving Credit Lender that acts as an L/C Issuer may be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Parent or any of their respective Affiliates, or any other Person and (B) none of the Agents nor the Lenders has any obligation to the Borrower, the Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent and their respective Affiliates, and none of the Agents nor the Lenders has any obligation to disclose any of such interests to the Borrower, the Parent or any of their respective Affiliates.  To the fullest extent permitted by Law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against each Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower,  the Parent and each Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, the Parent and each Guarantor, which information includes the name and address of the Borrower, the Parent and each Guarantor, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, the Parent or any Guarantor, as applicable, in accordance with the USA Patriot Act.  Each of the Borrower and the Parent and each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

10.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender or any L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or such L/C Issuer, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer in such currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

[Signature pages follow]

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRINITY ACQUISITION PLC, as Borrower

By:	/s/ Stephen Wood
Name:	Stephen Wood
Title:	Director

signing under a power of attorney dated as of 9 December 2011

	By:	/s/ Michael K. Neborak
	Name:	Michael K. Neborak
	Title:	Group Cheif Financial Officer

SIGNED AND DELIVERED for and on behalf of and as the deed of WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, as Parent, by its lawfully appointed attorney in the presence of:

Illegible
(Witness’ Signature)

200 Liberty Street
New York, NY 10281
(Witness’ Address)

Analyst
(Witness’ Occupation)

BARCLAYS BANK PLC, as Administrative Agent, Swing Line Lender, L/C Issuer and Lender

By:	/s/ Kevin Cullen
Name:	Kevin Cullen
Title:	Director

SUNTRUST BANK, as Lender and L/C Issuer

By:	/s/ K. Scott Bazemore
Name:	K. Scott Bazemore
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Melvin D. Jackson
Name:	Melvin D. Jackson
Title:	Vice President

LLOYDS TSB BANK PLC, as Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Vice President

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Genevieve Piche
Name:	Genevieve Piche
Title:	Vice President

BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Glenn Schuermann
Name:	Glenn Schuermann
Title:	Vice President

CITIBANK NA, LONDON, as Lender

By:	/s/ Peter C. Bickford
Name:	Peter C. Bickford
Title:	Vice President and Managing Director

PNC BANK, N.A., as Lender

By:	/s/ Daniel R. Raynor
Name:	Daniel R. Raynor
Title:	Senior Vice President

COMERICA BANK, as Lender

By:	/s/ Aurora Bataglia
Name:	Aurora Bataglia
Title:	Vice President

M&T BANK, as Lender

By:	/s/ Ramal Moreland
Name:	Ramal Moreland
Title:	Officer

BANK OF AMERICA N.A., as Lender

By:	/s/ Jacob Garcia
Name:	Jacob Garcia
Title:	Vice President

MORGAN STANLEY BANK, as Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

NORTHERN TRUST COMPANY, as Lender

By:	/s/ Chris McKean
Name:	Chris McKean
Title:	Senior Vice President

SCOTIABANK (IRELAND) LIMITED, as Lender

By:	/s/ Clive Sinnamon
Name:	Clive Sinnamon
Title:	Director

By:	/s/ R. Masters
Name:	R. Masters
Title:	Chief Executive Officer

SCHEDULE 1.01(a)

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01                                           per cent per annum
        100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01                       per cent per annum

Where:

“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.01(B)

GUARANTORS

Name of Entity	Jurisdiction of Organization
Willis Group Holdings Public Limited Company	Ireland
Willis Netherlands Holdings B.V.	Netherlands
Willis Investment UK Holdings Limited	England & Wales
TA I Limited	England & Wales
Willis North America Inc.	Delaware, USA
Willis Group Limited	England & Wales

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Name of Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage	Term Loan Commitment	Term Loan Applicable Percentage	Swing Line Commitment	L/C Commitment
Barclays Bank PLC	$69,375,000	13.875000000%	$16,625,000	5.541666667%	$100,000,000	$50,000,000
SunTrust Bank	$53,750,000	10.750000000%	$32,250,000	10.750000000%	$0	$50,000,000
JPMorgan Chase Bank, N.A.	$53,750,000	10.750000000%	$32,250,000	10.750000000%	$0	$0
Lloyds TSB Bank plc	$53,750,000	10.750000000%	$32,250,000	10.750000000%	$0	$0
Wells Fargo Bank, N.A.	$53,750,000	10.750000000%	$32,250,000	10.750000000%	$0	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$42,187,500	8.437500000%	$25,312,500	8.437500000%	$0	$0
Citibank NA, London	$42,187,500	8.437500000%	$25,312,500	8.437500000%	$0	$0
PNC Bank, National Association	$31,250,000	6.250000000%	$18,750,000	6.250000000%	$0	$0
Comerica Bank	$26,562,500	5.312500000%	$15,937,500	5.312500000%	$0	$0
M&T Bank	$26,562,500	5.312500000%	$15,937,500	5.312500000%	$0	$0
Bank of America N.A.	$15,625,000	3.125000000%	$9,375,000	3.125000000%	$0	$0
Morgan Stanley Bank, N.A.	$15,625,000	3.125000000%	$9,375,000	3.125000000%	$0	$0
The Northern Trust Company	$15,625,000	3.125000000%	$9,375,000	3.125000000%	$0	$0
Scotia Bank (Ireland) Limited	$0	0.000000000%	$25,000,000	8.333333333%	$0	$0
TOTAL	$500,000,000	100.000000000%	$300,000,000	100.000000000%	$100,000,000	$100,000,000

SCHEDULE 3.01
STATUS OF LENDERS

Lender Name	Tax Status
	Not a UK Qualifying Lender	UK Qualifying Lender (other than a UK Treaty Lender)	UK Treaty Lender
Barclays Bank PLC		X
SunTrust Bank	X
JPMorgan Chase Bank, N.A.			X
Lloyds TSB Bank plc		X
Wells Fargo Bank, N.A.			X
The Bank of Tokyo-Mitsubishi UFJ, Ltd.			X
Citibank NA, London		X
PNC Bank, National Association			X
Comerica Bank			X
M&T Bank	X
Bank of America N.A.	X
Morgan Stanley Bank, N.A.			X
The Northern Trust Company			X
Scotia Bank (Ireland) Limited			X

SCHEDULE 3.01(i)
HMRC DT TREATY PASSPORT SCHEME LENDERS
Lender	Scheme Reference Number	Jurisdiction of Tax Residence
Comerica Bank	13/C/65903/DTTP	United States
Wells Fargo Bank, N.A.	013/W/61173/DTTP	United States
PNC Bank, National Association	13/P/63904/DTTP	United States
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43/B/322072/DTTP	Japan
Scotia Bank (Ireland) Limited	12/S/71066/DTTP	Ireland
JPMorgan Chase Bank, N.A.	013/M/0268710/DTTP	United States
The Northern Trust Company	13/N/60122/DTTP	United States
Morgan Stanley Bank, N.A.	013/M/307216/DTTP	United States

SCHEDULE 3.01(j)

UK NON-BANK LENDERS

None

SCHEDULE 5.06

DISCLOSED MATTERS

None

SCHEDULE 5.12

SUBSIDIARIES

Company	Status	Direct or Indirect Combined Ownership by Parent	Direct Owner	Country of Registration
Willis Netherlands Holdings B.V.	Guarantor	100%	Willis Group Holdings Public Limited Company	Netherlands
Willis Investment UK Holdings Limited	Guarantor	100%	Willis Netherlands Holdings B.V.	England & Wales
TA I Limited	Guarantor	100%	Willis Investment UK Holdings Limited	England & Wales
Trinity Acquisition plc	Borrower	100%	TA I Limited	England & Wales
Willis Group Limited	Guarantor	100%	Trinity Acquisition plc	England & Wales
Willis North America Inc.	Guarantor	100%	Willis Group Limited	USA

All Subsidiaries of Willis Group Holdings Public Limited Company are listed on the attached appendices.

SUBSIDIARIES OF WILLIS NORTH AMERICA INC.				APPENDIX 1
(Subsidiaries are indented)
%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS NORTH AMERICA INC.	T		U.S.A.
100%	Willis Services LLC	T	Limited Liability	U.S.A.
100%	WILLIS US HOLDING COMPANY, INC.		Holding Company	U.S.A.
100%	Willis HRH Inc.		Holding Company	U.S.A.
100%	Freberg Environmental, Inc.	T		U.S.A.
100%	Lees Preston Fairy (Holdings) Limited	T	Holding Company	England & Wales
100%	HRH (London) Limited	T	Holding Company	England & Wales
100%	NIB (Holdings Limited	T	Holding Company	England & Wales
100%	NIB (UK) Limited	T	Insurance Broker	England & Wales
55%		Barnfield Swift & Keating LLP (45% owned by Willis Faber Limited)		England & Wales
100%	Oakley Holdings Limited	T	Holding Company	England & Wales
100%	HRH Reinsurance Brokers Limited	T	Reinsurance Broker	England & Wales
100%	K Evans & Associates Limited	T		England & Wales
100%	MacLean, Oddy & Associates, Inc.	T		U.S.A.
100%	Global Special Risks, LLC	T		U.S.A.
100%	Philadelphia Benefits LLC	T		U.S.A.
100%	Premium Funding Associates, Inc.	T		U.S.A.
100%	Smith, Bell & Thompson, Inc.	T	Captive Management	U.S.A.
100%	SB&T Captive Management Company		Captive Management	U.S.A.
100%	Westport HRH, LLC			U.S.A.
100%	Westport Financial Services, LLC			U.S.A.
100%	Willis of Connecticut, LLC	T	Insurance Broker	U.S.A.
100%	Willis of Delaware, Inc.	T		U.S.A.
100%	Willis of Greater Kansas, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Oklahoma, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Virginia, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Wyoming, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Programs of Connecticut Inc.	T		U.S.A.
100%	Willis of Michigan, Inc.	T	Insurance Broker	U.S.A.
100%	InsuranceNoodle, Inc.	T	Insurance Broker	U.S.A.
100%	Queenswood Properties Inc	T		U.S.A.
100%	Willis Administrative Services Corporation	T	Claims Administrator	U.S.A.
100%	Willis of Colorado, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Americas Administration, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Insurance Brokerage of Utah, Inc.	T	Insurance Broker	U.S.A.

100%	Willis Insurance Services of California, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Insurance Services of Georgia, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Management (Vermont) Limited	T	Captive Management	U.S.A
100%	Willis North American Holding Company	T	Holding Company	U.S.A.
100%	Willis of Alabama, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Alaska, Inc.	D	Insurance Broker	U.S.A.
100%	Willis of Arizona, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Illinois, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Louisiana, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Maryland, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Massachusetts, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Northern New England, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Minnesota, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Mississippi, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of New Hampshire, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of New Jersey, Inc	T	Insurance Broker	U.S.A.
100%	Willis Gianconia Life, LLC	T	Third Party Administrator	U.S.A.
100%	Willis of New York, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Personal Lines, Inc	T	Insurance Broker	U.S.A.
100%	Willis IIB, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Finance Limited	T	Investment Company	England & Wales
100%	Willis Financial Limited	T	Finance Company	England & Wales
100%	Willis of North Carolina, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Ohio, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Oregon, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Pennsylvania, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Benefits of Pennsylvania, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Seattle, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Tennessee, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Florida, Inc.	T	Insurance Broker	U.S.A.
100%	Hunt Insurance Group, LLC	T		U.S.A.
100%	Willis of Texas, Inc.	T	Insurance Broker	U.S.A.
100%	Willis of Wisconsin, Inc.	T	Insurance Broker	U.S.A.
100%	Willis Processing Services, Inc.	T		U.S.A.
100%	Willis Re Inc	T	Reinsurance Broker	U.S.A.
100%	Willis Securities, Inc.	T	Broker Dealer	U.S.A.

APPENDIX 2
SUBSIDIARIES OF SOVEREIGN MARINE & GENERAL INSURANCE COMPANY LIMITED (in scheme of arrangement)
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
SOVEREIGN MARINE & GENERAL INSURANCE COMPANY LIMITED*
100%	Greyfriars Insurance Company Limited	SOA	Insurance Company	England & Wales
100%	Sovereign Insurance (UK) Limited	SOA	Insurance Company	England & Wales

*	in scheme of arrangement

OTHER SUBSIDIARIES OF WILLIS GROUP LIMITED				APPENDIX 3
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS GROUP LIMITED	T
49%	Al-Futtaim Willis Co. L.L.C. (Held on trust for Willis International)	T	Insurance/Reinsurance Broker	Dubai
100%	AF Willis Bahrain W.L.L.	T	Insurance Broker	Bahrain
100%	AF Willis Bahrain E.C.	T	Insurance Broker	Bahrain
40%	Willis Saudi Arabia Company LLC	T	Insurance Broker & Consultants	Saudi Arabia
90%	Willis Insurance Brokers Co. Ltd. (10% - Shanghai Xin Hui Investment Consultancy Co. Ltd)	T	Insurance Broker	China, PRC
100%	Harrap Brothers Life & Pensions Limited	D		England & Wales
100%	Willis Holding GmbH (NB Held on trust for WEBV)	T		Germany
100%	Willis Re Beteiligungsgesellschaft mbH	T		Germany
100%	Willis GmbH & Co., K.G.	T		Germany
100%	InterRisk Risiko-Management-Beratung GmbH	T		Germany
100%	Willis Assekuranz GmbH	T		Germany
100%	JWA Marine GmbH	T		Germany
100%	Willis Finanzkonzepte GmbH	T		Germany
100%	Willis Schadensmanagement GmbH	D		Germany
100%	Willis Re GmbH & Co., K.G.	T	Insurance Broker	Germany
100%	Willis Japan GmbH	T	Insurance Broker	Germany
100%	Willis Faber Limited (see Appendix 7)	T	Holding Company	England & Wales
100%	Faber & Dumas Limited	D		England & Wales
100%	Willis Pension Trustees Limited	D		England & Wales
100%	Willis UK Investments (unlimited company)	T	Investment Company	England & Wales

SUBSIDIARIES OF WILLIS LIMITED				APPENDIX 4
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS LIMITED	T
100%	Bloodstock & General Insurance Services Limited	D		England & Wales
100%	Claims and Recovery Services Limited	D	Agent for Claims	England & Wales
100%	Hughes-Gibb & Company Limited	D		England & Wales
100%	Special Contingency Risks Limited	T	Lloyd's Broker	England & Wales
100%	W.I.R.E. Limited	D	Information Provider	England & Wales
100%	W.I.R.E. Risk Information Limited	D		England & Wales
100%	Willis Corporate Secretarial Services Limited	D		England & Wales

SUBSIDIARIES OF WILLIS UK LIMITED				APPENDIX 5
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS UK LIMITED	T		England & Wales
100%	Goodhale Limited	T		England & Wales
100%	VEAGIS Limited	D		England & Wales
100%	Willis Corroon Cargo Limited	D		England & Wales
100%	Willis Corroon Construction Risks Limited	D		England & Wales
100%	Willis Corroon (FR) Limited	T	Fiscal Representative	England & Wales
100%	Willis Harris Marrian Limited	D		N.Ireland
100%	Willis Transportation Risks Limited	D		England & Wales
100%	Willis Scotland Limited	D		Scotland
100%	Willis First Response Limited	D		England & Wales

SUBSIDIARIES OF WILLIS INTERNATIONAL LIMITED				APPENDIX 6
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS INTERNATIONAL LIMITED	T	Holding Company	England & Wales
90.00%	Venture Reinsurance Company Limited	T	Reinsurance Company	Barbados
100%	Meridian Insurance Company Limited	T	Insurance Company	Bermuda
100%	Willis (Bermuda) 2 Limited	T	Insurance Broker	Bermuda
66.58%	Willis Europe B.V. - see appendix 6A for subsidiaries	T	Holding Company	Netherlands
(33.42% held by Willis Overseas Investments Limited)
100%	Willis Overseas Brokers Limited	D	Insurance Broker*	England & Wales
100%	Willis Overseas Investments Limited	T	Investment Company	England & Wales
100%	Willis Overseas Limited	T	Services Company	England & Wales
100%	Willis Management (Gibraltar) Limited	T	Captive Management	Gibraltar
100%	Friars Street Insurance Limited	T	Captive Ins Co	Guernsey
100%	Trinity Square Insurance Limited	T	Captive Ins Co	Gibraltar
100%	Willis Corroon Management (Luxembourg) S.A.	D		Luxembourg
60%	WFD Servicios S.A. de C.V. (Willis Europe BV 40%)	T	Service Company	Mexico
100%	Willis CIS Insurance Broker LLC	T	Insurance Broker	Russia
100%	Asmarin Verwaltungs AG	T	Holding Company	Switzerland
100%	Willis AG	T	Insurance Broker	Switzerland
100%	Willis Corretaje de Reaseguros S.A.	T	Reinsurance Consultant	Venezuela
100%	Willis Insurance Brokers LLC	T	Insurance Broker	Ukraine
4%	Willis Corredores de Reaseguros SA (96% owned by Willis Europe B.V.)	T	Reinsurance Broker	Argentina
5%	Willis Argentina S.A. (95% owned by Willis Europe B.V.)	T	Insurance Broker	Argentina
5%	Asifina S.A. (95% owned by Willis Europe B.V.)	T	Insurance Broker	Argentina
5%	Risco S.A. (95% owned by Willis Europe B.V.)	D		Argentina

SUBSIDIARIES OF WILLIS EUROPE BV				APPENDIX 6A
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
WILLIS EUROPE BV
96%	Willis Corredores de Reaseguros SA (4% owned by Willis International Limited)	T	Reinsurance Broker	Argentina
95%	Willis Argentina S.A. (5% owned by Willis International Limited)	T	Insurance Broker	Argentina
95%	Asifina S.A. (5% owned by Willis International Limited)	T	Insurance Broker	Argentina
95%	Risco S.A. (5% owned by Willis International Limited)	D		Argentina
100%	Willis Australia Holdings Limited	T	Holding Company	Australia
100%	Trinity Processing Services (Australia) Pty Limited	T	Processing	Australia
100%	Willis Australia Limited	T	Insurance Broker	Australia
100%	Glencairn MacDermott (Pty) Limited (Australia)		Insurance Broker	Australia
100%	Richard Oliver International Limited	D		England & Wales
100%	Willis Employee Benefits Pty Limited	T	Employee Benefits	Australia
100%	Willis Reinsurance Australia Limited	T	Reinsurance Broker	Australia
100%	Willis Australia Group Services Pty Limited	T	Risk Management	Australia
100%	Richard Oliver Underwriting Managers Pty Limited	T	Underwriting Mngmnt	Australia
100%	Willis GmbH	T	Insurance Broker	Austria
100%	WFB Corretora de Seguros Ltda	T	Holding Company	Brazil
70%	Sertec Servicos Tecnicos de Inspecao, Levantamentos e Avaliacoes Ltda	T	Service Company	Brazil
(30% held by Wilis Corretores de Seguros Ltda)
95.55%	Willis Corretores de Seguros Limitada (4.45% held by WFB Corretora de Seguros Ltda)	T	Insurance Broker	Brazil
98.62%	Willis Affinity Corretores de Seguros Limitada (0.97% held by		Insurance Broker	Brazil
Willis Europe BV and 0.41% by WFB Participacoes Ltda)
100%	York Vale Corretora e Administradora de Seguros Limitada	D	Process of being dissolved	Brazil
100%	Willis Corretora de Resseguros Limitada	T	Insurance Broker	Brazil
38%	Willis Insurance Brokers (B) Sdn Bhd	T	Insurance Broker	Brunei
100%	Willis Holding Company of Canada Inc	T	Holding Company	Canada
100%	Faber & Dumas Canada Limited	T	Wholesale Broker	Canada
100%	Willis Canada Inc.	T	Insurance Broker	Canada
100%	Willis Corroon Aerospace of Canada Limited	T	Insurance Broker	Canada
100%	Willis Re Canada Inc.	T	Reinsurance Broker	Canada

SUBSIDIARIES OF WILLIS EUROPE BV				APPENDIX 6A
(Subsidiaries are indented)				(continued)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
WILLIS EUROPE BV
99%	Willis Chile Limitada (1% held by WIH Ltd)	T	Reinsurance Broker	Chile
99%	Willis Corredores de Reaseguro Limitada (1% held by Willis Insurance Services S.A.)			Chile
96%	Willis Insurance Services S.A. (4% held by WIH Limited)	T	Insurance Broker	Chile
80%	Willis Colombia Corredores de Seguros S.A.	T	Insurance Broker	Colombia
80%	Willis Corredores de Reaseguros S.A.	T	Reinsurance Broker	Colombia
40%	J.R.C. Metropolitan Trust Holdings Limited (60% owned by Gras Savoye SA)		Holding Company	Cyprus
99.99%	Gras Savoye Willis Net Trust Insurance Agency Services SA (0.01% held by Willis Kendriki SA)		Insurance Services	Greece
100%	Willis sro	T	Insurance Broker	Czech Republic
100%	Willis A/S	D	Insurance Broker	Denmark
85%	Willis I/S	T	Ins. Broking, Risk Mana-gement & Empl Benefits	Denmark
85%	Willis Forsikringsservice I/S	T	Insurance Administration	Denmark
85%	Willis Finansradgivning I/S	T	Insurance Administration	Denmark
100%	Willis Re Nordic Reinsurance Broking (Denmark) A/S	T	Reinsurance Broker	Denmark
30.35%	GS & Cie Groupe	T	Holding Company	France
50.1%	Willis Gras Savoye Re S.A. (Gras Savoye & Cie owns 49.9%)	T	Reinsurance Broker	France
2.98%	Dream Management 1		Holding Company	France
33.33%	Dream Management 2		Holding Company	France
40%	Gras Savoye Willis S.A. (owned 59% Gras Savoye SA & 1% Herve Leboucher)	T	Insurance Broker	Greece
97.5%	Cargotrust Insurance Brokers Limited (2.5% owned by Willis Kendriki SA)		Insurance Broker	Greece
40%	Willis Kendriki SA (60% owned by Gras Savoye SA)	T	Insurance Broker	Greece
100%	Willis Hong Kong Limited	T	Insurance Broker	Hong Kong
33.33%	ACP Insurance Brokers Limited	T	Insurance Consultant	Hong Kong
100%	Willis Kft	T	Insurance Broker	Hungary
100%	Willis Processing Services (India) Pvt. Ltd	T	Administration	India
26%	Willis India Insurance Brokers Private Limited	T	Insurance Broker	India
80%	PT Willis Indonesia (20% held by PT Ciptalima Persada)	T	Insurance Broker	Indonesia

SUBSIDIARIES OF WILLIS EUROPE BV				APPENDIX 6A
(Subsidiaries are indented)				(continued)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
WILLIS EUROPE BV
100%	Willis Re Southern Europe S.p.A	T	Reinsurance Broker	Italy
100%	Willis Italia S.p.A	T	Insurance Broker	Italy
65%	Consorzio Padova 55	T	Building Mgmt	Italy
100%	Willis Korea Limited	T	Insurance Broker	Korea
49%	Willis (Malaysia) Sdn Bhd	T	Insurance Broker	Malaysia
100%	Willis Agente de Seguros y Fianzas, S.A. de C.V.	T	Insurance Broker	Mexico
100%	Willis Mexico Intermediario de Reaseguro S.A. de C.V.	T	Reinsurance Broker	Mexico
100%	Rontarca-Prima Consultores C.A.	T	Consulting	Venezuela
100%	Willis Nederland B.V.	T	Insurance Broker	Netherlands
100%	Willis Consulting Services Private Limited (1share held by AV Singh)
100%	Willis B.V.	T	Insurance Broker	Netherlands
100%	Willis Global Markets B.V.	T	Insurance Broker	Netherlands
100%	Rontarca Prima Willis, C.A.	T	Insurance Broker	Venezuela
100%	Plan Administrativo Rontarca Salud, C.A.	T	TPA Administrator	Venezuela
100%	Asesorauto 911, C.A.	D	Dormant	Venezuela
100%	C.A. Prima Corretaje de Seguros(C.A.Prima Asesoria Tecnica)	D	Dormant	Venezuela
100%	Scheuer Verzekeringen B.V.	T	Insurance Broker	Netherlands
100%	Willis New Zealand Limited	T	Insurance Broker	New Zealand
100%	Willis AS	T	Insurance Broker	Norway
100%	Willis Forsikringspartner AS	D	Insurance Agent	Norway
100%	Willis Re Nordic Reinsurance Broking (Norway) AS	T	Reinsurance Broker	Norway
100%	Willis Corredores de Seguros SA	T	Insurance Broker	Peru
100%	Willis Corredores de Reaseguros SA	T	Reinsurance Broker	Peru
100%	Willis Polska S.A.	T	Insurance Broker	Poland
100%	Brokerskie Centrum Ubezpieczeniowe AMA SP. Z O.O.	T	Insurance Broker	Poland
100%	Willis (Singapore) Pte Limited	T	Insurance Broker	Singapore
100%	Willis Management (Labuan) Limited	D	Offshore Ins Underwriting	Malaysia
100%	Willis Management (Singapore) Pte Ltd	T	Risk Management	Singapore
100%	Willis Management (HK) Pty Limited	D		Hong Kong

SUBSIDIARIES OF WILLIS EUROPE BV				APPENDIX 6A
(Subsidiaries are indented)				(continued)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
WILLIS EUROPE BV
74%	Willis South Africa (Pty) Limited (Amabubesi Ltd 26%)	T	Insurance Broker	South Africa
23%	Amabubesi Consulting Services	T		South Africa
100%	Willis Re (Pty) Limited	T	Reinsurance Broker	South Africa
100%	Motheo Reinsurance Consultants (Pty) Limited	D	Reinsurance Broker	South Africa
50%	Willis Faber Anclamar S.A.	D		Spain
100%	Bolgey Holding S.A.		Holding Company	Spain
77%	Willis Iberia Correduria de Seguros y Reaseguros SA 13% owned by Gras Savoye & Cie and 10% held by Gras Savoye Eurofinance)	T	Insurance Broker	Spain
100%	Willis Consulting S.L.	T	Consultancy	Spain
99.948%	Willis Corretores de Seguros SA	T	Insurance Broker	Portugal
79%	Claim Management Administrator, S.L. (15% - MA. Mervedano, 3% - J Mattern, 3% - J de Eusebio))		Claim Consultant	Spain
100%	Willis S & C c Correduria de Seguros y Reaseguros SA (Barcelona)		Insurance Broker	Spain
50.005%	CXG Willis Correduria de Seguros S.A. (50% owned by Corporacion Caixa Galicia)		Insurance Broker	Spain
100%	Willis Holding AB	T	Holding Company	Sweden
100%	Willis AB	T	Insurance Broker	Sweden
100%	Willis Management (Stockholm) AB	D	Captive Management	Sweden
100%	Willis OY AB	T	Insurance Broker	Finland
100%	Willis Faber AG	D		Switzerland
100%	Willis (Taiwan) Limited	T	Insurance Broker	Taiwan
25%	Multi Risk Consultants (Thailand) Limited	T	Insurance Broker	Thailand
50%	Johnson & Higgins Willis Faber Holdings, Inc.	D		U.S.A.
100%	Willis Risk Management (Malaysia) Sdn. Bhd.	T	Insurance Broker	Malaysia

OTHER SUBSIDIARIES OF WILLIS FABER LIMITED				APPENDIX 7
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS FABER LIMITED	T
100%	Arbuthnot Insurance Services Limited	D		England & Wales
100%	Carter, Wilkes & Fane (Holding) Limited	T		England & Wales
100%	Carter,Wilkes & Fane Limited	D		England & Wales
100%	C.H. Jeffries (Insurance Brokers) Limited	D		England & Wales
100%	C.H. Jeffries (Holdings) Limited	D	Holding Company	England & Wales
100%	C.H. Jeffries (Risk Management) Limited	D		England & Wales
100%	C.R King & Partners Limited	D		England & Wales
100%	Durant, Wood Limited	D		England & Wales
100%	Friars Street Trustees Limited	D		England & Wales
100%	International Claims Bureau Limited	D		England & Wales
100%	Invest for School Fees Limited	D		England & Wales
100%	Johnson Puddifoot & Last Limited	D		England & Wales
100%	Lloyd Armstrong & Ramsey Limited (strike-off pending)			Ireland
100%	Martin Boag & Co Limited	D		England & Wales
100%	Matthews Wrightson & Co Limited	D		England & Wales
100%	McGuire Insurances Limited	D		Northern Ireland
100%	Mercantile U.K. Limited	D		England & Wales
100%	Opus Holdings Limited	T	Holding Company	England & Wales
100%	Opus Pension Trustees Limited	D		England & Wales
100%	Opus London Market Limited	D		England & Wales
100%	Opus Insurance Services Limited	D		England & Wales
100%	Opus Compliance Services Limited	D		England & Wales
100%	Opus Health and Safety Limited	D		England & Wales
100%	Thirdreel Limited	D		England & Wales
100%	Run-Off 1997 Limited	T		England & Wales
100%	RCCM Limited	D		England & Wales
45%	Barnfield Swift & Keating LLP (55% owned by NIB UK Limited)	T		England & Wales

OTHER SUBSIDIARIES OF WILLIS FABER LIMITED				APPENDIX 7
(Subsidiaries are indented)				(continued)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS FABER LIMITED		Holding Company
100%	Stewart Wrightson International Group Limited	D		England & Wales
100%	Stephenson's Campus (Berwick) Limited	D		England & Wales
100%	Stewart Wrightson (Overseas Holdings) Limited	D		England & Wales
18%	Bradbury Channel Limitada	T	Insurance Broker	Chile
100%	Stewart Wrightson (Regional Offices) Limited	D	Property Services	England & Wales
100%	Stewart Wrightson Group Limited	D		England & Wales
100%	Trinity Processing Services Limited	T		England & Wales
100%	Willis Risk Management Limited	D		England & Wales
100%	Willis Asia Pacific Limited	T		England & Wales
100%	Willis Consulting Limited	T	Risk Mgt Consultants	England & Wales
100%	Willis Capital Markets & Advisory Limited	T		England & Wales
100%	Willis Japan Limited	T	Insurance Broker	England & Wales
100%	Willis Japan Holdings K.K.	T	Holding Company	Japan
100%	Willis Japan Services K.K.	T	Insurance Agency	Japan
100%	Willis Japan Insurance Broker K.K.	T	Insurance Broker	Japan
100%	Willis Consulting K.K.	T	Insurance/Risk/ Employee Benefits	Japan
100%	Willis Corroon Licensing Limited	T	Management Services	England & Wales
100%	Willis Employee Benefits Limited (name change 27/02/2006)	T	Financial Intermediation	England & Wales
100%	Willis Faber & Dumas Limited	D	Property Holding Co	England & Wales
100%	Willis Group Services Limited (see Appendix 8)	T	Service Company	England & Wales
100%	Willis Corroon Financial Planning Limited	T	Financial Planning	England & Wales
100%	Willis Faber UK Group Limited (see Appendix 10)	T	Holding Company	England & Wales
100%	Willis Faber Underwriting Agencies Limited (see Appendix 9)	D		England & Wales
100%	Willis International Limited (see Appendix 6)	T	Holding Company	England & Wales
100%	Willis Limited (see Appendix 4)	T	Insurance Broker	England & Wales
100%	Willis Safety Solutions Limited	D		England & Wales
100%	Willis UK Limited (see Appendix 5)	T		England & Wales
100%	Willis Corporate Director Services Limited	D		England & Wales
100%	Willis ESOP Management Limited	D		Jersey
100%	Willis Structured Financial Solutions Limited	D	Non Trading	England & Wales

SUBSIDIARIES OF WILLIS GROUP SERVICES LIMITED				APPENDIX 8
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS GROUP SERVICES LIMITED	T
100%	Ropepath Limited	D		England & Wales
100%	Sailgold Limited	D		England & Wales
100%	World Insurance Network Inc,	D		U.S.A.
100%	Willis Corroon Nominees Limited	D		England & Wales
100%	Willis Group Medical Trust Limited	D		England & Wales
100%	WCYC (London) Limited	T		England & Wales

SUBSIDIARIES OF WILLIS FABER UNDERWRITING AGENCIES LIMITED				APPENDIX 9
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS FABER UNDERWRITING AGENCIES LIMITED	D
100%	Devonport Underwriting Agency Limited	D		England & Wales
100%	Willis Faber (Underwriting Management) Limited	T	Underwriting Mngmnt	England & Wales
100%	Willis Faber Underwriting Services Limited	D		England & Wales

SUBSIDIARIES OF WILLIS FABER UK GROUP LIMITED				APPENDIX 10
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS FABER UK GROUP LIMITED	T
100%	Willis China Limited	D		England & Wales
100%	Willis Corroon North Limited	D		England & Wales

APPENDIX 12
SUBSIDIARIES OF WILLIS INVESTMENT HOLDING (BERMUDA) LIMITED
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
	WILLIS INVESTMENT HOLDING (BERMUDA) LIMITED	T	Holding Company	Bermuda
100%	Lime Street Insurance PCC Limited (1 share owned by Willis Corroon Nominees Limited)			Malta
100%	Willis (Bermuda) Limited	T	Insurance Broker	Bermuda
100%	Willis Management (Barbados) Limited	T	Captive Management	Barbados
100%	Willis Management (Bermuda) Limited	T	Captive Management	Bermuda
100%	Willis Re Bermuda Limited	T	Reinsurance Broker	Bermuda
100%	Willis Management (Cayman) Limited	T	Captive Management	Cayman Islands
100%	Willis Management (Dublin) Limited	T	Captive Management	Eire
100%	Willis Management (Guernsey) Limited	T	Captive Management	Guernsey
100%	Willis Management (Isle of Man) imited	T	Captive Management	Isle of Man
100%	Willis Administration (Isle of Man) Limited	Dormant	Service Company	Isle of Man
100%	Willis Re Labuan Limited	T	Treaty Reinsurance	Malaysia
100%	Willis Management (Malta) Limited	T	Captive Management	Malta
100%	Willis Services (Malta) Limited			Malta
89%	Willis Re (Mauritius) Limited	T	Reinsurance Broker	Mauritius
100%	Glencairn Bermuda Limited	T	Insurance Broker	Bermuda

SUBSIDIARIES OF HILB ROGAL & HOBBS UK HOLDINGS LIMITED				APPENDIX 12
(Subsidiaries are indented)

%		Trading/	Activity	Country of
Owned	Company Name	Dormant	If Trading	Registration
HILB ROGAL & HOBBS UK HOLDINGS LIMITED
100%	Glencairn Group Limited	T	Holding Company	England & Wales
100%	Glencairn LLC (Russia)		Insurance Broker	Russia
100%	Glencairn Insurance Brokers LLC (Russia) (0.06% owned by Glencairn UK Holdings)
100%	Glencairn UK Holdings Limited	T	Holding Company	England & Wales
100%	Glencairn Limited	T	Insurance/Reinsurance Broker	England & Wales

SCHEDULE 7.02

EXISTING LIENS

1.
Liens on Investments in GS & Cie Groupe S.A.S. granted in connection with the disposition by Willis Group Holdings Public Limited Company and any of its Subsidiaries of all of the Equity Interests or other interests in Gras Savoye & Cie to GS & Cie Groupe S.A.S., or an affiliate thereof, pursuant to that certain Investment and Share Purchase Agreement, dated as of November 18, 2009, by and among Astorg Partners, certain Funds managed by Astorg Partners S.p.A., Soleil S.p.A., Alcee S.p.A., Willis Europe B.V., other sellers identified therein, Maera S.A., Mr. Pierre Simon and PRPHI Srl. and that certain Shareholders’ Agreement with respect to Soleil S.p.A., dated as of November 18, 2009.

2.
Liens on the land and buildings owned by Willis Limited and located at (i) Friars Street, Ipswich IPI, 1TA, United Kingdom and (ii) Franciscan Way, Ipswich, Suffolk, IP1 1TR, United Kingdom in connection with that certain USD 20,000,000 Revolving Facility Agreement, dated as of June 22, 2010 by and among Willis Limited and Lloyds TSB Bank Plc.

SCHEDULE 7.06

SPECIFIED PROPERTIES

Land and buildings at Friars Street, Ipswich IPI 1TA, United Kingdom.

Land and buildings at 285 Queen Street, Broughty Ferry, Dundee, DD5 2HD, United Kingdom.

SCHEDULE 10.02

INFORMATION FOR NOTICES

I.  Borrower:

Trinity Acquisition plc
One World Financial Center
200 Liberty Street, 7th floor
New York, New York 10281
Attention:  Adam G. Ciongoli
Telephone No.:  212-915-8899
Fax No.:  212-519-5407
Email Address: Adam.Ciongoli@willis.com

with a copy to:
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Richard Ginsburg
Telephone No.:  212-310-8084
Fax No.: 212-310-8007
Email Address:  richard.ginsburg@weil.com

II.  Administrative Agent:

Barclays Bank PLC

Credit Contact:
Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

with a copy to:

Post Close Operations/Administrative Contact:
Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569

Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

Wire Instructions:
Bank Name:                                Barclays Bank PLC
Address:                                 70 Hudson Street, Jersey City, NJ 07302
ABA#:                                           026 002 574
Account Name:                                Clad Control Account
Account Number:                                050-019104
Ref:                                Willis Group

III.  Swing Line Lender:

Barclays Bank PLC

Credit Contact:
Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

with a copy to:

Post Close Operations/Administrative Contact:
Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

IV.  L/C Issuers:

Barclays Bank PLC
200 Park Avenue
New York, NY 10166
Attention: Letter of Credit Department / Dawn Townsend
Facsimile: (212) 412-5011
Telephone: (201) 499-2081
Email: xraLetterofCredit@barclayscapital.com

with a copy to:

Credit Contact:
Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

with a copy to:

Post Close Operations/Administrative Contact:
Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

SunTrust Bank
245 Peachtree Center Avenue, 17th Floor
Atlanta, GA 30303-3707
Attention: Standby Letter of Credit Department
Fax No.: 404-588-8129
Telephone No.:  800-951-7847
Email Address:  mary.psaila@suntrust.com

V.  Lenders

As provided in the applicable Lender’s Administrative Questionnaire

EXHIBIT A-1

[FORM OF COMMITTED LOAN BORROWING REQUEST]

COMMITTED LOAN BORROWING REQUEST

Date:  ________, ____

To:	Barclays Bank PLC,
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

cc:        Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

The Borrower hereby requests a:

1.	Select one:

☐   Committed Borrowing

☐   Conversion or continuation of Committed Loans

[2.	Select One:

A-1-1

☐  If such Committed Borrowing consists of Eurocurrency Rate Loans, such Committed Borrowing shall continue to consist of a Eurocurrency Rate Loans having an Interest Period of [__] months.

☐  If such Committed Borrowing consists of Eurocurrency Rate Loans, such Committed Borrowing shall be converted to Base Rate Loans.

☐  If such Committed Borrowing consists of Base Rate Loans, such Committed Borrowing shall be converted to Eurocurrency Rate Loans having an Interest Period of [__] months.]1

[2.	In the aggregate amount of $________.

3.	Comprised of [Base Rate] [Eurodollar Rate] Loans.

[4.	With an Interest Period of ___ months.]2

5.	In the following currency: _________________3]4

[3][6].	On ____________, 201_ (a Business Day).

[4][7].	The Borrower’s account to which funds are to be disbursed is:

Account Number: ___________________

Location:__________________________

[5][8].	The Debt Rating of the Parent on the date hereof is ________.

This Committed Loan Borrowing Request and the Committed Borrowing requested herein comply with Sections 2.01(b), 2.02, [4.01]5 and 4.02 of the Agreement.

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

______________________

1	To be included if “Conversion or Continuation of Committed Loans” is selected.

2	Insert if a Borrowing of Eurocurrency Rate Loans.

3	Available in Dollars, Euro, Sterling and each other currency that is approved in accordance with Section 1.06 of the Agreement

4	To be included if “Term Loan Borrowing” is selected.

5	To be included if submitted on the Closing Date.

A-1-2

EXHIBIT A-2

[FORM OF SWING LINE LOAN BORROWING REQUEST]

SWING LINE LOAN BORROWING REQUEST

Date:  _______, ____

To:	Barclays Bank PLC,
as Swing Line Lender
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

cc:        Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

The Borrower hereby requests a Swing Line Borrowing:

1.           In the amount of $________.

2.           On __________, 201_ (a Business Day).

3.           The Debt Rating of the Parent on the date hereof is ________.

A-2-1

This Swing Line Loan Borrowing Request and the Swing Line Borrowing requested herein comply with Sections 2.04, [4.01]6 and 4.02 of the Agreement.

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

_________________________

6	To be included if submitted on the Closing Date.

A-2-2

EXHIBIT A-3

[FORM OF TERM LOAN BORROWING REQUEST]

TERM LOAN BORROWING REQUEST

Date:  _________, ____

To:	Barclays Bank PLC,
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

cc:        Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

The Borrower hereby requests a:

1.	Select one:

  Term Loan Borrowing

  Conversion or continuation of Term Loans

[2.	Select one:

A-3-1

☐  If such Term Loan Borrowing consists of Eurocurrency Rate Loans, such Term Loan Borrowing shall continue to consist of a Eurocurrency Rate Loans having an Interest Period of [__] months.

☐  If such Term Loan Borrowing consists of Eurocurrency Rate Loans, such Term Loan Borrowing shall be converted to Base Rate Loans.

☐  If such Term Loan Borrowing consists of Base Rate Loans, such Term Loan Borrowing shall be converted to Eurocurrency Rate Loans having an Interest Period of [__] months.]7

[2.           In the aggregate amount of $________.

3.           Comprised of [Base Rate] [Eurodollar Rate] Loans.

4.           With an Interest Period of ___ months.]8]9

[3][5].           On ____________, 201_ (a Business Day).

[4][6].           The Borrower’s account to which funds are to be disbursed is:

Account Number: __________________

Location:_________________________

[5][7].           The Debt Rating of the Parent on the date hereof is ________.

This Term Loan Borrowing Request and the Term Loan Borrowing requested herein comply with Sections 2.01(a), 2.02, [4.01]10 and 4.02 of the Agreement.

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

____________________________

7	To be included if “Conversion or continuation of a Term Loan Borrowing” is selected.

8	Insert if a Borrowing of Eurocurrency Rate Loans.

9	To be included if “Term Loan Borrowing” is selected.

10	To be included if submitted on the Closing Date.

A-3-2

 EXHIBIT B-1

[FORM OF REVOLVING CREDIT NOTE]

REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to __________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Committed Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower, Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto.  The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

B-1-1

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

B-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______

B-1-3

EXHIBIT B-2

[FORM OF TERM LOAN NOTE]

TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower, Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto.  The Borrower promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Loan Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Loan Note.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

B-2-1

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

B-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______

B-2-3

EXHIBIT C

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

Financial Statement Date:_________, 201_

To:           Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 16, 2011 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Barclays Bank PLC, as Administrative Agent.

The undersigned, a Financial Officer of the Parent, hereby certifies as of the date hereof that he/she is the of the Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date.  Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3.           A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default has occurred during such fiscal period, and to the best knowledge of the undersigned, during such fiscal period [no Default or Event of Default has occurred]/[the following Default(s) or Event(s) of Default has/have occurred [or continued] and the following indicates its/their nature and status:]

4.           The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of , .

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By: ________________________________________________

Name: ______________________________________________

Title: _______________________________________________

Schedule 1 to the Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”) ($ in 000’s)

I.           Section 7.08(a) – Consolidated Cash Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal

quarters ending on above date (“Subject Period”):                                                       $_________

B.           Consolidated Cash Interest Expense for Subject Period:                                            $_________

C.           Consolidated Cash Interest Coverage Ratio (Line I.A ÷ Line I.B):                              _______ to 1

Minimum required:  4.00 to 1.00

II.           Section 7.08(b) – Consolidated Leverage Ratio.

A.           Consolidated Funded Indebtedness at Statement Date:                                              $_________

B.           Consolidated EBITDA for Subject Period:                                                                $_________

C.           Consolidated Leverage Ratio (Line II.A ÷ Line II.B):                                                _______ to 1

Maximum permitted:  3.25 to 1.00

Schedule 2 to the Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”) ($ in 000’s)

EBITDA11
(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

EBITDA	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Four Quarter Period Ended _________
Consolidated Net Income
+ consolidated interest expense
+ consolidated income tax expense
+ depreciation and amortization
+ extraordinary losses and nonrecurring charges
+ non-cash charges (including the non-cash portion of pension expense)
+ losses on asset sales outside the ordinary course of business
+ restructuring charges or provisions
+ acquisition related costs12

______________________________

11
Solely for the purpose of determining the Consolidated Leverage Ratio, includes amounts of Acquired EBITDA for any Acquired Entity or Business for such period and excludes Acquired EBITDA for any Sold Entity or Business for such period, in accordance with the Agreement.

+ expenses or charges incurred in connection with any issuance of debt or equity securities
+ deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent13
- extraordinary gains and non-recurring gains
- non-cash gains
- gains on asset sales outside the ordinary course of business
= Consolidated EBITDA

________________________

12             Any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) shall not exceed an aggregate amount with respect to any such acquisition equal to 5% of the aggregate consideration for such acquisition.

13            Such addition subject to the conditions that (A) the amount added to Consolidated Net Income pursuant to this provision for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period, and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent.

EXHIBIT D-1

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.          Assignor:                                      ______________

2.	Assignee:	______________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 03588435

D-1-1

4.	Parent:	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of December 16, 2011 between the Borrower, the Parent, the Lenders party thereto, the Administrative Agent, and the other parties thereto.

6.         Assigned Interest:

Facility	Class	Aggregate Amount of Commitments / Loans for all Lenders	Aggregate Amount of Commitments / Loans held by Assigning Lender	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitment / Loans	CUSIP Number
Revolving Credit Facility	Revolving Credit Commitments / Committed Loans	$	$	$	%
Term Loan Facility	Term Loans	$	$	$	%
Term Loan Facility	New Term Loans	$	$	$	%
Term Loan Facility	Non-Extended Term Loans	$	$	$	%
Term Loan Facility	Extended Term Loans	$	$	$	%

7.           Trade Date: _________________

8.           Effective Date:  ____________, 201_

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

D-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:________________________
Title:

D-1-3

[Consented to and Accepted:

BARCLAYS BANK PLC,
  as Administrative Agent

By:________________________
      Title:]14

[Consented to and Accepted:

BARCLAYS BANK PLC,
  as L/C Issuer

By:_________________________
      Title:

SUNTRUST BANK,
  as L/C Issuer

By:_________________________
      Title:

[ANY ADDITIONAL L/C ISSUER],
  as L/C Issuer

By:_________________________
      Title:

BARCLAYS BANK PLC,
  as Swing Line Lender

By:_________________________
      Title:]15

________________________________

14	To be added only to the extent required under Section 10.06(b).

15	To be added only to the extent required under Section 10.06(b). Consent of L/C Issuers and Swing Line Lender is required only in respect of the Revolving Credit Facility.

16	To be added to the extent required under Section 10.06(b).

D-1-4

[TRINITY ACQUISITION PLC

By:           _____________________
Title:]16

________________________________

16	To be added to the extent required under Section 10.06(b).

D-1-5

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire and (vii) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D-1-6

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           Status of Lender. The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender][a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender].

4.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[5.           UK Tax Confirmation. The Assignee confirms that the person beneficially entitled to interest payable to the Assignee in respect of an advance under the Credit Agreement or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]17

[6.           HMRC DT Treaty Passport scheme. The Assignee confirms (for the benefit of the Administrative Agent and without liability to any Loan Party) that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [____]) and is tax resident in [____], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Borrower that the Borrower must, to the extent that the Assignee becomes a Lender under a Commitment or Loan which is made available to the Borrower pursuant to the Credit Agreement, make an application to HMRC under form DTTP2 within 30 days of the Effective Date.]18

_______________________________

17	Include only if the Assignee is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender.

18	To be included only if the Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

D-1-7

7.           US Tax Confirmation.  The Assignee confirms that it has delivered executed originals of IRS Form W-9 or the applicable IRS Form W-8 (with any required attachments), as required by Section 3.01(e)(iv) of the Credit Agreement.

D-1-8

EXHIBIT D-2

[FORM OF ADMINISTRATIVE QUESTIONNAIRE]

[See Attached]

D-2-1

Administrative Questionnaire

Barclays Capital Administrative Details

Trinity Acquisition PLC
$500 Million Senior Revolving Credit Facility and $300 Million Senior Term Loan

Please fax or email to Maria Sherry at Barclays Capital (917-522-0569 / xrausloanops5@barclayscapital.com).

Borrower: Trinity Acquisition PLC

Lender/Investor: (as name appears on assignment agreement):

An original, executed tax form (W8/W9) must be provided to the agent prior to the Lender/Investor being closed into the transaction. The Lender/Investor must also confirm that it is (circle one of the following): [(A) not a UK Qualifying Lender] [(B) a UK Qualifying Lender (other than a UK Treaty Lender)] [(C) a UK Treaty Lender] (in each case, as such terms are defined in the Credit Agreement).

Operations Closing Contact:
Primary Contact:		Secondary Contact:
Name:	Maria Sherry	Name:	Christine Aharonian (Manager)
Phone:	212-320-6209	Phone:	212-320-9943
Fax:	917-522-0569	Fax:	917-522-0569
Email:	maria.sherry@barcap.com	Email:	christine.aharonian.barcap.com
Operations/Administrative Contacts (for draw downs, repayments, rate setting, etc.):
Primary Contact:		Secondary Contact:
Name:	Maria Sherry	Name:	Christine Aharonian (Manager)
Phone:	212-320-6209	Phone:	212-320-9943
Email:	maria.sherry@barcap.com	Email:	christine.aharonian.barcap.com

Wire Instructions:
Bank Name:	Barclays Bank PLC
ABA #:	026 002 574
Account Name:	Clad Control Account
A/C:	050-019-104
Ref:	Willis Group – Trinity Acquisition
Credit Contact:		Closing and Clear Par Contacts:
Name:	Lisa Minigh	Name:	Anthony Colon
Address:	745 7th Avenue	Address:	1301 6th Avenue
Suite/Floor:	26th Floor	Suite/Floor:	9th Floor
City, State, Zip:	New York, NY 10019	City, State, Zip:	New York, NY 10019
Phone:	212-526-1524	Phone:	212-320-2829
Fax:	212-526-5115	Fax:	646-834-2447
E-mail	lisa.minigh@barcap.com	E-mail:	anthony.colon@barcap.com
Intralinks Contacts:
Name:	Annie Rogosky	Legal Name:
Address:	745 7th Avenue	Address:
Suite/Floor:	26th Floor	Suite/Floor:
City, State, Zip:	New York, NY 10019	City, State, Zip:
Phone:	212-526-1075	Phone:
Fax:	212-526-5115	Fax:
E-mail:	Ltmny@barcap.com	E-mail:
Please forward Amendments, Waivers, Closing Documentation and Compliance to:
Name:	Barclays Bank PLC	Name:	Barclays Bank PLC
Address:	745 7th Avenue	Address:	745 7th Ave
Suite/Floor:	26th Floor	Suite/Floor:	26th Floor
City, State, Zip:	New York, NY 10019	City, State, Zip:	New York, NY 10019
Attn:	Lisa Minigh	Attn:	Patrick Kerner
Phone:	212-526-1524	Phone:	212-526-1447
Fax:	212-526-5115	Fax:	212-526-5115
E-mail:	lisa.minigh@barcap.com	E-mail:	patrick.kerner@barcap.com

Lender Administrative Questionnaire

Please fax or email to Maria Sherry at Barclays Capital (917-522-0569 / xrausloanops5@barclayscapital.com).

Borrower: Trinity Acquisition PLC

Lender/Investor: (as name appears on assignment agreement):

An original, executed tax form (W8/W9) must be provided to the agent prior to the Lender/Investor being closed into the transaction. The Lender/Investor must also confirm that it is (circle one of the following): [(A) not a UK Qualifying Lender] [(B) a UK Qualifying Lender (other than a UK Treaty Lender)] [(C) a UK Treaty Lender] (in each case, as such terms are defined in the Credit Agreement).

Operations/Administrative Contacts (for draw downs, repayments, rate setting, etc.):
Name:	Name:
c/o:	c/o:
Address:	Address:
City, St, Zip:	City, St, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Email:	Email:
Wire Instructions:
Bank Name:
ABA #
BNF Name:
BNF Address:
A/C:
FFC:
Ref:
Credit Contact:	Closing and Clear Par Contacts:
Name:	Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail	E-mail:
Intralinks Contacts:
Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:
Please forward Amendments, Waivers, Closing Documentation and Compliance to:
Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

EXHIBIT E

[FORM OF GUARANTY AGREEMENT]

[See Attached]

E-1

EXHIBIT F

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:  _______, ____

To:	Barclays Bank PLC,
as Administrative Agent
745 Seventh Avenue
New York, NY 10019
Attention: Lisa Minigh / Patrick Kerner
Facsimile: 212-526-5115
Telephone: 212-526-1524 / 212-526-1447
Email:  lisa.minigh@Barcap.com / patrick.kerner@barcap.com

cc:           Barclays Capital Services LLC
1301 Sixth Avenue
New York, NY 10019
Attention:  Maria Sherry
Facsimile:  917-522-0569
Telephone:  212-320-6209
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 16, 2011 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.05 of the Agreement.  The Borrower hereby gives notice of a prepayment of Loans as follows:

1.           Select Facility:

☐  Committed Loans                                           ☐Term Loans

[2.           Select Class of Term Loans:

☐Term Loans                                                      ☐New Term Loans

☐Non-Extended Term Loans                              ☐Extended Term Loans]19

3.           Select Type(s) of Loans:

☐  Base Rate Loans in the aggregate principal amount of $________.

 Eurocurrency Rate Loans with an Interest Period ending ______, 201_ in the aggregate principal amount of $________.

4.           On __________, 201_ (a Business Day).

This Prepayment Notice and prepayment contemplated hereby comply with Section 2.05 of the Agreement.

TRINITY ACQUISITION PLC

By:  ___________________________
Name:
Title:

__________________________

19	To be completed if prepayment is of Term Loan Facility.

F-1

EXHIBIT G

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT

This Joinder Agreement, dated as of __________ __, 201_ (this “Agreement”), by and among [New Lenders] (each a “New Lender” and collectively the “New Lenders”), Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each other lender from time to time party hereto, and Barclays Bank PLC, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December 16, 2011 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among the Borrower, the Parent, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may increase the Revolving Credit Commitments and/or provide New Term Loans by entering into one or more Joinder Agreements with the New Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Lender party hereto hereby agrees to commit to provide its respective New Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each New Lender hereby agrees to make its New Loan Commitment on the following terms and conditions20:

1.	Applicable Rate. The Applicable Rate for each New Loan shall mean, as of any date of determination, [___]% per annum

2.	Principal Payments. The Borrower shall make principal payments on the New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of New Term Loans
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________

3.
Voluntary Prepayments.  Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any voluntary prepayments of the New Term Loans in accordance with Section 2.05 of the Credit Agreement.

4.	Fees. Borrower agrees to pay each New Lender its pro rata share of an aggregate fee equal to [________ __, ____] on [_________ __, ____].

5.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [New Term Loans][and][New Committed Loans] from the New Lenders as follows (the “Proposed Borrowing”):

a.           Increase Effective Date for Proposed Borrowing:  ___________, ____

____________________________

20
Insert completed items 1-6 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.14 of the Credit Agreement.

b.           Amount of Proposed Borrowing:  $___________________

c.           Type:                          ☐    a.  Base Rate Loan(s)
☐ b.  Eurocurrency Rate Loans with an initial Interest
             Period of ____ month(s)

d.           Applicable Maturity Date: ____________________

6.
[New Lenders.  Each New Lender acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans][and][New Committed Loans]] that such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]21

7.
[Status of New Lender.  The New Lender confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender].]22

8.
[UK Tax Confirmation.  The New Lender confirms that the person beneficially entitled to interest payable to the New Lender in respect of an advance under the Credit Agreement or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]23

9.
[HMRC DT Treaty Passport scheme.  The New Lender confirms (for the benefit of the Administrative Agent and without liability to any Loan Party) that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Borrower that the Borrower must, to the extent that the New Lender becomes a Lender under a Commitment or Loan which is made available to the Borrower pursuant to the Credit Agreement, make an application to HMRC under form DTTP2 within 30 days of the Increase Effective Date.]24

______________________________

21	Insert bracketed language if the lending institution is not already a Lender.

22	Insert bracketed language if the lending institution is not already a Lender.

23	Include only if the New Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender.

Agreement, make an application to HMRC under form DTTP2 within 30 days of the Increase Effective Date.]24

10.
US Tax Confirmation.  The New Lender confirms that it has delivered executed originals of IRS Form W-9 or the applicable IRS Form W-8 (with any required attachments), as required by Section 3.01(e)(iv) of the Credit Agreement.

11.
Credit Agreement Governs.  Except as set forth in this Agreement, [New Term Loans][and][New Committed Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

12.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer and Borrower hereby certify that:

i.
The representations and warranties of (i) the Parent and the Borrower contained in Article V (other than the representation and warranty contained in Section 5.04(b)) of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Credit Agreement or any other Loan Document are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it is true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No Default exists as of the date of the Increase Effective Date or would result from the consummation of the Proposed Borrowing contemplated hereby;

iii.	All fees and expenses due to the Administrative Agent and any Lender (other than any Defaulting Lender) under the Credit Agreement and the other Loan Documents have been paid; and

iv.
The [New Term Loans][New Committed Loans][New Loans] rank pari passu in right of payment with all other [Term Loans][Committed Loans][Loans] and no [New Term Loans][New Committed Loans][New Loans] are secured by or receive the benefit of any collateral, credit support or security that does not secure or support the existing [Term Loans][Committed Loans][Loans].

______________________________

24	Insert bracketed language if the New Lender is not already a Lender, holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

13.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.	[Borrower shall make any payments required pursuant to Section 2.14 of the Credit Agreement in connection with the New Loan Commitments;]25

ii.
Borrower shall deliver or cause to be delivered the following legal opinions and documents:  [___________], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement;

iii.
The Officer’s Certificate attached hereto and executed by a Responsible Officer of the Borrower (A) sets forth the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 7.08 of the Credit Agreement as of the date of this Agreement on a pro forma basis and (B) certifies that each of the conditions of Section 4.02 of the Credit Agreement have been met as of the date of the date of this Agreement; and

iv.	The proceeds of the New Loans shall be used for the purposes permitted under Section 6.08 of the Credit Agreement.

14.	Eligible Assignee. By its execution of this Agreement, each New Lender represents and warrants that it is an Eligible Assignee.

15.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

16.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the New Loans made by New Lenders in the Register.

17.
Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

18.
Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

19.
GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS

______________________________

25	Select this provision in the circumstance where the Lender is a New Lender.

PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

20.
Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

______________________________

25	Select this provision in the circumstance where the Lender is a New Lender.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [_____________, ______].

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

TRINITY ACQUISITION PLC

By:
Name:
Title:

Consented to by: BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SCHEDULE A
TO JOINDER AGREEMENT

Name of New Lender	Type of Commitment	Amount
[___________________]	[New Term Loans] [New Committed Loans]	$________________

Total: $_________________

EXHIBIT H-1

December 16, 2011

To the Lenders party to the
Credit Agreement referred to below and
Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York and Delaware corporate counsel to Trinity Acquisition plc, a company organized and existing under the laws of England and Wales and having company number 03588435 (the “Company”), Willis North America Inc., a Delaware corporation (the “US Guarantor”), Willis Group Holdings Public Limited Company, a company organized and existing under the laws of the Republic of Ireland and having company number 475616 (the “Parent”) and the Guarantors listed on Schedule A hereto (together with the Parent, the “Non-US Guarantors”), in connection with the preparation, authorization, execution and delivery of, and the consummation of, the transactions contemplated by, that certain Credit Agreement, dated as of December 16, 2011 (the “Credit Agreement”), among, inter alios, the Company, the Parent, each Lender party thereto and Barclays Bank PLC, as the Administrative Agent.  Capitalized terms defined in the Credit Agreement and used (but not otherwise defined) herein are used herein as so defined.  For the purposes of this opinion, “Opinion Parties” means the Company, the US Guarantor and the Non-US Guarantors.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) (i) the Credit Agreement, (ii) the Guaranty Agreement, (iii) each Note (the documents specified in this clause (a) are collectively referred to as the “Loan Documents”) and (b) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Opinion Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Opinion Parties and upon the representations and warranties of the Opinion Parties contained in the Loan Documents.  We have also assumed (i) the valid existence of the Company and the Non-US Guarantors, (ii) that the Company and each Non-US Guarantor has the requisite corporate power and authority to enter into and perform the Loan Documents to which it is a party and (iii) the due authorization, execution and delivery of the Loan Documents by each party thereto other than the US Guarantor.  As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Credit Agreement and the other Loan

  H-1-1

December 16, 2011

Documents.  We have assumed the validity and enforceability of the Opinion Parties’ obligations under the Loan Documents under the laws of England and Wales, the Republic of Ireland and The Netherlands, as applicable.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The US Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2. The US Guarantor has all requisite corporate power and authority to execute and deliver the Guaranty Agreement and to perform its obligations thereunder.  The execution, delivery and performance by the US Guarantor of the Guaranty Agreement has been duly authorized by all necessary corporate action on the part of the US Guarantor and the US Guarantor has duly and validly executed and delivered the Guaranty Agreement.

3. Each Loan Document constitutes the legal, valid and binding obligation of each Opinion Party that is a party thereto, enforceable against such Opinion Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto and no opinion is expressed with respect to Section 10.06 of the Credit Agreement with respect to rights of set-off.

4. The execution and delivery by the US Guarantor of the Guaranty Agreement and the performance by the US Guarantor of its obligations thereunder will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the US Guarantor.

5. The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by each Opinion Party of its obligations thereunder will not conflict with, constitute a default under or violate (i) in the case of the US Guarantor, any Delaware corporate law, and (ii) in the case of each of the Opinion Parties, any New York or federal law or regulation (other than (a) federal and state securities or blue sky laws or (b) federal, state or local laws and regulations applicable to the regulation of the insurance industry (collectively, the “Insurance Laws”), in each case, as to which we express no opinion).

6. The transactions contemplated by the Loan Documents (a) do not require any consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or federal governmental authority in connection with the execution and delivery by the Opinion Parties of the Loan Documents, the consummation by the Opinion Parties of the transactions contemplated thereby or the performance by the Opinion Parties of their respective obligations thereunder, except for compliance with the applicable requirements of any Insurance Laws or federal and state securities or blue sky laws, in each case, as to which we express no opinion and (b) will not result in the creation or imposition of any Lien on any asset of any Opinion Party pursuant to the terms of  any material indenture, agreement or other material instrument, in each case, of which we have knowledge or are aware.

7. None of the Opinion Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

H-1-2

December 16, 2011

The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware, and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.  Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent; provided, however, that this letter may be relied upon by (a) any assignee who becomes a Lender and (b) any successor Administrative Agent, in each case, in compliance with the provisions of the Credit Agreement.

Very truly yours,

  H-1-3

Schedule A

Guarantors

Willis Netherlands Holdings B.V., a company organized and existing under the laws of The Netherlands.

Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales.

TA I Limited, a company organized and existing under the laws of England and Wales.

Willis Group Limited, a company organized and existing under the laws of England and Wales.

EXHIBIT H-2

Barclays Bank PLC, as Administrative Agent (the “Agent”)
and each of the Lenders to the Credit Agreement
described below as of the date hereof

[●] December 2011

PMY/JUME/661076/12

Dear Sirs

Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the "Company")

We have acted as Irish solicitors to the Company in connection with (i) a credit agreement (the “Credit Agreement”) dated [●] December 2011 entered into between, amongst others, Trinity Acquisition plc, (the “Borrower”), the Company, certain persons party thereto as lenders (collectively, the “Lenders” and individually, a “Lender”), and Barclays Bank PLC, as Administrative Agent, Swing Line Lender and L/C Issuer (the “Agent”) and (ii) a guaranty agreement (the “Guaranty Agreement”) dated [●] December 2011 entered into between the Borrower, the Company, the other Guarantors (as defined therein) and the Agent.

(the Credit Agreement and the Guaranty Agreement are together known as the “Agreements” and each an “Agreement”).

In this opinion, we refer to the Company as the “Irish Obligor”. Unless otherwise stated or the context otherwise requires, terms defined in the Agreements have the same meanings in this opinion.

1	BASIS OF OPINION

1.1	For the purposes of giving this opinion we have examined:

1.1.1	scanned copies sent to us by email in pdf or other electronic format of the Agreements;

1.1.2
a scanned copy sent to us by email in pdf or other electronic format, certified by a deputy secretary of the Irish Obligor as being a true, complete and up-to-date copy, of the certificate of incorporation and memorandum and articles of association of the Irish Obligor;

1.1.3
a scanned copy sent to us by email in pdf or other electronic format, certified by a deputy secretary of the Irish Obligor as being a true and complete copy, of a written resolution of the directors of the Irish Obligor approving the Agreements and authorising a person or persons to execute the same on behalf of the Irish Obligor;

1.1.4
a scanned copy sent to us by email in pdf or other electronic format, certified by a deputy secretary of the Irish Obligor as being a true and complete copy, of a power of attorney duly executed by the Irish Obligor authorising any one of the persons specified therein to execute the Agreements on behalf of the Irish Obligor;

1.1.5
searches (the “Searches”) made on [●] December 2011 at the Companies Registration Office in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against the Irish Obligor; and

1.1.6	such other records and documents as we have considered necessary or desirable.

H-2-1

1.2
We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Irish Obligor or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.3
We express no opinion and make no representation or warranty as to any matter of fact.  Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Irish Obligor in the Agreements nor have we attempted to determine whether any material facts have been omitted therefrom.

1.4
We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion.  We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6
This opinion is delivered in connection with the Agreements and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the Agent on its own behalf and for and on behalf of the Lenders and their legal advisors and it may not be relied upon by any other person, firm or corporation whatsoever, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or other person, nor may its existence or contents be disclosed to any other person, firm or corporation without, in any such case, our written consent.

1.7
This opinion speaks only as of its date. We assume no obligation to update the opinions set forth in this letter at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practices of the Irish Revenue Commissioners which may occur after the date of this opinion.

1.8
In basing the opinions and other matters set forth in this letter on our knowledge, the words “our knowledge” or “known to us”, or other words to that effect, signify that, in the course of our representation of the Irish Obligor in matters with respect to which we have been engaged by the Irish Obligor as solicitors, no information has come to our attention that would give us actual knowledge that any such opinions or other matters are not accurate and complete.  We have not undertaken to communicate the details of the proposed transactions to all members or employees of this firm.  The words “our knowledge” or “known to us” or other words to that effect used herein, are intended to be limited to the current, actual knowledge of those lawyers in our firm who are familiar with the substance of this opinion and with the proposed transactions contemplated by the documents referred to in paragraph 1.1 above.

2	ASSUMPTIONS

For the purposes of giving this opinion we have assumed:

2.1	the genuineness of all signatures and seals;

2.2	the authenticity and completeness of all documents submitted to us as originals;

2.3
the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile transmission and the authenticity of the originals of such documents;

2.4
that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the original of any such document corresponds in all respects with the last draft of the complete document submitted to us;

H-2-2

2.5	that the Agreements have been delivered by the parties thereto and are not subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

2.6
that the copy of the memorandum and articles of association of the Company produced to us is correct and up to date and that the business carried out by the Company is within the principal objects clause of its memorandum of association;

2.7
that the parties to the Agreements other than the Company are not incorporated in Ireland, that the parties are not "consumers" for the purposes of Irish law or the Irish Consumer Protection Code and that the Agreements and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Agreements and/or this opinion (“Ancillary Documents”) are:

2.7.1	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto; and

2.7.2	are not subject to avoidance by any person,

under all applicable laws and in all applicable jurisdictions other than (in the case of the Irish Obligor) the laws of Ireland and the jurisdiction of Ireland;

2.8
all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Agreements (i) have been made, done or obtained, as the case may be (other than in Ireland) and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

2.9
that each Agreement which is governed by the laws of the State of New York is in the proper form under such law and that each Agreement, constitutes legal, valid and binding obligations of the parties thereto enforceable in accordance with its respective terms under the laws of the State of New York;

2.10
that the choice of the law of the State of New York governing law of the Agreements was freely made by the parties thereto for bona fide reasons and not to evade the requirement of the law of any other jurisdiction;

2.11
that, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the "EU Insolvency Regulation"), the Company will have its "centre of main interests" (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Company has its registered office and will not have an "establishment" (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland. In this regard we refer you to our qualification at paragraph 4.32;

2.12
that insofar as the Agreements or any of the Ancillary Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.13
that the written resolution referred to at paragraph 1.1.3 was duly executed by all the directors of the Company and that the resolutions referred to therein were duly adopted, have not been amended or rescinded and are and will remain in full force and effect;

2.14
that the Irish Obligor, the other Guarantors and the Borrower together comprise a “group” for the purposes of Section 35 of the Companies Act 1990 and that any person that subsequently becomes a Borrower or a Guarantor under the Agreements will also be a member of such group;

H-2-3

becomes a Borrower or a Guarantor under the Agreements will also be a member of such group;

2.15
the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time they were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time;

2.16
that the Irish Obligor will derive a commercial benefit from entering into the Agreements and that the Agreements have been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms;

2.17	the absence of fraud and the presence of good faith on the part of all parties to the Agreements and their respective officers, employees, agents and advisers;

2.18
that (a) the Irish Obligor was fully solvent at the time of and immediately after the execution and delivery of the Agreements; (b) the Irish Obligor would not as a consequence of doing any act or thing which the Agreements contemplates, permits or requires the Irish Obligor to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Irish Obligor; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Irish Obligor;

2.19	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion;

2.20	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Agreements or in any way bear upon or are inconsistent with the contents of this opinion;

2.21
that the representations and warranties by all parties (including the Irish Obligor) to the Agreements contained therein are at all times true and correct in all respects (excluding the representations and warranties as to matters of Irish law on which we have specifically and expressly given our opinion);

2.22	that the Guaranty Agreement is not a contract of insurance under New York law; and

2.23
that payments made by the Guarantor to any Lender pursuant to the Guaranty Agreement, which are not capital in nature, would form part of such Lender’s ordinary business revenues from which such Lender would deduct its revenue expenses to arrive at its profits (if any);

2.24
the Agent is a resident of a country with which Ireland has a tax treaty and does not carry on a business in Ireland through a permanent establishment with which the Agreements are effectively connected and the Agent fulfils any conditions of the tax treaty which must be fulfilled for residents of that country to benefit from the article in that treaty dealing with business profits and any amounts paid to the Agent pursuant to the Agreements would be treated as part of its business profits; and

2.25
that the Company has not by virtue of the Agreements given financial assistance (whether directly or indirectly) in connection with the subscription for or purchase of shares in itself or any company which is its holding company (if any).

3	OPINION

Based upon and subject to the foregoing and subject to the qualifications set out in this letter and to any matter not disclosed to us we are of the opinion that so far as the laws of Ireland are concerned:

H-2-4

3.1
the Irish Obligor is a public company duly incorporated with limited liability under the laws of Ireland.  The Irish Obligor is incorporated for an indefinite period as a separate legal entity and is subject to suit in its own name.  Based upon the Searches, no steps have been taken to appoint a receiver or examiner to or to wind up the Irish Obligor;

3.2
the Irish Obligor has full power to enter into the Agreements and to exercise its rights and perform its obligations thereunder and all corporate action required to authorise the execution and delivery of the Agreements and its performance of its obligations thereunder has been duly taken;

3.3
the execution and delivery by the Irish Obligor of the Agreements and its exercise of its rights and performance of its obligations thereunder will not violate (i) any existing law or regulation of Ireland applicable to companies generally or (ii) any provision of its Memorandum or Articles of Association;

3.4
payments by the Irish Obligor to the Lender pursuant to the Guaranty Agreement may be made without deduction for (or on account of) Irish tax, provided the Lender is and will continue to be a person who, by virtue of the law of a relevant territory, is resident in the relevant territory for the purposes of tax and that relevant territory imposes a tax that generally applies to interest receivable in that territory by companies from sources outside that territory and such interest is not paid to that Lender in connection with a trade or business which is carried on in Ireland by that Lender through a branch or agency and, for this purpose, a ‘relevant territory’ means a Member State of the European Communities (other than Ireland) or a territory with which Ireland has entered into a double taxation treaty having an article dealing with interest which has the force of law or a territory with which Ireland has signed such a double taxation treaty which has yet to come into force;

3.5
the indebtedness of the Irish Obligor under the Agreements will rank at least pari passu in point of priority with the claims of its other unsecured creditors, subject to any statutory priorities or contractual subordination of its other creditors and subject to limitations imposed by bankruptcy, reorganisation, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights;

3.6
it is not necessary under the laws of Ireland in order to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements in Ireland that any approval, consent, licence, authorisation or exemption be obtained from any court or governmental or regulatory authority in Ireland or that the Agreements or any particulars of it be filed, registered, recorded, enrolled or notarised with, in or by any such court or authority;

3.7	no stamp duty or similar tax is payable on the execution of the Agreements;

3.8	the choice of the law of the State of New York to govern the Agreements will be upheld as a valid choice of law in any action in the Irish courts;

3.9	the submission to the jurisdiction to the courts of the State of New York by the Irish Obligor contained in the Agreements is valid and binding on the Irish Obligor;

3.10
the waivers of immunity from suit, execution, attachment or other legal process contained in the Agreements are proper and effective waivers under the laws of Ireland and accordingly the Irish Obligor is not entitled to any form of immunity from legal proceedings, jurisdiction or execution of judgments;

3.11
in the event that a judgment for a definite sum of the courts of the State of New York is obtained in relation to the Agreements against the Irish Obligor, the same would be enforced by the Irish courts without retrial or examination of the merits of the case;

3.12	the Agreements are in proper form for its enforcement in the courts of Ireland;

3.13	it is not necessary under the laws of Ireland (a) in order to enable any of the Agent or any of the Lenders to enforce its rights under the Agreements or (b) by reason of the execution of the

H-2-5

Agreements or the performance by any of them of its obligations thereunder, that it should be licensed, qualified or otherwise entitled to carry on business in Ireland save that in the case of a Lender acting through a place of business in Ireland such Lender would be obliged to hold a licence from the Central Bank of Ireland issued under the Central Bank Act 1971 or on appropriate authorisation under the consolidated banking directive; and

3.14
under the laws of Ireland the Agent will not be deemed to be resident or domiciled in Ireland or subject to tax in Ireland by reason only of the execution or performance of the Agreements or production of the Agreements as evidence in any Irish court.

4	QUALIFICATIONS

This opinion is subject to the following qualifications:

4.1	our opinion at paragraph 3.1 above should be read subject to the qualifications that:

(i)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(ii)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters;

4.2	obligations under the agreements will not necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)
enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

(ii)	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract;

(iii)	an Irish court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases;

(iv)	equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the relevant Agreements;

(v)
claims may become barred under the Statute of Limitations of 1957 (as amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised);

(vi)
where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal or contrary to the public policy under the laws of the other jurisdiction; and

(vii)
enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or by the provisions of Irish law applicable to contracts held to have been frustrated by events happening after their execution;

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4.3
where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the court's discretion.

4.4
a determination or a certificate as to any matter provided for in the Agreements may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.5
a particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Agreements have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.6	no opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Agreements.

4.7
no opinion is expressed on any deed of assignment, transfer, accession or similar documents executed after the date of this opinion in relation to any of the rights and obligations contained in the Agreements.

4.8	no opinion is expressed on any deed or agreement envisaged by the Agreements to be entered at a future date or any future action taken by a party under the Agreements.

4.9	we express no opinion as to any obligation which any of the Agreements may purport to establish in favour of any person who is not a party to the Agreements.

4.10	the governing law provisions of the Agreements are unlikely to extend to claims connected with the contract but which are not claims on the contract, such as a claim in tort.

4.11	any provision of any agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to any agreement or any other person may be ineffective.

4.12	to the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

4.13
we express no opinion as to the circumstances in which a party may transfer a contract or any obligation in or under a contract without an agreement by way of novation entered into between  the transferor, the transferee and the other party to the contract.

4.14	where a party to an agreement is a party to that agreement in more than one capacity, that party will not be able to enforce obligations owed by it to itself by reason of the doctrine of merger.

4.15
any provision of the Agreements which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable;

4.16	no opinion is expressed as to whether the courts of Ireland would give effect to any currency indemnity contained in the Agreements;

4.17
an Irish court may refuse to give effect to a purported contractual obligation to pay costs imposed upon a party in respect of the costs of any unsuccessful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;

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4.18
where any party to the Agreements is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

4.19
any provision in the Agreements providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

4.20	any undertaking or indemnity in relation to Irish stamp duties given by any party to the Agreements may be void under the provisions of the Stamp Duties Consolidation Act 1999;

4.21
provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of the Agreements which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion;

4.22	an agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing;

4.23
Our opinion  at paragraph 3.8 above should be read subject to the qualification that Regulation (EC) 593/2008 (Rome I) (“Rome I”) has force of law in Ireland and that therefore the choice of the law of the State of New York as the governing law of the Agreements is subject to the provisions of Rome I.

For example, under Rome I, the courts of Ireland may apply the overriding mandatory provisions of Irish law and the application of a provision of the law of any country specified by Rome I may be refused if such application is manifestly incompatible with the public policy (ordre public) of Ireland. Please note that it is the courts of Ireland which determine on a case by case basis what the public policy of Ireland is. At the date hereof, we are not aware of any circumstances concerning the choice of the law of the State of New York which would give rise to an Irish court holding that such choice violates Irish public policy. In addition, where all other elements relevant to the situation at the time of the choice are located in a country other than the country whose law has been chosen, the choice of the parties shall not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement.

4.24	as regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere;

4.25
our opinion at paragraph 3.11 above should be read subject to the qualification that a judgement of the courts of the State of New York will not be directly enforceable in Ireland but, if the relevant judgement:

(i)	is based on a personal action;

(ii)	is for a debt for a definite sum of money;

(iii)	is final and conclusive;

(iv)	is not impeachable on the grounds of jurisdiction, fraud, public policy or natural or constitutional justice;

(v)	is not inconsistent with a judgement of the courts of Ireland in relation to the same matter; and

(vi)	enforcement proceedings are instituted in Ireland within six years of the date of the judgement;

the plaintiff will be able to obtain summary judgement in a new action in Ireland on the grounds that the defendant has no defence to the claim;

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4.26
whilst in the event of any proceedings being brought in the Irish courts in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of any currency or conversion clause and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all clauses or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up;

4.27
there is a possibility that an Irish court would hold that a judgment on any Agreement, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so.

4.28
pursuant to the EU Insolvency Regulation, main insolvency proceedings (as set out in Annex A to the EU Insolvency Regulation) may only be opened in the territory where the debtor has its centre of main interests (which we have assumed to be in Ireland in respect of the Company). The courts of any other Member State (other than Denmark) may open "territorial insolvency proceedings", (or, after the opening of main insolvency proceedings, secondary insolvency proceedings) in the event that such debtor possesses an establishment in such Member State. The place of a company's centre of main interests and whether it has an establishment outside Ireland, is a matter of fact and we express no opinion on this. To the extent that the Company has its centre of main interests or an establishment outside Ireland, it is possible that main insolvency proceedings, territorial insolvency proceedings or secondary insolvency proceedings may be commenced in a Member State other than Ireland and be subject to the jurisdiction of the courts of such Member State.

4.29
if a party to any Agreement or to any transfer of, or payment in respect of, any Agreement is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or sanctions under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Agreement or in respect of the relevant transfer or payment may be unenforceable or void.

4.30	the effectiveness of terms exculpating any party to the Agreements from a liability or duty otherwise owed are limited by law;

4.31
in the English case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause the document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory. An Irish court is not bound to follow English judgments, and dicta of the English courts do not have persuasive authority in Ireland. Nevertheless, if the signature page to any Agreements signed by the Irish Obligor was taken from a draft version of the relevant Agreement and was attached to the final version of such Agreement after being signed by the Irish Obligor, it is possible that an Irish court might hold that such Agreement was invalidly executed by the Irish Obligor; and

4.32
the guarantees given by the Company in the Agreements are subject to all applicable principles of Irish law which may operate to exonerate, discharge, reduce or extinguish the liabilities of guarantors notwithstanding the express terms of such guarantees. The guarantees contain various provisions intended to prevent the liabilities of the guarantors under the guarantees being exonerated, discharged, reduced or extinguished by reason of the occurrence of events or the conduct or action of any of the parties. The Irish courts construe guarantees strictly and the ability to rely on the protective language in any particular situation will depend on the facts and circumstances applicable to such situation.

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4.33
the Companies (Amendment) Act 1990 prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner.  This prohibition continues, if an examiner is appointed, for so long as the examiner remains appointed (maximum period of 100 days).  Prohibited steps include steps taken to enforce any guarantees or security, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

Yours faithfully

MATHESON ORMSBY PRENTICE

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EXHIBIT H-3

Weil, Gotshal & Manges
110 Fetter Lane London EC4A 1AY +44 20 7903 1000 tel +44 20 7903 0990 fax

16 December 2011

To:	Barclays Bank PLC (“Barclays Bank”), as Administrative Agent under the Credit Agreement (as defined below), and each of the Lenders to the Credit Agreement as of the date hereof

Dear Sirs

1	Introduction

1.1
We have acted as legal advisers to Trinity Acquisition plc (“Trinity”), TA I Limited (“TA I”), Willis Group Limited (“WGL”) and Willis Investment UK Holdings Limited (“Willis Investment” and together with Trinity, TA I and WGL, the “English Companies” and each an “English Company”) on matters of English law in connection with:

1.1.1
a credit agreement dated as of December 16, 2011 between, amongst others, Trinity, as Borrower, Willis Group Holdings Public Limited Company, as Parent, and Barclays Bank, as Administrative Agent (the “Credit Agreement”); and

1.1.2
a guaranty agreement dated as of December 16, 2011 between, amongst others, Trinity, as Borrower, TA I, WGL and Willis Investment, each as Guarantor, and Barclays Bank, as Administrative Agent (the “Guaranty Agreement”)

(together the “Agreements”).

1.2	We have been asked by the English Companies to provide an opinion to you pursuant to Section 4.01(a)(v) (Conditions of Initial Credit Extension) of the Credit Agreement.

1.3	We have agreed to provide this letter to you on the understanding and the conditions set out in this letter. In this matter we have taken instructions solely from the English Companies.

1.4
We have not advised or assisted you on the content of, the negotiation of or the commercial and financial implications of the Agreements or any part or component of them or any other documents referred to in the Agreements whether currently existing or that may be entered into after the date of this letter. In relation to the negotiation of the Agreements and the related transactions, you have been represented by Latham & Watkins.

1.5
You may rely on the opinions stated in this letter, subject to the assumptions, reservations and observations set out below. Without prejudice to the foregoing sentence, nothing in this letter is to be taken as implying that we owe any duty of care to anyone other than the English Companies in relation to the negotiation of the Agreements, and we disclaim any and all liability that may be implied, by the provision of this letter to you, that we owed any duty of care to you to advise you as to the content of, the negotiation of or the commercial and financial implications of the Agreements or any part or component of the Agreements or any

Weil, Gotshal & Manges is a partnership of solicitors, exempt European lawyers and registered foreign lawyers.  A list of the partners is open to inspection at the above address.  Authorised and regulated by the Solicitors Regulation Authority with registration number 192479.
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other documents referred to in the Agreements, whether currently existing or that may be entered into after the date of this letter.

1.6
Notwithstanding the provision of this letter to you, we expressly reserve the right to represent the English Companies in relation to any matters affecting the Agreements or any other document relating to the transactions described in the Agreements at any time in the future.

1.7	In this opinion “Insolvency Act” means the Insolvency Act 1986 (as amended).

2	Documents examined

2.1
In order to give this opinion we have only examined originals or copies (certified or otherwise identified to our satisfaction) of the Agreements, and the documents and certificates listed in the Schedule to this letter (together the “Documents”) and have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

2.2
Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Agreements. In addition, we have not examined any corporate or other records of any of the parties to the Agreements (other than in respect of the English Companies) nor made any enquiries concerning any of the parties to the Agreements (other than in respect of the English Companies) for the purposes of this opinion.

2.3
We carried out an on-line company search through the Companies House Direct service in respect of each of the English Companies at approximately 11:00 a.m. (London time) on 16 December 2011 (the “Company Search”). We confirm that at approximately 11:00 a.m. (London time) on 16 December 2011 we also made a telephone enquiry of the Central Registry of Winding-Up Petitions and requested the clerk to carry out a search of the computer register of winding-up petitions in the London area in relation to each of the English Companies (the “Winding-up Enquiry”). In each case, the clerk confirmed that there were no entries against any of the English Companies at that time. These searches and enquiries do not necessarily reveal the up to date position.

2.4
We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We have made no investigation of and therefore express or

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imply no opinion as to the laws of any other jurisdiction or as to the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2
We express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court or arbitration tribunal (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law in the Agreements. To the extent that the laws of any jurisdiction other than England may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Agreements or any third parties may have on the matters referred to in this letter.

3.4
This opinion is given on the basis that it is governed by and shall be construed in accordance with English law. We do not undertake any responsibility to advise you of any change to this opinion after the date of this letter.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

4.1.3
the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity, accuracy and completeness of those original documents;

4.1.4	that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

4.1.5
that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.6
that the Agreements have been duly authorised, executed and delivered by each of the parties in accordance with all applicable laws (other than, in the case of each of the English Companies, the laws of England) and are not subject to any escrow or other similar arrangement;

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4.1.7
that the entry into, exercise of its rights under, and/or performance of, or compliance with, the Agreements by each party to the Agreements (other than the English Companies) and/or each party’s (other than the English Companies’) performance of and compliance with the terms of the Agreements, do not and will not violate any of the documents constituting such party or the Agreements;

4.1.8
that each party to the Agreements (other than each of the English Companies) is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

4.1.9
the legal and corporate capacity, power and authority of each of the parties to the Agreements (other than each of the English Companies) to execute, deliver, perform and comply with their respective obligations and exercise their rights under the Agreements;

4.1.10
that the Agreements constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that all appropriate filings and registrations in connection with the Agreements have been or will be duly effected in all relevant jurisdictions (other than, in the case of the English Companies, the laws of England) within all applicable time periods;

4.1.11	to the extent that the laws of the State of New York or any other jurisdiction are relevant, there are no provisions of such laws which would affect this opinion;

4.1.12	that the Agreements have been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties to the Agreements;

4.1.13
the absence of mutual mistake of fact, or any arrangement, document, agreement or course of conduct or prior dealing between any of the parties to the Agreements that modifies or supersedes any of the terms of the Agreements or that would result in the inclusion of any additional terms in the Agreements;

4.1.14
that the directors of each of the English Companies in authorising execution of the Agreements have exercised their powers in accordance with their duties under all applicable laws and the articles of association of the English Companies;

4.1.15
that each of the statements contained in the Secretary’s certificate of each of the English Companies dated 16 December 2011 and listed in the Schedule to this letter, are true, accurate and complete at the date of this letter;

4.1.16	that the information revealed by the Company Search was accurate in all respects and that nothing has occurred since those searches to make that information inaccurate in any respect;

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4.1.17	that the information revealed by the Winding-up Enquiry was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

4.1.18
that the meetings of the board of directors of each of the English Companies held on 9 December 2011 were duly convened and held, as evidenced by the minutes; a quorum of directors was present and acting throughout; the resolutions of the board of directors of each of the English Companies referred to in the Schedule to this letter were (or, as the case may be, will be) duly passed and that such resolutions have not been, and will not be, amended or rescinded;

4.1.19
that no party to the Agreements is or was at the time of execution and delivery of the Agreements, or at the time of any transaction of which the Agreements form part is or was, or immediately after execution and delivery of the Agreements will be; or in consequence of execution and delivery of the Agreements has become, insolvent, or deemed to be insolvent under any applicable law and nor has any party to the Agreements entered any winding-up, dissolution, receivership, administrative receivership, administration, voluntary arrangement, insolvency, bankruptcy or other similar proceedings under any applicable law and that no liquidator, receiver, administrative receiver, administrator, supervisor or similar officer has been appointed in respect of any party to the Agreements in any jurisdiction or any of its respective assets and no notice has been given or filed in relation to the appointment of such an officer;

4.1.20	no fraud, coercion, undue influence or duress exists or was exerted which resulted in any party to the Agreements entering into the Agreements;

4.1.21	to the extent that any obligation falls to be performed in a jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

4.1.22	that the choice of law provisions relating to the Agreements were made in good faith and for bona fide purposes;

4.1.23
other than those contained in the Agreements, there is no agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders the relevant information in the Agreements inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

4.1.24
that the English Companies each have and will continue to have, their centres of main interests within the meaning of the EC Regulation on Insolvency Proceedings 2000 Council Regulation (EC) No. 1346/2000 in England and Wales;

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4.1.25
that no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the English Companies which are the subject of those foreign proceedings to be taken in Great Britain; and

4.1.26
that the execution and delivery of the Agreements by the English Companies and the exercise of their rights and the performance of their obligations thereunder will materially benefit each of the English Companies.

5	Opinion

5.1
Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

5.1.1	each of the English Companies is a company duly incorporated under the laws of England and Wales;

5.1.2
the Company Search revealed no order or resolutions to wind-up an English Company and no notice of appointment in respect of an English Company of a liquidator, receiver or administrative receiver at the date and time of the Company Search;

5.1.3	the response to the Winding-up Enquiry indicated that no petition for the winding-up of an English Company had been presented at the date and time of the Winding-up Enquiry;

5.1.4	each of the English Companies has the requisite corporate capacity to enter into the Agreements to which it is a party and to perform its obligations thereunder;

5.1.5
the execution of the Agreements has been duly authorised by all necessary corporate action on the part of each of the English Companies and the Agreements have been duly executed by each English Company that is a party thereto;

5.1.6
the execution of the Agreements does not and will not result in any violation by the English Companies of any term of their articles of association or of any law or regulation having the force of law in England and applicable to English companies generally;

5.1.7
there are no registrations or filings required by any English Company in England, and no consents, approvals, authorisations or orders required by any English Company from any governmental or other regulatory agency in England, in connection with the execution of the Agreements; and

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5.1.8
a final and conclusive judgment properly obtained in a New York State court or U.S. federal court located in the State of New York of competent jurisdiction under the Agreements against any English Company ought to be recognised in England, and given effect in England at common law by an action or counterclaim for the amount due under such judgment, without a substantive re-examination of the merits of such judgment.

6	Qualifications

6.1	The opinions expressed in paragraph 5 above are subject to the following qualifications:

6.1.1
the Company Search and the Winding-up Enquiry are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed;

6.1.2	English courts will not apply the laws of the State of New York if such laws are not pleaded and proved;

6.1.3
enforcement of the Agreements may be limited by bankruptcy, insolvency, liquidation, administration, reorganisation, fraudulent conveyance and the laws of England and/or other jurisdictions and any other laws of general application relating to or affecting the rights of creditors. For example in a winding-up under the Insolvency Act, any agreement or transaction may be released or discharged by an order made under and in the circumstances described in sections 238 and 239 of the Insolvency Act if it represents a “transaction at an undervalue” or a “preference” and the relevant company becomes “insolvent” (as such expressions are used or defined in the Insolvency Act) within six months of the granting of the preference, or within two years of entering into the transaction at an undervalue or the granting of the preference where the person benefiting from it is connected with the relevant company, provided that at the time the relevant company enters into the transaction at an undervalue or gives the preference the company is unable to pay its debts within the meaning of section 123 of the Insolvency Act or becomes unable to pay its debts within such meaning as a consequence of the transaction or preference;

6.1.4
under the applicable rules of procedure, an English court may, at its discretion, order a claimant in an action, being a party who is not ordinarily resident in some part of the United Kingdom, to provide security for costs;

6.1.5
English courts are prepared to give judgments for a monetary amount in foreign currencies if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss, but the judgment may be required to be converted into sterling for enforcement purposes;

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6.1.6	the enforcement of the Agreements will be subject to English public policy principles;

6.1.7
if a party to the Agreements is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Agreements or in respect of the relevant transfer or payment may be unenforceable or void;

6.1.8	we express no opinion as to any provision of the Agreements to the extent it purports to declare or impose a trust in respect of any payments or assets received by any person;

6.1.9
a judgment obtained in any court in the United States of America will not be directly enforceable in England but must be enforced at common law, provided that: (i) the court from which such judgment was obtained was duly invested with jurisdiction under all applicable foreign laws and had jurisdiction under English conflict of laws rules; (ii) it was for a debt or a definite sum of money (not being of a revenue or penal nature); (iii) the matter had not previously been determined by an English court; (iv) the judgment had not been obtained by fraud or in a manner opposed to natural justice; (v) the recognition or enforcement thereof is not contrary to public policy; (vi) the enforcement thereof would involve the enforcement of foreign revenue or penal or other public laws; (vii) the recognition or enforcement thereof is not contrary to the Administration of Justice Act 1920 or the Foreign Judgments (Reciprocal Enforcements) Act 1933 or the Conventions or the Civil Jurisdiction and Judgments Act 1982 (as amended) or the Civil Jurisdiction and Judgments Act 1991, to the extent applicable; (viii) the claim is not barred under the relevant limitation period applicable under English law (or any applicable rules or conflicts of law); (ix) the judgment is not for multiple damages; or (x) the matter in dispute before the court is not the subject of a prior enforceable judgment;

6.1.10
an English court may be obliged to decline jurisdiction or stay proceedings pursuant to the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters of 1968 (as amended), the Brussels Regulation (EC Council Regulation No. 44/2001) the Civil Jurisdiction and Judgments Act 1982 (as amended) and subordinate legislation made thereunder or with the Lugano Convention on Jurisdiction, the Enforcement of Judgments in Civil and Commercial matters of 1988 as applied by virtue of the Civil Jurisdiction and Judgments Act 1991 (as amended) or the EC Regulation on Insolvency Proceedings No. 1346/2000;

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6.1.11
if a party to the Agreements fails to maintain an agent for service of process in England, it may be necessary to initiate the legal proceedings in England by serving the claim outside the jurisdiction and for this purpose the leave of the court (as to which the court has a discretion) may have to be obtained; and

6.1.12
to the extent that the Agreements have been drafted by reference to the law of the State of New York, rather than English law, certain of the terms employed may be unfamiliar to an English court, and their interpretation therefore open to question in matters of detail.

This opinion is given for your sole benefit for the purposes of the transaction described in the Credit Agreement and may not be relied upon by any other person nor quoted or referred to in any public document nor filed with any governmental agency without our prior written consent, and except with our prior written permission, is not to be transmitted or disclosed in whole or in part to or used or relied upon by any other person or relied upon by you for any other purpose; provided, however, that this letter may be relied upon by (a) any assignee who becomes a Lender within six months from the date of this letter and (b) any successor Administrative Agent who becomes a successor Administrative Agent within six months from the date of this letter, in each case, in compliance with the provisions of the Credit Agreement.

Yours faithfully

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SCHEDULE
1
A copy of the Secretary’s certificate given by Alistair Peel (for and on behalf of Willis Corporate Secretarial Services Limited, the Secretary of each of the English Companies) for and on behalf of each of the English Companies respectively and dated 16 December 2011, attaching:

1.1	a copy of the certificate of incorporation of:

1.1.1	Trinity dated 25 June 1998;

1.1.2	TA I dated 25 June 1998;

1.1.3	WGL dated 25 February 1959; and

1.1.4	Willis Investment dated 20 August 2008;

1.2	a copy of the certificate of incorporation on change of name of:

1.2.1	Trinity dated 17 July 1998, 8 December 1999 and 3 April 2009;

1.2.2	TA I dated 17 July 1998; and

1.2.3	WGL dated 1 April 1959, 28 December 1966, 27 October 1976, 6 July 1981, 8 October 1990, 11 October 1991, 10 November 1998 and 1 October 1999;

1.3	a copy of the memorandum and articles of association of each of the English Companies;

1.4
a copy of the minutes of the board of directors of each of the English Companies dated 9 December 2011, approving, amongst other things, the execution of the Agreements to which each English Company is a party;

1.5	a copy of the register of directors and secretaries of each of the English Companies;

1.6	a copy of the incumbency certificate of each of the English Companies;

1.7	a copy of the power of attorney of:

1.7.1
Trinity appointing the individuals specified therein as its true and lawful attorneys to do all things, perform all acts and execute all documents necessary in connection with the Agreements dated 9 December 2011;

1.7.2
TA I appointing the individuals specified therein as its true and lawful attorneys to do all things, perform all acts and execute all documents necessary in connection with the Agreements dated 9 December 2011;

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16 December 2011 Page 11	Weil, Gotshal & Manges

1.7.3
WGL appointing the individuals specified therein as its true and lawful attorneys to do all things, perform all acts and execute all documents necessary in connection with the Agreements dated 9 December 2011; and

1.7.4
Willis Investment appointing the individuals specified therein as its true and lawful attorneys to do all things, perform all acts and execute all documents necessary in connection with the Agreements dated 9 December 2011.

2	A copy of the executed Agreements.

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EXHIBIT H-4
Edwin T.H. Liem
Office: +31 20 551 7514
edwin.liem@bakermckenzie.com
To:
Barclays Bank PLC, as Administrative Agent
For the Lenders
745 Seventh Avenue
New York, NY 10019
United States of America

December 16, 2011

Re:         Willis Netherlands Holdings B.V.

Dear Sirs,

You have requested us to render an opinion on matters of Dutch law in relation to Willis Netherlands Holdings B.V., a company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Hoogoorddreef 60, 1101 BE Amsterdam Zuidoost, The Netherlands, registered with the trade register under number 34367289 (the "Company"), in connection with a Guaranty Agreement dated December 16, 2011 (the "Agreement") by and between Trinity Acquisition plc as Borrower, Willis Group Holdings Public Limited Company as Parent, the Company as Guarantor, the other Guarantors and Barclays Bank PLC as Administrative Agent. Pursuant to the Agreement, the Company will become a Guarantor as defined in the Agreement.

Unless otherwise specified herein, terms as defined in the Agreement have the same meaning in this opinion.

Scope of Opinion

This opinion is given only with respect to Dutch law in force at the date of this opinion letter as applied by the Dutch courts. No opinion is expressed or implied as to the laws of any other jurisdiction.
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39216509-000004/THL/PFL
Documents Examined

For the purposes of rendering this opinion, we have examined copies of the following documents (the "Documents"):

(a)	the Agreement, a copy of which is attached hereto as Schedule 1;

(b)
the resolution in writing by the board of managing directors of the Company, dated December 16, 2011, of which a copy is attached hereto as Schedule 2 (the "Board Resolution"), containing among others a power of attorney granted to Mr. Adriaan Cornelis Konijnendijk, to execute the Agreement and to do all such acts as may be ancillary thereto on behalf of the Company (the "Power of Attorney");

(c)
the resolution in writing by the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company, dated December 16, 2011, of which a copy is attached hereto as Schedule 3 (the "Shareholders Resolution", and jointly with the Board Resolution, the "Resolutions");

(d)	the deed of incorporation of the Company, executed on November 27, 2009 before Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam (the "Incorporation Deed");

(e)	the excerpt dated December 16, 2011 in relation to the registration of the Company at the trade register in Amsterdam (the "Trade Register") under file number 34367289 (the "Excerpt");

(f)	the Shareholders Register of the Company (the "Shareholders' Register").

Assumptions

For the purpose of rendering this opinion we have assumed:

(i)
that (a) the Incorporation Deed is a valid notarial deed (notariële akte) and that the contents thereof are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the Incorporation Deed) on the basis of which a court might dissolve the Company;

(ii)
that the articles of association of the Company as included in the Incorporation Deed (the "Articles") are the articles of association of the Company as in force on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt);

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(iii)	that the information contained in the Excerpt, the Shareholders’ Register and the Resolutions is complete, true and correct as of the date hereof;

(iv)
without independent investigation, the accuracy of the statements made (whether orally or in writing) by the officials of (i) the Trade Register, (ii) the civil registrar (civiele griffie) of the district court (arrondissementsrechtbank) of Amsterdam and (iii) the office of the bankruptcy registrar (faillissementsgriffie) of the district court of Amsterdam;

(v)
the conformity to the originals of all documents submitted to us as copies and the genuineness of all signatures on the original documents, and that the signatures appearing on these documents are the signatures of the persons purporting to have signed such documents;

(vi)	the legal capacity (handelingsbekwaamheid) of all individuals who have signed any of the Agreement and the Resolutions or have given or will give confirmations on which we rely;

(vii)
the due incorporation, valid existence and good standing -where such concept is relevant- and the corporate power and authority of, the due authorization and execution of the Agreement by, each of the parties thereto, other than the Company, under any applicable law and the due delivery of the Agreement under any applicable law in which such concept is relevant;

(viii)
the due compliance with all matters of, and the validity, binding effect and enforceability of the Agreement under any applicable law, other than Dutch law, and in any jurisdiction, other than the Netherlands, in which any obligation under the Agreement is to be performed;

(ix)
that since the Incorporation Deed no deeds of merger (fusie) or demerger (splitsing) to which the Company is party have been executed before a civil law notary; that the Company has not been dissolved (ontbonden) granted a moratorium of payment (surseance van betaling verleend) or declared bankrupt (failliet verklaard). In this respect we inform you that the office of the bankruptcy registrar of the court of Amsterdam has confirmed to us by telephone at the date hereof that on or prior to the date hereof, the Company has not been declared bankrupt and has not been granted a moratorium of payments and that no petition has been presented, nor an order made by a court, for the bankruptcy or moratorium of payments of the Company. Although not constituting conclusive evidence thereof, our assumption is supported by (i) the contents of the Excerpt and (ii) information obtained by telephone today from the office of the bankruptcy registrar of the court of Amsterdam. In connection herewith, we note, however, that it is possible that after our telephone call a petition is made to the office of the bankruptcy registrar of the court of Amsterdam to have the Company

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declared bankrupt or to grant a moratorium of payments. Such bankruptcy or moratorium of payments would have retroactive effect from 00.00 hours of this date. The Trade Register has confirmed to us that on or prior to the date hereof, (a) the Company has not filed a resolution for its voluntary liquidation (vrijwillige liquidatie) and (b) that the Trade Register is not itself taking steps to have the Company dissolved. We have not performed any further investigation in this respect;

(x)	that the Company has not installed a works council (ondernemingsraad) within the meaning of the Dutch Works Council Act (Wet op de ondernemingsraden);

(xi)
that the Agreement constitutes legal, valid, binding and enforceable obligations of all parties thereto, under the applicable laws of New York and /or any other laws to which all parties are subject, other than the Company and under the laws of the Netherlands;

(xii)	that the Resolutions have not been revoked or amended and are in full force and effect without modification as per the date hereof;

(xiii)
that since the Borrower is an indirect, wholly owned subsidiary of the Company, the Company derives a benefit from entering into the Agreement, and that the entering into the Agreement is in the corporate interest of the Company which assumption - although not constituting conclusive evidence - is supported by a statement in the Board Resolution.

We have understood that the Agreement is expressed to be governed by the laws of the State of New York, or in any event by laws other than the laws of the Netherlands. We express no opinion as to the validity of the Agreement under the laws of the State of New York, and any laws (including the laws of the European Union) other than the laws of the Netherlands, in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts, administrative rulings and authoritative literature and no opinion is given that the future or continued performance of any of the Company’s obligations or the consummation of the transactions contemplated by the Agreement will not contravene such laws, application or interpretation. We do not give any opinion on any matters of fact, tax law, anti-trust law, treaties or international law, including without limitation the law of the European Union, unless implemented in Dutch law.

We have further relied on the statements made by the board of managing directors of the Company in the Board Resolution and the statements made by the shareholder of the Company in the Shareholders Resolution and we have assumed without independent investigation, except as indicated otherwise herein, that such statements are correct and true.

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Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the Dutch law and this opinion should be read and understood accordingly. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Dutch law and exclusively be brought before a Dutch court.

We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the Documents reviewed by us for the purpose of rendering this opinion, with the exception of those matters on which we specifically and expressly give our opinion. To the extent that the facts stated in any of the Documents (or orally confirmed) are relevant to the contents of this opinion, we have assumed, that such facts, representations and warranties are correct, save to those matters on which we specifically and expressly give our opinion.

Opinion

Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications listed herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

I.           Corporate Status of the Company

The Company is duly incorporated as a private limited liability company (Besloten Vennootschap met beperkte aansprakelijkheid) and is validly existing and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognized meaning under Netherlands law).

II.           Corporate capacity / Corporate actions

The Company has the necessary corporate capacity to enter into and perform the Agreement to which it is a party, and has taken all necessary corporate actions to authorize the execution, delivery and performance of the Agreement.

III.           Due execution

In accordance with article 19.1 of the Articles, the board of managing directors of the Company shall represent the Company. The authority to represent the Company shall also be vested in a managing director A and a managing director B acting jointly.

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According to the Excerpt the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk, Dennis Beets, Paulus Cornelis Gerhardus van Duuren, Charles William Mooney and Sarah Joan Turvill (jointly the "Board Members").

Since the Board Resolution, which contains the Power of Attorney, is expressed to have been executed by the Board Members, the Power of Attorney has been validly issued on behalf of the Company.

Thus, the execution of the Agreement on behalf of the Company by means of the signature of Mr. Konijnendijk (which is expressed to have taken place in the Netherlands) constitutes a due execution of the Agreement on behalf of the Company.

Under Dutch law the Company is not required to have a company seal that shall be applied on documents in order for those documents to become binding upon the Company.

IV.           Validity

Assuming the obligations on the part of the Company contained in the Agreement are valid and legally binding and enforceable against the Company under the laws of the State of New York that govern the Agreement, such obligations are valid and legally binding and enforceable against the Company in accordance with its terms.

V.           Choice of law

The Dutch courts will recognize and give effect to the choice of the laws of the State of New York to govern the Agreements.

VI.           No filings or consents

No consents, licenses and approvals of any administrative agency or governmental or other body in the Netherlands are required as of the date hereof pursuant to Dutch law in connection with the execution and delivery by the Company of the Agreement and for the performance by the Company of the terms thereof, and for the validity and enforceability thereof.

VII.           Non-conflict or violation

The entry into and performance by the Company of the Agreement does not and will not conflict with any present statute, law or governmental regulation in the Netherlands to which the Company is subject, or violate any provisions of the Articles.

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VIII.           Pari passu

Assuming that the Agreement does not deviate there from and that under the laws of the State of New York, to which the Agreement is expressed to be subject, the same applies in absence of any deviating contractual provisions, the obligations of the Company under the Agreement will rank at least pari passu with all other outstanding unsecured and unsubordinated obligations of the Company, save for any claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

IX.           No license

It is not necessary under the laws of the Netherlands that the Guaranteed Parties (as defined in the Agreement) be licensed, qualified or otherwise entitled to carry on business in the Netherlands in order for the Guaranteed Parties to enforce its rights under the Agreement.

Qualifications

The opinions expressed above are subject to the following qualifications:

(A)
The opinions expressed herein may be affected or limited by (a) the general defenses available to obligors under Dutch law in respect of the validity and enforceability of agreements and (b) the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganisation, moratorium of payment (surseance van betaling) and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

(B)
The rights and obligations of the parties to the Agreement are subject to (a) the principle of reasonableness and fairness (redelijkheid en billijkheid), which under Dutch law, to the extent this would apply, governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions, and (b) the general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of an agreement. In particular, an agreement may be voided by the courts of the Netherlands if it was made through undue influence (misbruik van omstandigheden), fraud (bedrog), threat (bedreiging) or error (dwaling) of any of the parties to such agreement.

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(C)	The enforcement in Dutch courts is subject to Dutch procedural law. When applying the law of any jurisdiction (including the Netherlands), the courts in the Netherlands may:
-
give effect to mandatory rules of the law of another jurisdiction with which the situation has a close connection, if and to the extent that, under the laws of the latter jurisdiction, those rules must be applied irrespective of the chosen law;

-	apply the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the Agreement; and
-	refuse to apply the law of any jurisdiction if such application is manifestly incompatible with the principles of good morals (goede zeden) or public policy (openbare orde) of the Netherlands.

(D)
Under the Dutch rules of corporate benefit, financial assistance and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by the Company may be contested. In particular:

-
The validity of a transaction may under Dutch law furthermore be affected by the ultra vires (doeloverschrijding) provisions of article 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realize the objects of such entity and the other parties to such transaction knew, or may not have been unaware, that such objects and purposes have been exceeded. It is important to take into account (a) the text of the objects clause in the articles of association of the entity, and (b) whether the entity derives certain commercial benefit from the transaction;

-
it is prohibited for the Company and any of its Dutch and foreign subsidiaries to give guarantees or security or to act as joint and several debtor or to make loans (unless in case of a private company with limited liability the loans do not exceed the amount of the freely distributable reserves of the company and the making of loans is permitted under its articles of association) for the purpose of the subscription or other acquisition by third parties of shares in the Company or of depository receipts issued in exchange for these shares; and;

-
if a legal act performed by the Company is prejudicial to the interests of its creditors, the validity of such legal act may in certain circumstances be contested by such creditors or the public receiver in the bankruptcy of the Company.

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(E)	In order to obtain a judgment which is enforceable against the Company in the Netherlands, a claim should be brought against the Company before the competent courts of the Netherlands.
In the absence of an applicable convention between the United States of America and the Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a court in the United States of America against the Company will not be recognized and enforced by the courts of the Netherlands.
The final judgment against the Company obtained in a New York court may be submitted to the courts of the Netherlands and may be considered by the court as evidence on how New York law should be applied in the relevant situation. The courts of the Netherlands are, however, not obliged to follow such final judgment.

(F)
The Excerpt may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the taking of a corporate action and the filing of the necessary documentation at the Trade Register and a further delay between such filing and an entry appearing on the file of the Company at the Trade Register.

(G)
It should be noted in connection with the opinion under II. that under Dutch law there is no concept of the delivery of documents which determines the validity and/or binding effect of executed documents.

(H)
It should be noted in connection with the opinion under VI. that natural persons and legal entities residing or established in the Netherlands can be designated by the Dutch Central Bank (De Nederlandsche Bank N.V. ("DNB")) to report financial information to DNB in accordance with the provisions of the Balance of Payment Reporting Instructions 2003 (Rapportagevoorschriften betalingsbalansrapportages 2003) issued by DNB pursuant to article 7 of the External Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994). Such reporting obligations do not affect the validity of the payments made under the Agreement.

This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.

This opinion is addressed to you and may only be relied upon by you and may not be relied upon by, be filed with or be transmitted to any other person, firm, company, institution or entity without our prior written consent.

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This opinion is solely rendered by Baker & McKenzie Amsterdam N.V., and Baker & McKenzie Amsterdam N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

Yours sincerely,

Baker & McKenzie Amsterdam N.V.

_____________________
Edwin T.H. Liem
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